Published Customer CUSIP Number: 86184GAA9
Revolving Credit Facility CUSIP Number: 86184GAB7
$275,000,000 REVOLVING CREDIT FACILITY
FIFTH AMENDED AND RESTATED CREDIT AGREEMENT
by and among
STONERIDGE, INC.,
STONERIDGE ELECTRONICS, INC.
STONERIDGE CONTROL DEVICES, INC. and
STONERIDGE B.V.,
as Borrowers,
THE GUARANTORS PARTY HERETO,
THE LENDERS PARTY HERETO,
PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

PNC CAPITAL MARKETS LLC, BOFA SECURITIES, INC. and JPMORGAN CHASE BANK, N.A.,
as Joint Lead Arrangers,

BOFA SECURITIES, INC. and JPMORGAN CHASE BANK, N.A.,
as Co-Syndication Agents,

U.S. BANK NATIONAL ASSOCIATION,
as Documentation Agent
and
PNC CAPITAL MARKETS LLC, BOFA SECURITIES, INC. and JPMORGAN CHASE BANK, N.A.,
as Joint Bookrunners
Dated as of November 2, 2023

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TABLE OF CONTENTS
    Page

1. CERTAIN DEFINITIONS	2

1.1 Certain Definitions	2
1.2 Construction	52
1.3 Accounting Principles; Changes in GAAP	52
1.4 Currency Calculations	53
1.5 Pro Forma Calculations	53
1.6 Limited Condition Transactions	53
1.7 Same Indebtedness; Other References	54
1.8 Benchmark Replacement Notification	55
1.9 Dutch Terms	55
1.10 Divisions	56
1.11 Orlaco, Inc. No Longer a Domestic Loan Party	56

2. REVOLVING CREDIT AND SWING LOAN FACILITIES	56

2.1 Revolving Credit Commitments	56

2.1.1. Revolving Credit Loans; Optional Currency Loans	56
2.1.2. Swing Loan Commitment	57
2.1.3. Certain Limitations	57
2.1.4. Reallocation	57

2.2 Nature of Lenders’ Obligations with Respect to Revolving Credit Loans	57
2.3 Commitment Fees	58
2.4 Termination or Reduction of Revolving Credit Commitments	58
2.5 Revolving Credit Loan Requests; Swing Loan Requests	58

2.5.1. Revolving Credit Loan Requests	58
2.5.2. Swing Loan Requests	59

2.6 Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans	59

2.6.1. Making Revolving Credit Loans	60
2.6.2. Presumptions by the Administrative Agent	60
2.6.3. Making Swing Loans	60
2.6.4. Repayment of Revolving Credit Loans	61
2.6.5. Borrowings to Repay Swing Loans	61
2.6.6. Swing Loans Under Cash Management Agreements	61

2.7 Notes	62
2.8 Use of Proceeds	62
2.9 Letter of Credit Subfacility	62

2.9.1. Issuance of Letters of Credit	62
2.9.2. Letter of Credit Fees	64
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2.9.3. Disbursements, Reimbursement	64
2.9.4. Repayment of Participation Advances.	65
2.9.5. Documentation	66
2.9.6. Determinations to Honor Drawing Requests	66
2.9.7. Nature of Participation and Reimbursement Obligations	66
2.9.8. Indemnity	68
2.9.9. Liability for Acts and Omissions	68
2.9.10. Issuing Lender Reporting Requirements	69

2.10 Defaulting Lenders	69
2.11 Utilization of Commitments in Optional Currencies	72

2.11.1. Periodic Computations of Dollar Equivalent Amounts of Revolving Credit Loans that are Optional Currency Loans and Letters of Credit Outstanding; Repayment in Same Currency	72
2.11.2. Notices From Lenders That Optional Currencies Are Unavailable to Fund New Loans	72
2.11.3. Notices From Lenders That Optional Currencies Are Unavailable to Fund Renewals of the Term Rate Option	72
2.11.4. European Monetary Union.	73

2.12 Incremental Commitments, Increasing Lenders and New Lenders	74

2.12.2. New Loans; Treatment of Outstanding Letters of Credit.	77

3. RESERVED	77

4. INTEREST RATES	77

4.1 Interest Rate Options	77

4.1.1. Revolving Credit Interest Rate Options; Swing Line Interest Rate	78
4.1.2. [Reserved].	78
4.1.3. Rate Quotations	78

4.2 Interest Periods	78

4.2.1. Amount of Borrowing Tranche	79
4.2.2. Renewals	79

4.3 Interest After Default	79

4.3.1. Letter of Credit Fees, Interest Rate	79
4.3.2. Other Obligations	79
4.3.3. Acknowledgment	79

4.4 Rate Unascertainable; Increased Costs; Deposits Not Available	79

4.4.1. Unascertainable	79
4.4.2. Illegality; Increased Costs; Deposits Not Available	80
4.4.3. Administrative Agent’s and Lender’s Rights	80
4.4.4. Benchmark Replacement Setting	81

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9.2 Consequences of Event of Default	122

9.2.1. Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings	122
9.2.2. Bankruptcy, Insolvency or Reorganization Proceedings	122
9.2.3. Set-off	123
9.2.4. Application of Proceeds	123

10. THE ADMINISTRATIVE AGENT	125

10.1 Appointment and Authority	125
10.2 Rights as a Lender	126
10.3 Exculpatory Provisions	126
10.4 Reliance by Administrative Agent	127
10.5 Delegation of Duties	127
10.6 Resignation	127
10.7 Non-Reliance on Administrative Agent and Other Lenders	129
10.8 No Other Duties, etc	129
10.9 Administrative Agent’s Fee	129
10.10 Collateral and Guaranty Matters	129
10.11 No Reliance on Administrative Agent’s Customer Identification Program	130
10.12 Administrative Agent May File Proofs of Claim	130
10.13 Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges, Lender Provided Commodity Hedges and Other Lender Provided Financial Service Products	131

11. MISCELLANEOUS	131

11.1 Modifications, Amendments or Waivers	131

11.1.1. Increase of Commitment	132
11.1.2. Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment	132
11.1.3. Release of Borrower; Release of Collateral or Guarantor; Subordination	132
11.1.4. Miscellaneous	132

11.2 No Implied Waivers; Cumulative Remedies	133

11.3 Expenses; Indemnity; Damage Waiver	134

11.3.1. Costs and Expenses	134
11.3.2. Indemnification by the Borrowers	134
11.3.3. Reimbursement by Lenders	135
11.3.4. Waiver of Consequential Damages, Etc.	135
11.3.5. Payments; Survival	136

11.4 Holidays	136
11.5 Notices; Effectiveness; Electronic Communication	136

11.5.1. Notices Generally	136

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LIST OF SCHEDULES AND EXHIBITS

SCHEDULES
SCHEDULE 1.1(A)	-	PRICING GRID
SCHEDULE 1.1(B)	-	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(D)	-	GUARANTORS
SCHEDULE 1.1(L)	-	EXISTING LETTERS OF CREDIT
SCHEDULE 6.1.1	-	QUALIFICATIONS TO DO BUSINESS
SCHEDULE 6.1.2	-	SUBSIDIARIES
SCHEDULE 8.1.3	-	INSURANCE REQUIREMENTS RELATING TO COLLATERAL
SCHEDULE 8.1.15	-	POST-CLOSING REQUIREMENTS
SCHEDULE 8.2.1	-	EXISTING INDEBTEDNESS
SCHEDULE 8.2.2	-	EXISTING LIENS
SCHEDULE 8.2.4	-	EXISTING INVESTMENTS
SCHEDULE 8.2.19	-	EXISTING RESTRICTIVE AGREEMENTS
EXHIBITS
EXHIBIT 1.1(A)	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(B)	-	CERTIFICATE OF BENEFICIAL OWNERSHIP
EXHIBIT 1.1(G)(1)	-	GUARANTOR JOINDER
EXHIBIT 1.1(G)(2)	-	GUARANTY AGREEMENT
EXHIBIT 1.1(I)(2)	-	INTERCOMPANY SUBORDINATION AGREEMENT
EXHIBIT 1.1(N)(1)	-	REVOLVING CREDIT NOTE
EXHIBIT 1.1(N)(2)	-	SWING LOAN NOTE
EXHIBIT 1.1(P)(1)	-	AMENDED AND RESTATED PATENT SECURITY AGREEMENT
EXHIBIT 1.1(P)(2)	-	AMENDED AND RESTATED TRADEMARK SECURITY AGREEMENT
EXHIBIT 1.1(P)(3)	-	FORM OF PERMITTED ACQUISITION CERTIFICATE
EXHIBIT 1.1(S)	-	PLEDGE AND SECURITY AGREEMENT
EXHIBIT 2.5.1	-	LOAN REQUEST
EXHIBIT 2.5.2	-	SWING LOAN REQUEST
EXHIBIT 5.9.7(A)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

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EXHIBIT 5.9.7(B)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 5.9.7(C)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 5.9.7(D)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 8.3.3	-	QUARTERLY COMPLIANCE CERTIFICATE
x
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FIFTH AMENDED AND RESTATED CREDIT AGREEMENT
THIS FIFTH AMENDED AND RESTATED CREDIT AGREEMENT (as hereafter amended, this “Agreement”) is dated as of November 2, 2023 and is made by and among:
(1)STONERIDGE, INC., an Ohio corporation, STONERIDGE ELECTRONICS, INC., a Texas corporation, STONERIDGE CONTROL DEVICES, INC., a Massachusetts corporation, and STONERIDGE B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under the laws of the Netherlands, registered with the Dutch Chamber of Commerce under file number 67928471 (each individually, a “Borrower” and, collectively, the “Borrowers”),
(2)each of the GUARANTORS (as hereinafter defined),
(3)the LENDERS (as hereinafter defined),
(4)    PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders under this Agreement (hereinafter referred to in such capacity as the “Administrative Agent”), and
(5)PNC BANK, NATIONAL ASSOCIATION, in its capacity as Issuing Lender (as hereinafter defined); and PNC BANK, NATIONAL ASSOCIATION, in its capacity as Swing Loan Lender (as hereinafter defined).
The Borrowers, the Administrative Agent, the Issuing Lender and the financial institutions party thereto as lenders (the “Existing Lenders”) are parties to that certain Fourth Amended and Restated Credit and Security Agreement, dated as of June 5, 2019 (the “Original Closing Date”), as amended prior to the date hereof (the “Existing Credit Agreement”).
Pursuant and subject to the Existing Credit Agreement, the Existing Lenders agreed to advance to the Borrowers revolving credit loans in an aggregate principal amount not to exceed $300,000,000 (collectively, as their respective outstanding principal balances exist immediately prior to the effectiveness of this Agreement, the “Existing Revolving Loans”) and the Issuing Lender agreed to issue letters of credit (collectively, as their respective issued and undrawn amounts exist immediately prior to the effectiveness of this Agreement, the “Existing Letters of Credit”). A list of the Existing Letters of Credit is set forth on Schedule 1.1(L) hereto).
The Borrowers have requested that the Existing Credit Agreement be amended and restated in its entirety as herein provided and have requested that certain additional financial institutions join in this Agreement as a Lender (each, a “Joining Lender”) on such amended and restated terms and conditions.
Subject to the satisfaction of the terms and conditions set forth in this Agreement, (i) the Borrowers, the Guarantors, the Administrative Agent, the Existing Lenders party hereto, the Issuing Lender, and the Swing Loan Lender hereby agree that the Existing Credit Agreement shall be amended and restated as provided herein, (ii) the Joining Lenders hereby join in this Agreement and such amended and restated terms and conditions and (iii) the Existing Lenders party hereto and the Joining Lenders have agreed to assume and re-allocate their respective Revolving Credit Commitments (and related risk participations in Letters of Credit and Swing Loans) as hereinafter provided. In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:
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1.CERTAIN DEFINITIONS
1.1Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:
“Acquisition” shall mean any transaction, or any series of related transactions, by which any Loan Party or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any Person or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires at least a majority of the Equity Interests in a Person.
“Adjusted Daily RFR Rate” shall mean the applicable Daily Simple RFR plus the Daily RFR Adjustment; provided that, if the Adjusted Daily RFR would be less than the Floor, then the Adjusted Daily RFR shall be deemed to be the Floor.
“Adjusted Term SOFR Rate” shall mean the Term SOFR Rate plus the SOFR Adjustment; provided that, if the Adjusted Term SOFR Rate would be less than the Floor, then the Adjusted Term SOFR Rate shall be deemed to be the Floor.
“Administrative Agent” shall mean PNC Bank, National Association, and its successors and assigns, in its capacity as administrative agent hereunder.
“Administrative Agent’s Fee” shall have the meaning specified in Section 10.9 [Administrative Agent’s Fee].
“Administrative Agent’s Letter” shall have the meaning specified in Section 10.9 [Administrative Agent’s Fee].
“Administrative Questionnaire” shall mean an administrative questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” shall mean, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Anti-Corruption Laws” shall mean means the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any other similar anti-corruption laws or regulations applicable in any jurisdiction in which a Borrower or any of its Subsidiaries conduct business.
“Anti-Terrorism Laws” shall mean any Law in force or hereinafter enacted related to counter-terrorism financing, money laundering or Sanctioned Persons, including Executive Order No. 13224, the USA Patriot Act, the International Emergency Economic Powers Act, 50 U.S.C. 1701, et. seq., the Trading with the Enemy Act, 50 U.S.C. App. 1, et. seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339B and any regulations or directives promulgated under these provisions.
“Applicable Commitment Fee Rate” shall mean the percentage rate per annum based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Commitment Fee.”
“Applicable Letter of Credit Fee Rate” shall mean the percentage rate per annum based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Letter of Credit Fee.”

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“Applicable Margin” shall mean, as applicable:
(i)the percentage spread to be added to the Base Rate applicable to Revolving Credit Loans under the Base Rate Option based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit Base Rate Spread”, or
(ii)the percentage spread to be added to the Term SOFR Rate applicable to Revolving Credit Loans under the Term Rate Option based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit Term Rate Spread”.
(iii)the percentage spread to be added to the Daily Simple RFR applicable to Revolving Credit Loans or to Daily Simple SOFR applicable to Swing Loans under the Daily Rate Option based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit Daily Rate Spread”.
“Approved Fund” shall mean any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” shall mean PNC Capital Markets LLC, BofA Securities, Inc, and JPMorgan Chase Bank, N.A., each in its capacity as a joint lead arranger.
“Assignment and Assumption Agreement” shall mean an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 11.8 [Successors and Assigns], in substantially the form of Exhibit 1.1(A).
“Authorized Officer” shall mean, with respect to any Loan Party, the Chief Executive Officer, President, Chief Financial Officer, Treasurer, Assistant Treasurer or similarly empowered position of such Loan Party, any manager or the members (as applicable) in the case of any Loan Party which is a limited liability company, with respect to the Foreign Borrower a managing director (bestuurder) or any other person who is similarly authorized to represent the Foreign Borrower, or in each case such other individuals, designated by written notice to the Administrative Agent from the Borrowers, authorized to execute notices, reports and other documents on behalf of such Loan Party required hereunder. The Borrowers may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.
“Available Amount Basket” shall mean, at any time, an amount equal to, without duplication, the sum of (to the extent not otherwise applied):
(i)$20,000,000, plus
(ii)the aggregate proceeds received in cash and Cash Equivalents received by the Parent from any Person (other than a Subsidiary of the Parent) since the Closing Date as a contribution to its common equity capital, plus
(iii)an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by (x) the Parent or any Subsidiary in respect of Investments made pursuant to Section 8.2.4(xii) [Loans and Investments] or (y) the Parent or any Domestic Subsidiary in respect of any Investment in a Foreign Subsidiary, plus
(iv)solely for purposes of making Investments using the Available Amount Basket:

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(A)50% of the cumulative Consolidated Net Income (which amount shall not be zero) of the Parent and its Subsidiaries earned during the period beginning on the first day of the fiscal quarter during which the Closing Date occurs and through the end of the most recent fiscal quarter for which financial statements have been furnished to the Administrative Agent and the Lenders pursuant to Section 8.3.1 [Quarterly Financial Statements] or Section 8.3.2 [Annual Financial Statements], plus
(B)the aggregate proceeds received in cash and Cash Equivalents received by the Parent from any Person (other than a Subsidiary of the Parent) since the Closing Date from the issuance and sale of Qualified Equity Interests of the Parent or from the issuance of Indebtedness of the Parent subsequent to the Closing Date that has been converted into or exchanged for Qualified Equity Interests of the Parent, minus
(v)any amounts thereof used to make Investments pursuant to Section 8.2.4(xii) [Loans and Investments], minus
(vi)the cumulative amount of Restricted Payments made pursuant to Section 8.2.5(x)[Dividends and Related Distributions].
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Currency, as applicable, if such Benchmark for such Currency is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (iv) of Section 4.4.4.
“Bail-In Action” shall mean the exercise of any Write-down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Base Rate” shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (i) Overnight Bank Funding Rate, plus fifty basis points (0.5%), (ii) the Prime Rate, and (iii)  Daily Simple SOFR, plus 100 basis points (1.00%), so long as Daily Simple SOFR is offered, ascertainable and not unlawful. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.
“Base Rate Option” shall mean the option of the Borrowers to have Loans bear interest at the rate and under the terms set forth in Section 4.1.1(i) [Revolving Credit Base Rate Options].
“Benchmark” means, initially, with respect to Obligations, interest, fees, commissions, or other amounts denominated in, or calculated with respect to, (a) Dollars,

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SOFR and the Term SOFR Reference Rate, (b) Euros, or British Pounds, the Daily Simple RFR applicable for such Currency, or (c) Swedish Krona, the Eurocurrency Rate applicable for such Currency; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.4.4.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first applicable alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)Where the Benchmark is Term SOFR, the sum of: (A) Daily Simple SOFR and (B) the SOFR Adjustment; and
(2)the sum of (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for syndicated credit facilities denominated in the applicable Currency at such time and (B) the related Benchmark Replacement Adjustment;
provided, that if the Benchmark Replacement as determined pursuant to clause (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; and provided further, that any Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.
    “Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement , the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower, giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency at such time.
“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark for any Currency:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof); or
(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;

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For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
    “Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark for any Currency:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by an Official Body having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, the central bank for the Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or an Official Body having jurisdiction over the Administrative Agent announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for any Currency for all purposes hereunder and under any Loan Document in accordance with Section 4.4.4 titled “Benchmark Replacement Setting” and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for such Currency for all purposes hereunder and under any Loan Document in accordance with Section 4.4.4 titled “Benchmark Replacement Setting.”

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“Beneficial Owner” means, for each Borrower, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of such Borrower’s equity interests; and (b) a single individual with significant responsibility to control, manage, or direct such Borrower.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Borrower” and “Borrowers” shall have the meaning specified in the introductory paragraph. A Borrower is either a Domestic Borrower or a Foreign Borrower.
“Borrower Equity Interests” shall have the meaning specified in Section 6.1.2 [Subsidiaries and Owners; Investment Companies].
“Borrowing Date” shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.
“Borrowing Tranche” shall mean specified portions of Loans outstanding as follows: (i) any Loans to which a Term Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by a Borrower and which have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.
“British Pound” shall refer to the lawful currency of the United Kingdom.
“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed, or are in fact closed, for business in Pittsburgh, Pennsylvania (or, if otherwise, the Lending Office of the Administrative Agent); provided that for purposes of any direct or indirect calculation or determination of, or when used in connection with any interest rate settings, fundings, disbursements, settlements, payments, or other dealings with respect to any (i) Term SOFR Rate Loan, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day; (ii) Eurocurrency Rate Loan, the term “Business Day” means any such day that is also a Eurocurrency Banking Day; and (iii) Daily RFR Loan, the term “Business Day” means any such day that is also a Daily RFR Business Day.
“Capital Lease” shall mean, subject to Section 1.3 [Accounting Principles; Changes in GAAP] as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a Capital Lease on the balance sheet of that Person.
“Capital Lease Obligations” shall mean, subject to Section 1.3 [Accounting Principles; Changes in GAAP], all obligations under Capital Leases of the Parent and its Subsidiaries, without duplication, in each case taken at the amount thereof accounted for as liabilities identified as “capital lease obligations” (or any similar words) on a consolidated balance sheet of the Parent and its Subsidiaries prepared in accordance with GAAP.
“Cash Collateralize” shall mean, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lenders or the Lenders, as collateral for Letter of Credit Obligations or obligations of Lenders to fund participations in respect of Letter of Credit Obligations, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” shall mean:

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(i)direct obligations of the United States of America, Canada, the United Kingdom, France, Germany, the Netherlands or Sweden or, in each case, or any agency or instrumentality thereof or obligations backed by the full faith and credit of such country or such member state maturing in two years or less from the date of acquisition;
(ii)demand deposits, time deposits, eurodollar time deposits, overnight bank deposits, bankers’ acceptances or certificates of deposit maturing within one year and issued by (x) any Lender or Affiliate thereof or (y) any bank or trust company (i) whose commercial paper is rated at least A-1, A or the equivalent or better by Standard & Poor’s Financial Services LLC or (ii) (in the event that the bank or trust company does not have commercial papers which is rated) having combined capital and surplus in excess of $100 million, in each case on the date of acquisition;
(iii)repurchase obligations with a term of not more than thirty (30) days for underlying investments of the types described in clauses (i) and (ii) entered into with any financial institution meeting the qualifications specified in clause (ii);
(iv)commercial paper maturing in one year or less rated not lower than A-1, by Standard & Poor’s Financial Services LLC or P-1 by Moody’s Investors Service, Inc. on the date of acquisition;
(v)money market or mutual funds whose investments are limited to those types of investments described in clauses (i)-(iv) above;
(vi)solely with respect to any Subsidiary that is a Foreign Subsidiary, investments of comparable tenor and credit quality to those described in the foregoing clauses (ii) through (v) customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes; and
(vii)investments made under agreements relating to deposit, sweep and other accounts and related arrangements and agreements regarding the management and investment of cash assets as in effect from time to time.
“Cash Management Agreements” shall have the meaning specified in Section 2.6.6 [Swing Loans Under Cash Management Agreements].
“Cash Management Bank” means any Person that, at the time it enters into an Other Lender Provided Financial Service Product, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Other Lender Provided Financial Service Product.
“CEA” shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.
“Certificate of Beneficial Ownership” shall mean, for any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a certificate in substantially the form of Exhibit 1.1(B) hereto (as amended or modified by the Administrative Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of such Borrower.
“CFC” shall mean a Controlled Foreign Corporation, as such term is defined in Section 957 of the Code.
“CFTC” shall mean the Commodity Futures Trading Commission.
“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any Law, (ii) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (iii) the making or issuance of any request, rule, guideline or directive

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(whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.
“Change of Control” shall mean (a) the consummation of any transaction (or series of related transactions) the result of which is that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the Equity Interests of the Parent; or (b) the Parent shall cease to own, directly or indirectly, 100% of the outstanding voting Equity Interests of each other Borrower on a fully diluted basis (other than, in the case of this clause (b), pursuant to a transaction not prohibited by this Agreement as a result of which any Borrower ceases to constitute a Borrower hereunder).
“Charge” shall mean any charge, expense, cost, accrual, reserve or losses of any kind.
“CIP Regulations” shall have the meaning specified in Section 10.11 [No Reliance on Administrative Agent’s Customer Identification Program].
“Closing Date” shall mean the Business Day on which the first Loan shall be made, which shall be November 2, 2023.
“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
“Collateral” shall mean the collateral under the Pledge and Security Agreement, any Intellectual Property Security Agreement, any Foreign Pledge Agreement or any other Collateral Document.
“Collateral Agent” shall mean the Administrative Agent acting as Collateral Agent for the Secured Parties, and any successor Collateral Agent designated pursuant to Section 10.6 [Resignation] hereof; and, unless the context indicates otherwise, references in Sections 9 [Default], 10 [The Administrative Agent], 11 [Miscellaneous] and 12 [Joint and Several Obligations Of Domestic Borrowers] to the Administrative Agent shall be deemed to include, without limitation, the Administrative Agent in its capacity as Collateral Agent.
“Collateral Document” shall mean any Intellectual Property Security Agreement, any Foreign Pledge Agreement, the Pledge and Security Agreement, any control agreement required to be delivered pursuant to the Pledge and Security Agreement and all other security documents delivered to the Collateral Agent for purposes of granting or perfecting a Lien on any property of any Loan Party to secure the Obligations, in each case as amended, restated, modified or supplemented from time to time.
“Commitment” shall mean as to any Lender its Revolving Credit Commitment and, in the case of PNC, its Swing Loan Commitment, and, if applicable any Incremental Commitment, and Commitments shall mean the aggregate of the Revolving Credit Commitments and Swing Loan Commitment (and, if applicable, Incremental Commitments) of all of the Lenders.

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“Commitment Fee” shall have the meaning specified in Section 2.3 [Commitment Fees].
“Commodity Hedge” shall mean any commodity swap, commodity option, or forward commodity contract transaction, commodity price hedging arrangement, and any other similar transaction.
“Commodity Hedge Liabilities” shall have the meaning specified in the definition of “Lender Provided Commodity Hedge.”
“Communications” means as is specified in Section 11.5.4(ii) [Platform].
“Compliance Certificate” shall have the meaning specified in Section 8.3.3 [Certificate of Parent].
“Computation Date” shall have the meaning specified in Section 2.11.1 [Periodic Computations of Dollar Equivalent Amounts of Revolving Credit Loans that are Optional Currency Loans and Letters of Credit Outstanding; Repayment in Same Currency].
“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
        “Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus
(a)without duplication and to the extent deducted in determining such Consolidated Net Income for such period, the sum of:
(i)Consolidated Interest Expense for such period,
(ii)Consolidated income tax expenses for such period,
(iii)all amounts attributable to depreciation and amortization for such period,
(iv)all non-cash impairment Charges and write-offs or write-downs (other than the write-off or write-down of current assets),
(v)any non-cash Charges or adjustments for such period (provided that if any such non-cash Charges represent an accrual or reserve for potential cash items in any future period, (A) the Parent may elect not to add back such non-cash Charge in the current period and (B) to the extent the Parent elects to add back such non-cash Charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent),
(vi)any extraordinary, non-recurring or unusual items for such period determined on a consolidated basis in accordance with GAAP in an aggregate amount (when taken together with all amounts under clause (vii) hereof) not to exceed Three Million Dollars ($3,000,000) in such four-fiscal quarter period;
(vii)any cash restructuring Charge (including any cash Charge related to any tax restructuring) in an aggregate amount (when taken together with all amounts under clause (vi) hereof) not to exceed Three Million Dollars ($3,000,000) in such four-fiscal quarter period;
(viii)Charges incurred by Parent or any of its Subsidiaries incurred in connection with any Investment, issuance of Equity Interests or Indebtedness, refinancing, amendment, disposition or other transaction (in each case, whether or not

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consummated and whether incurred prior to or after the Closing Date) in an amount not to exceed Two Million Dollars ($2,000,000) in such four-fiscal quarter period;
(ix)the amount of “run rate” cost savings, operating expense reductions and other cost synergies that are projected by Parent in good faith to result from actions taken, committed to be taken or expected to be taken no later than 24 months after the end of such period in connection with any consummated Acquisition or consummated Investment in a Joint Venture (which amounts (A) will be determined by Parent in good faith and calculated on a pro forma basis as though amounts had been realized on the first day of the period for which Consolidated EBITDA is being determined and (B) shall not exceed an amount equal to 5% of Consolidated EBITDA of Parent and its Subsidiaries for the applicable four-fiscal quarter period, net of the amount of actual benefits realized during such period from such actions (calculated after giving effect to such cost savings, operating expense reductions and other cost synergies); provided that, in the good faith judgment of Parent such cost savings are reasonably identifiable, reasonably anticipated to be realized, and factually supportable (it being agreed such determination need not be made in compliance with Regulation S-X of the Securities Act of 1933 or other applicable securities law); and minus
(b)without duplication and as determined in accordance with GAAP to the extent applicable, and to the extent included in determining such Consolidated Net Income for such period:
(i)non-cash gains or adjustments (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period) and all other non-cash items of income for such period,
(ii)all cash payments made during such period on account of accruals, reserves and other non-cash charges added to Consolidated Net Income in a previous period pursuant to clause (a)(v) above; and
(iii)any extraordinary, non-recurring or unusual gains for such period determined on a consolidated basis in accordance with GAAP.
Consolidated EBITDA shall be calculated on a Pro Forma Basis.
“Consolidated Funded Indebtedness” shall mean the sum (without duplication) of, on any date of determination, the aggregate principal amount of Indebtedness of the Parent and its Subsidiaries on a consolidated basis, but (a) excluding clauses (vii) and (viii) of such definition (including clauses (x) and (xi) as it relates to such Indebtedness) unless such amount would be properly recorded as debt on the balance sheet of Parent and its Subsidiaries on a consolidated basis in accordance with GAAP and (b) in the case of clause (v) of such definition, limited to the then outstanding Hedge Termination Values (if any).
        “Consolidated Interest Expense” shall mean, for any period, total interest expense (including, without limitation, that portion attributable to Capital Lease Obligations in accordance with GAAP and capitalized interest) of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP with respect to all outstanding Indebtedness of the Parent and its Subsidiaries during such period and other financing fees, charges and expenses incurred by such Person for such period (including with respect to letters of credit), in each case determined, net of cash interest income and after giving effect to any net payments made or received by the Parent and its Subsidiaries with respect to Interest Rate Hedges and shall exclude non-cash interest expense. Consolidated Interest Expense shall be calculated on a Pro Forma Basis.

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“Consolidated Net Debt” shall mean an amount equal to Consolidated Funded Indebtedness of the Parent and its Subsidiaries on such date, minus the sum of (i) the amount of consolidated cash and Cash Equivalents held in the United States on such date and (ii) sixty-five percent (65%) of the amount of consolidated cash and Cash Equivalents outside of the United States that is freely transferable from such jurisdiction to the United States on such date and, as to each of (i) and (ii), is not subject to a Lien in favor of any Person other than the Collateral Agent or to any restriction on the use thereof, other than pursuant to the Loan Documents and Permitted Liens under clause (xviii) of the definition thereof).
“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Parent and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, adjusted, to the extent included in calculating such net income (or loss), by excluding, without duplication, the portion of net income (or loss) of the Parent and its Subsidiaries on a consolidated basis allocable to minority interest in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by the Parent or one of its Subsidiaries.
“Consolidated Total Assets” shall mean, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Parent and its Subsidiaries as shown on the then most recent balance sheet of the Parent furnished to the Administrative Agent and the Lenders pursuant to Section 8.3.1 [Quarterly Financial Statements] or Section 8.3.2 [Annual Financial Statements] (and, in the case of any determination on a Pro Forma Basis in accordance with Section 1.5 [Pro Forma Calculations], including any property or assets being acquired in connection therewith).
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Covered Entity” shall mean (a) each Borrower, each of such Borrower’s Subsidiaries, all Guarantors and all pledgors of Collateral, and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person means the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.
“Daily Rate Option” shall mean the Daily RFR Option.
“Daily RFR Adjustment” means the applicable adjustments set forth in the table below:

RFR	Daily RFR Adjustment
€STR	0.0456%
SONIA	0.0326%
“Daily RFR Administrator” means the SONIA Administrator or the €STR Administrator, as applicable.
“Daily RFR Borrowing” means, as to any Borrowing Tranche, a Daily RFR Loan comprising such Borrowing Tranche.

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“Daily RFR Business Day” means as applicable, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to (i)  Euro, a TARGET Day, and (ii) British Pound, a day on which banks are open for general business in London.
“Daily RFR Day” has the meaning specified in the definition of “Daily Simple RFR”.
“Daily RFR Loan” means a Loan that bears interest based on the Daily RFR.
“Daily RFR Option” means the option of the Borrower to have Loans bear interest at the rate and under the terms specified in Section 4.1.1(iii) [Revolving Credit Daily Rate Options].
“Daily Simple RFR” means, for any day (a “Daily RFR Day”), a rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100 of 1%) equal to, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to:
(a) British Pounds, SONIA for the day (such day, adjusted as applicable as set forth herein, the “SONIA Lookback Day”) that is two (2) Business Days prior to (A) if such Daily RFR Day is a Business Day, such Daily RFR Day or (B) if such Daily RFR Day is not a Business Day, the Business Day immediately preceding such Daily RFR Day, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website; and
(b) Euro, €STR for the day (such day, adjusted as applicable as set forth herein, the “€STR Lookback Day” and, together with the SONIA Lookback Day, a “Daily Simple RFR Lookback Day”) that is two (2) Business Days prior to (A) if such Daily RFR Day is a Business Day, such Daily RFR Day or (B) if such Daily RFR Day is not a Business Day, the Business Day immediately preceding such Daily RFR Day, in each case, as such €STR is published by the €STR Administrator on the €STR Administrator’s Website,
provided, that if by 5:00 pm (local time for the applicable Daily Simple RFR) on the second (2nd) Business Day immediately following any Daily Simple RFR Lookback Day, either SONIA or €STR (each, a “Daily RFR”), as applicable, in respect of such Daily Simple RFR Lookback Day has not been published on the SONIA Administrator’s Website or the €STR Administrator’s Website (each, a “Daily RFR Administrator’s Website”), as applicable, and a Benchmark Replacement Date with respect to the applicable Daily Simple RFR has not occurred, then the Daily RFR for such Daily Simple RFR Lookback Day will be the Daily RFR as published in respect of the first preceding Business Day for which such Daily RFR was published on the Daily RFR Administrator’s Website; provided further that any Daily RFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple RFR for no more than three (3) consecutive Daily RFR Days; provided further that if the Daily Simple RFR as determined above would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.
The Daily Simple RFR for each outstanding Daily RFR Loan shall be adjusted automatically as of the effective date of any change in the applicable RFR without notice to the Borrower. Determination by Administrative Agent of the Daily Simple RFR shall be deemed conclusive absent manifest error.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to SOFR for the day (the “SOFR Determination Date”) that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, in each case, as such SOFR is

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published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the Floor, then Daily Simple SOFR shall be deemed to be the Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrower, effective on the date of any such change.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Defaulting Lender” shall mean subject to Section 2.10(b) [Defaulting Lender Cure], any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Parent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swing Loan Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two Business Days of the date when due, (b) has notified the Parent, the Administrative Agent, the Issuing Lender or the Swing Loan Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Parent, to confirm in writing to the Administrative Agent and the Parent that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Parent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by an Official Body so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Official Body) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.10(b)

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[Defaulting Lender Cure]) upon delivery of written notice of such determination to the Parent, the Issuing Lender, the Swing Loan Lender and each Lender.
“Departing Lender” shall mean each Existing Lender that is not identified on Schedule 1.1(B).
“Designated Jurisdiction” means any country or territory that is itself the subject or target of economic or financial sanctions or trade embargoes maintained by OFAC (as of the date of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea, Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine).
“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Parent or any Subsidiary in connection with a Disposition that is designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of Parent setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.
“Disposition” or “Dispose” shall mean the sale, conveyance, assignment, lease, abandonment or other transfer or disposal of, voluntarily or involuntarily, of any property or assets, tangible or intangible, including the sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of Equity Interests of a Subsidiary.
“Disqualified Equity Interests” shall mean, with respect to any Person, any Equity Interests of such Person that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are redeemable or exchangeable at the option of the holder thereof), or upon the happening of any event or condition (i) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale are subject to the prior Payment in Full of the Obligations and the termination of the Commitments), (ii) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (iii) provide for the scheduled payments of dividends in cash, or (iv) either mandatorily or at the option of the holders thereof, are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the earlier of (a) the Expiration Date and (b) the date of Payment in Full of the Obligations; provided that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Equity Interests; provided, further, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of Parent or its Subsidiaries or by any such plan to such employees, such Equity Interests will not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Parent or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; and provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Equity Interests will not be deemed to be Disqualified Equity Interests.
“Dollar”, “Dollars”, “U.S. Dollars” and the symbol “$” shall mean lawful money of the United States of America.
“Dollar Equivalent” shall mean, with respect to any amount of any currency, as of any Computation Date, the Equivalent Amount of such currency expressed in Dollars.

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“Domestic Borrower” shall mean each of Parent, Stoneridge Control Devices, Inc., a Massachusetts corporation and Stoneridge Electronics, Inc., a Texas corporation.
“Domestic Loan Party” shall mean each Domestic Borrower and each Guarantor.
“Domestic Subsidiary” shall mean each Subsidiary that is not a Foreign Subsidiary.
“Drawing Date” shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].
“Dutch Pledge Agreements” shall mean (i) that certain Deed of Disclosed Pledge over Registered Shares Stoneridge B.V. dated as of December 24, 2018 by and among SRI Delaware Holdings, LLC, as pledgor, PNC, as pledgee and Stoneridge B.V., as company, to secure the Obligations and (ii) that certain Deed of Disclosed Pledge over Registered Shares Exploitatiemaatschappij De Berghaaf B.V. dated as of June 5, 2019 by and among Stoneridge B.V., as pledgor, PNC, as pledgee and Exploitatiemaatschappij De Berghaaf B.V., as company, to secure the Obligations of the Foreign Borrower (but not, for the avoidance of doubt, the Obligations of the Domestic Borrowers), in each case as amended, restated, modified or supplemented from time to time.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” shall mean the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.
“Effective Federal Funds Rate” means for any day the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100th of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Effective Federal Funds Rate” as of the date of this Agreement; provided that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Effective Federal Funds Rate” for such day shall be the Effective Federal Funds Rate for the last day on which such rate was announced. Notwithstanding the foregoing, if the Effective Federal Funds Rate as determined under any method above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.
“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

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“Eligibility Date” shall mean, with respect to each Loan Party and each Swap, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any other Loan Document is then in effect with respect to such Loan Party, and otherwise it shall be the Effective Date of this Agreement and/or such other Loan Document(s) to which such Loan Party is a party).
“Environmental Laws” shall mean all applicable federal, state, local, tribal, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health from exposure to regulated substances; (iii) protection of the environment and/or natural resources; (iv) employee safety in the workplace; (v) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of regulated substances; (vi) the presence of contamination; (vii) the protection of endangered or threatened species; and (viii) the protection of environmentally sensitive areas.
“Equity Interests” shall mean (i) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person or (ii) any warrants, options or other rights to acquire such shares or interests.
“Equivalent Amount” shall mean, at any time, as determined by Administrative Agent (which determination shall be conclusive absent manifest error), with respect to an amount of any currency (the “Reference Currency”) which is to be computed as an equivalent amount of another currency (the “Equivalent Currency”), the amount of such Equivalent Currency converted from such Reference Currency at Administrative Agent’s spot selling rate (based on the market rates then prevailing and available to Administrative Agent) for the sale of such Equivalent Currency for such Reference Currency at a time determined by Administrative Agent on the second Business Day immediately preceding the event for which such calculation is made.
“Equivalent Currency” shall have the meaning specified in the definition of “Equivalent Amount”.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
“ERISA Event” shall mean (a) with respect to a Pension Plan, a reportable event under Section 4043 of ERISA as to which event (after taking into account notice waivers provided for in the regulations) there is a duty to give notice to the PBGC; (b) a withdrawal by Parent or any member of the ERISA Group from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Parent or any member of the ERISA Group from a Multiemployer Plan, notification that a Multiemployer Plan is in reorganization, or occurrence of an event described in Section 4041A(a) of ERISA that results in the termination of a Multiemployer Plan; (d) the filing of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan amendment as a termination under Section 4041(e) of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (f) the imposition of any liability under Title IV of ERISA, other than

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for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Parent or any member of the ERISA Group.
“ERISA Group” shall mean, at any time, the Parent and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Parent, are treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA.
“Erroneous Payment” has the meaning assigned to it in Section 11.17(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 11.17(d).
“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 11.17(d).
“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 11.17(d).
“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 11.17(d).
“€STR” means a rate equal to the Euro Short Term Rate as administered by the €STR Administrator.
“€STR Administrator” means the European Central Bank (or any successor administrator of the Euro Short Term Rate).
“€STR Administrator’s Website” means the European Central Bank’s website, currently at http://www.ecb.europa.eu, or any successor source for the Euro Short Term Rate identified as such by the €STR Administrator from time to time.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro” shall refer to the lawful currency of the Participating Member States.
“Eurocurrency Banking Day” means any day which is, as applicable, for Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to (i) Euros, a TARGET Day, and (ii) Swedish Krona, any day on which banks are open for business in Sweden.
“Eurocurrency Rate” means, for any Eurocurrency Rate Borrowing for any Interest Period, a rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100 of 1%) equal to, for any Obligations, interest, fees, commissions, or other amounts denominated in, or calculated with respect to:
(a) Euros, the Euro Interbank Offered Rate (“EURIBOR”) as administered by the European Money Markets Institute (or any other Person that takes over the administration of such rate) for a period equal in length to such Interest Period, as displayed on the applicable Bloomberg page (or on any successor or substitute page or service providing such quotations as determined by the Administrative Agent from time to time) at approximately 11:00 a.m. (Brussels time) two (2) Eurocurrency Banking Days prior to the commencement of such Interest Period; provided, that if by such time the EURIBOR in respect of such day has not been so published, or if such day is not a Business Day, then the EURIBOR for such day will be the EURIBOR as published in respect of the first preceding Business Day for

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which such EURIBOR Rate was published thereon; provided further that any EURIBOR so determined based on the first preceding Business Day shall be utilized for purposes of calculation of the Eurocurrency Rate for no more than three (3) consecutive Business Days (any such day, collectively, the “EURIBOR Lookback Day”);
(b) Swedish Krona, the Stockholm Interbank Offered Rate (“STIBOR”) (or the successor thereto as approved by the Administrative Agent) which appears on the Bloomberg Page BTMM SW (or on any successor or substitute page or service providing rate quotations comparable to those currently provided by such service, as determined by the Agent from time to time), for a period equal in length to such Interest Period, at approximately 11:00 a.m. (Stockholm, Sweden time), two (2) Eurocurrency Banking Days prior to the commencement of such Interest Period, as the rate for deposits in Swedish Krona with a maturity comparable to such Interest Period; provided, that if by such time STIBOR in respect of such day has not been so published, or such day is not a Business Day, then STIBOR for such day will be STIBOR as published in respect of the first preceding Business Day for which such rate was published thereon; provided further that STIBOR so determined based on the first preceding Business Day shall be utilized for purposes of calculation of the Eurocurrency Rate for no more than three (3) consecutive Business Days (any such day, collectively, the “STIBOR Lookback Day”);
provided that if the Eurocurrency Rate as determined above would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement. The Eurocurrency Rate for any Loans shall be based upon the Eurocurrency Rate for the Currency in which such Loans are requested. The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically without notice to the Borrower on and as of the first day of each Interest Period. Determination of the Eurocurrency Rate by Administrative Agent shall be deemed conclusive absent manifest error.
“Eurocurrency Rate Borrowing” means, as to any Borrowing Tranche, a Eurocurrency Rate Loan comprising such Borrowing Tranche.
“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.
“Eurocurrency Rate Lookback Days” means, collectively, EURIBOR Lookback Day, and STIBOR Lookback Day, and each such day is a “Eurocurrency Rate Lookback Day”.
“Eurocurrency Rate Option” means the option of the Borrower to have Loans bear interest at the rate and under the terms specified in Section 4.1.1(ii)(B) [Revolving Credit Eurocurrency Rate Option].
“European Interbank Market” shall mean the European interbank market for Euro operating in Participating Member States.
“Event of Default” shall mean any of the events described in Section 9.1 [Events of Default] and referred to therein as an “Event of Default.”
“Excluded Assets” means: (i) any fee-owned real property and all leasehold interests in real property, (ii) any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act of an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, (iii) assets in respect of which pledges and security interests are prohibited by applicable Law, rule or regulation or agreements with any governmental authority (other than to the extent that such prohibition would be rendered

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ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the Uniform Commercial Code of any relevant jurisdiction or any other applicable Law), (iv) equity interests in any entity other than Wholly-Owned Subsidiaries to the extent pledges thereof are not permitted by the terms in such entity’s organizational or joint venture documents (unless any such restriction would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the Uniform Commercial Code of any relevant jurisdiction or any other applicable Law), (v) assets subject to certificates of title, (vi) letter of credit rights (other than to the extent the security interest in such letter of credit right may be perfected by the filing of Uniform Commercial Code financing statements), (vii) commercial tort claims with respect to which a Loan Party is the plaintiff or a beneficiary and that makes a claim for damages, or other claim for judgment, in an amount of $5,000,000 or less, (viii) Qualified Receivables Assets to the extent subject to a Qualified Receivables Transaction or a Permitted Factoring Arrangement, (ix) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a Borrower or a Guarantor) (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the Uniform Commercial Code of any relevant jurisdiction or any other applicable Law), (x) trust accounts, payroll accounts, custodial accounts, escrow accounts and other similar deposit or securities accounts and other deposit accounts where (in the case of such other deposit accounts) the aggregate amount on deposit in any month does not exceed $1,000,000 in the aggregate, (xi) non-U.S. assets (other than (a) pledges of 65% of the voting Equity Interests and 100% of the non-voting Equity Interests of First Tier Foreign Subsidiaries and (b) the pledges contemplated by the Foreign Pledge Agreements), (xii) Equity Interests in any Excluded Subsidiary (other than (a) pledges of 65% of the voting Equity Interests and 100% of the non-voting Equity Interests of First Tier Foreign Subsidiaries and (b) the pledges contemplated by the Foreign Pledge Agreements); (xiii) Equity Interests in any Foreign Holding Company; and (xiv) those assets as to which the Administrative Agent and the Borrowers reasonably agree that the burden, cost or other consequences of obtaining such a security interest or perfection thereof are excessive in relation to the practical benefit to the Lenders of the security to be afforded thereby. Notwithstanding the foregoing, Excluded Assets shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets).
“Excluded Foreign Subsidiaries” shall mean any Foreign Subsidiary that is not the Foreign Borrower.
“Excluded Hedge Liability” or “Liabilities” shall mean, with respect to each Loan Party, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any other Loan Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap, (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest, and (c) if there is more than one Loan Party executing this Agreement or the other Loan Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them,

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the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.
“Excluded Subsidiaries” means any Subsidiary of Parent (a) that is an Immaterial Subsidiary, (b) that is an Excluded Foreign Subsidiary, (c) that is prohibited by applicable law, rule, regulation or contract (with respect to any such contractual restriction, only to the extent existing on the Closing Date or on the date the applicable Person becomes a direct or indirect subsidiary of the Parent and not entered into in contemplation thereof) from providing a Guaranty of the Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guaranty of the Obligations (unless such consent, approval, license or authorization has been received), (d) for which the providing of a Guaranty of the Obligations would reasonably be expected to result in a material adverse tax consequence to Parent or one of its Subsidiaries, (e) that is a Receivables Subsidiary, (f) that is not a Wholly-Owned Subsidiary, (g) Orlaco, or (h) with respect to which, in the reasonable judgment of the Administrative Agent and Parent, the burden or cost (including any adverse tax consequences other than a consequence arising pursuant to Section 956 of the Code and the Treasury Regulations thereunder) of providing a Guaranty of the Obligations or a Lien to secure such Guaranty is excessive in relation to the benefits afforded thereby. No Excluded Subsidiaries shall constitute a Guarantor.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal or Dutch withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (a) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Parent under Section 5.16 [Replacement of a Lender]) or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.9 [Taxes], amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 5.9.7 [Status of Lenders], and (iv) any withholding Taxes imposed under FATCA (except to the extent imposed solely due to the failure of a Borrower to provide documentation or information that it has or has reasonable access to the IRS).
“Existing Credit Agreement” shall have the meaning specified in the recital paragraphs of this Agreement.
“Existing Letters of Credit”, and “Existing Revolving Loans” shall have the respective meanings specified in the recital paragraphs of this Agreement.
“Expiration Date” shall mean, with respect to the Revolving Credit Commitments, November 2, 2026.
“Exploit BV” shall mean Exploitatiemaatschappij De Berghaaf B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands and registered with the Dutch Chamber of Commerce under file number 09081758.
“Fair Market Value” shall mean the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of

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either party, determined in good faith by the Board of Directors of the Parent, in the case of amounts of at least the Threshold Amount, and otherwise by an Authorized Officer, any such determination being conclusive for all purposes under this Agreement.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreements, treaty or convention among Governmental Authorities and implementing such Section of the Code.
“Financial Covenants” shall mean the covenants set forth in Sections 8.2.16 [Maximum Leverage Ratio] and 8.2.17 [Minimum Interest Coverage Ratio].
“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any Loan Party directly owns or Controls more than 50% of such Foreign Subsidiary’s issued and outstanding Equity Interests.
“Floor” means a rate of interest equal to zero percent (0.00%).
“Foreign Borrower” shall mean Stoneridge B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands and registered with the Dutch Chamber of Commerce under file number 67928471.
“Foreign Borrower Sublimit” shall have the meaning specified in Section 2.1.3 [Certain Limitations].
“Foreign Currency Hedge” shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency.
“Foreign Currency Hedge Liabilities” shall have the meaning assigned in the definition of Lender Provided Foreign Currency Hedge.
“Foreign Holding Company” shall mean any Guarantor which has no material assets, other than the holding of ownership interests in one or more CFCs.
“Foreign Lender” shall mean (i) if the applicable Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (ii) if the applicable Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.
“Foreign Pledge Agreements” shall mean, collectively, each Dutch Pledge Agreement and Mauritius Pledge Agreement.
“Foreign Subsidiary” shall mean a Subsidiary (which may be a corporation, limited liability company, partnership or other legal entity) organized under the Laws of a jurisdiction outside of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Ratable Share of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Lender other than Letter of Credit Obligations as to which such Defaulting Lender’s participation

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obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Loan Lender, such Defaulting Lender’s Ratable Share of outstanding Swing Loans made by such Swing Loan Lender other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.
“GAAP” shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3 [Accounting Principles; Changes in GAAP], and applied on a consistent basis both as to classification of items and amounts.
“Group” means the Subsidiaries of the Parent that are incorporated or otherwise organized under Netherlands law.
“Guarantor” shall mean each of the parties to this Agreement which is designated as a “Guarantor” on the Closing Date, as listed on Schedule 1.1(D) [Guarantors], and each other Person which joins this Agreement as a Guarantor after the Closing Date. Neither the Foreign Borrower nor any Excluded Subsidiary shall be a Guarantor.
“Guarantor Joinder” shall mean a joinder by a Person as a Guarantor under the Loan Documents in the form of Exhibit 1.1(G)(1).
“Guaranty” of any Person shall mean any obligation of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person if the obligation thereunder is not contingent and any performance bond or other suretyship arrangement, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.
“Guaranty Agreement” shall mean the Guaranty Agreement in substantially the form of Exhibit 1.1(G)(2) executed and delivered by each of the Guarantors to the Administrative Agent for the benefit of the Secured Parties.
“Hedge Bank” means any Person that, at the time it enters into a Lender Provided Foreign Currency Hedge, Lender Provided Interest Rate Hedge or Lender Provided Commodity Hedge, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Lender Provided Foreign Currency Hedge, Lender Provided Interest Rate Hedge or Lender Provided Commodity Hedge.
“Hedge Liabilities” shall mean collectively, the Commodity Hedge Liabilities, the Foreign Currency Hedge Liabilities and the Interest Rate Hedge Liabilities.
“Hedge Termination Value” means, in respect of any one or more interest rate hedges, commodity hedges and/or foreign currency hedges, after taking into account the effect of any legally enforceable netting agreement relating to such interest rate hedges, commodity hedges and/or foreign currency hedges, for any date on or after the date such interest rate hedges, commodity hedges and/or foreign currency hedges have been closed out and termination value(s) determined in accordance therewith, such termination value(s).
“ICC” shall have the meaning specified in Section 11.11.1 [Governing Law].
“Immaterial Subsidiary” shall mean, as of any date of determination, any Subsidiary of the Parent (other than a Borrower) (a) having total assets at the last day of the most recently ended period of four fiscal quarters for which financial statements have been furnished to the Administrative Agent and the Lenders pursuant to Section 8.3.1 [Quarterly Financial Statements] or Section 8.3.2 [Annual Financial Statements] in an amount of less than 3.0% of Consolidated Total Assets and (b) contributing less than 3.0% to consolidated gross revenues of the Parent and its Subsidiaries, in each case, for the most recently ended period of four fiscal quarters for which financial statements have been furnished to the

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Administrative Agent and the Lenders pursuant to Section 8.3.1 [Quarterly Financial Statements] or Section 8.3.2 [Annual Financial Statements]; provided that the total assets (as so determined) and revenue (as so determined) of all Immaterial Subsidiaries shall not exceed 6.0% of Consolidated Total Assets or 6.0% of the consolidated gross revenues of the Parent and its Subsidiaries for the relevant four quarter period, as the case may be. As of the Closing Date, the Immaterial Subsidiary is SRI CS LLC (fka Bolton Conductive Systems LLC), a Michigan limited liability company.
“Increasing Lender” shall have the meaning specified in Section 2.12 [Incremental Commitments, Increasing Lenders and New Lenders].
“Incremental Commitment” shall have the meaning specified in Section 2.12 [Incremental Commitments, Increasing Lenders and New Lenders].
“Incremental Term Loan” shall have the meaning specified in Section 2.12 [Incremental Commitments, Increasing Lenders and New Lenders].
“Indebtedness” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of, without duplication: (i) borrowed money, (ii) obligations evidenced by notes, bonds, debentures or similar instruments, (iii) obligations (contingent or otherwise) under any acceptance, letter of credit or similar facilities, (iv) any amount that is properly recorded as a liability on the balance sheet of such Person in accordance with GAAP or IFRS, as applicable, in connection with any Qualified Receivables Transaction, (v) obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate or currency risk management device, (vi) Capital Lease Obligations, (vii) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade accounts payable and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than ninety (90) days past due), (ix) Disqualified Equity Interests, (x) any Guaranty of Indebtedness of a type referred to in clause (i) through (ix) above, and (xi) all obligations of the kind referred to in clauses (i) through (xi) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.
“Indemnified Taxes” shall mean (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (ii) to the extent not otherwise described in the preceding clause (i), Other Taxes.
“Indemnitee” shall have the meaning specified in Section 11.3.2 [Indemnification by the Borrowers].
“Insolvency Proceeding” shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the

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liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.
“Insurance or Condemnation Event” shall mean any Loan Party’s or the Administrative Agent’s receipt of insurance proceeds with respect to assets of any Loan Party in accordance with Schedule 8.1.3[Maintenance of Insurance] or condemnation proceeds with respect to assets of any Loan Party taken as a result of an Official Body’s exercise of or threat to exercise the power of eminent domain, condemnation or similar power.
“Intellectual Property Security Agreement” shall mean any of the Patent Security Agreement, Trademark Security Agreement or any security agreement relating to copyrights hereinafter executed and delivered by each of the Domestic Loan Parties to the Administrative Agent for the benefit of the Secured Parties.
“Intercompany Subordination Agreement” shall mean a Subordination Agreement among the Loan Parties and certain Subsidiaries thereof in the form attached hereto as Exhibit 1.1(I)(2).
“Interest Period” shall mean the period of time selected by a Borrower in connection with (and to apply to) any election permitted hereunder by such Borrower to have Revolving Credit Loans bear interest under the Term Rate Option. Subject to the last sentence of this definition, such period shall be one Month with respect to Optional Currency Loans and one, three or six Months with respect to all other Loans. Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if such Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the Term Rate Option if such Borrower is renewing or converting to the Term Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrowers shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date.
“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Loan Party in order to provide protection to, or minimize the impact upon, such Loan Party of increasing floating rates of interest applicable to Indebtedness.
“Interest Rate Hedge Liabilities” shall have the meaning assigned in the definition of Lender Provided Interest Rate Hedge.
“Interest Rate Option” shall mean any Term Rate Option, Daily Rate Option or Base Rate Option.
“Investment” in any Person shall mean any (1) direct or indirect advance, loan or other extensions of credit (including by way of Guaranty or similar arrangement), or capital contribution to such Person, (2) all items that are or would be classified as investments on the balance sheet or (3) any purchase or acquisition of Equity Interests, Indebtedness or similar securities issued by such Person. Except as otherwise provided for in this Agreement, the amount of an Investment shall be the Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.
“IRS” shall mean the United States Internal Revenue Service.
“ISP98” shall have the meaning specified in 11.11.1 [Governing Law].

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“Issuing Lender” shall mean, with respect to any Letter of Credit, the issuer of such Letter of Credit, which shall be PNC, in its individual capacity as issuer of Letters of Credit hereunder, and any other Lender that Borrowers, Administrative Agent and such other Lender may agree may from time to time issue Letters of Credit hereunder. Unless the context clearly indicates otherwise, (a) in the context of any request or application for a Letter of Credit, “Issuing Lender” shall refer to the Issuing Lender to which such request or application is submitted, (ii) in the context of any Letter of Credit that is issued, amended, renewed or extended, “Issuing Lender” shall refer to the Issuing Lender that issued, amended, renewed or extended such Letter of Credit and (iii) with respect to references to “Issuing Lender” that do not relate to a Letter of Credit or a request or application therefor, “Issuing Lender” shall be deemed to refer to each and every Issuing Lender, severally, as its respective interests may appear.
“Joining Lender” shall have the meaning specified in the recital paragraphs of this Agreement.
“Joint Venture” shall mean a Person in which the Loan Parties and their Subsidiaries hold, directly or indirectly, aggregate Equity Interests that constitute 50% or less of the total Equity Interests of such entity.
“Law” shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval with any Official Body, foreign or domestic.
“LCT Election” shall have the meaning specified in Section 1.6 [Limited Condition Transactions].
“LCT Test Date” shall have the meaning specified in Section 1.6 [Limited Condition Transactions].
“Lender Provided Commodity Hedge” shall mean a Commodity Hedge which is entered into between any Loan Party or any Subsidiary and any Hedge Bank that: (a) is documented in a standard International Swaps and Derivatives Association Master Agreement or another reasonable and customary manner, (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the Hedge Bank providing any Lender Provided Commodity Hedge (the “Commodity Hedge Liabilities”) by any Loan Party or any Subsidiary that is party to such Lender Provided Commodity Hedge shall, for purposes of this Agreement and all other Loan Documents be “Obligations”, be guaranteed obligations under the Guaranty Agreement and secured obligations under any other Loan Document, as applicable, and otherwise treated as Obligations for purposes of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such Person (and, in each case, subject to Section 5.1.2 [Bifurcation]). If a Subsidiary that is not a Loan Party is party to such Lender Provided Commodity Hedge, the Loan Parties agree that the Commodity Hedge Liabilities thereunder are Obligations of the Loan Parties. The Liens securing the Commodity Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 9.2.4 [Application of Proceeds].
“Lender Provided Foreign Currency Hedge” shall mean a Foreign Currency Hedge which is entered into by any Loan Party or any Subsidiary and any Hedge Bank that: (a) is documented in a standard International Swaps and Derivatives Association Master Agreement or another reasonable and customary manner, (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the Hedge Bank providing any Lender Provided Foreign Currency Hedge

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(the “Foreign Currency Hedge Liabilities”) by any Loan Party or any Subsidiary that is party to such Lender Provided Foreign Currency Hedge shall, for purposes of this Agreement and all other Loan Documents be “Obligations”, be guaranteed obligations under the Guaranty Agreement and secured obligations under any other Loan Document, as applicable, and otherwise treated as Obligations for purposes of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such Person (and, in each case, subject to Section 5.1.2 [Bifurcation]). If a Subsidiary that is not a Loan Party is party to such Lender Provided Foreign Currency Hedge, the Loan Parties agree that the Foreign Currency Hedge Liabilities thereunder are Obligations of the Loan Parties. The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 9.2.4 [Application of Proceeds].
“Lender Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is entered into between any Loan Party or any Subsidiary and any Hedge Bank that: (a) is documented in a standard International Swaps and Derivatives Association Master Agreement, or another reasonable and customary manner, (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the Hedge Bank providing any Lender Provided Interest Rate Hedge (the “Interest Rate Hedge Liabilities”) by any Loan Party or any Subsidiary that is party to such Lender Provided Interest Rate Hedge shall, for purposes of this Agreement and all other Loan Documents be “Obligations”, be guaranteed obligations under any Guaranty Agreement and secured obligations under any other Loan Document, as applicable, and otherwise treated as Obligations for purposes of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such Person (and, in each case, subject to Section 5.1.2 [Bifurcation]). If a Subsidiary that is not a Loan Party is party to such Lender Provided Interest Rate Hedge, the Loan Parties agree that the Interest Rate Hedge Liabilities thereunder are Obligations of the Loan Parties. The Liens securing the Interest Rate Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 9.2.4 [Application of Proceeds].
“Lenders” shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender. For the purpose of any Loan Document which provides for the granting of a security interest or other Lien to the Lenders or to the Collateral Agent for the benefit of the Secured Parties as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation is owed.
“Lending Office” shall mean, as to the Administrative Agent, the Issuing Lender or any Lender, the office or offices of such Person described as such in such Lender’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Parent and the Administrative Agent.
“Letter of Credit” shall have the meaning specified in Section 2.9.1 [Issuance of Letters of Credit] and shall include, without limitation, each Existing Letter of Credit.
“Letter of Credit Borrowing” shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].
“Letter of Credit Fee” shall have the meaning specified in Section 2.9.2 [Letter of Credit Fees].
“Letter of Credit Obligation” shall mean, as of any date of determination, the aggregate Dollar Equivalent amount available to be drawn under all outstanding Letters of Credit on such date plus the aggregate Dollar Equivalent Amount of Reimbursement Obligations that have not been satisfied and Letter of Credit Borrowings on such date.

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“Letter of Credit Sublimit” shall have the meaning specified in Section 2.9.1 [Issuance of Letters of Credit].
“Leverage Ratio” shall mean, as of any date of determination, the ratio of (A) Consolidated Net Debt on such date to (B) Consolidated EBITDA (i) for the four fiscal quarters then ending if such date is a fiscal quarter end or (ii) for the four fiscal quarters most recently ended for which financial statements have been (or are then being) furnished to the Administrative Agent and the Lenders pursuant to Section 8.3.1 [Quarterly Financial Statements] or Section 8.3.2 [Annual Financial Statements] if such date is not a fiscal quarter end.
        “Lien” shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other similar encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing), but shall not include any operating lease.
“Limited Condition Transaction” shall mean any Acquisition or similar Investment (or incurrence of Indebtedness related thereto) requiring irrevocable notice by Parent or one of its Subsidiaries permitted pursuant to this Agreement whose consummation is, in each case, not conditioned on the availability of, or on obtaining, third party financing.
“Loan Documents” shall mean this Agreement, the Administrative Agent’s Letter, the Guaranty Agreement, the Intercompany Subordination Agreement, the Notes, any Intellectual Property Security Agreement, the Pledge and Security Agreement, the Foreign Pledge Agreements, any other Collateral Document and any other instruments, certificates or documents delivered in connection herewith or therewith.
“Loan Parties” shall mean the Borrowers and the Guarantors.
“Loan Request” shall have the meaning specified in Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests].
“Loans” shall mean collectively and Loan shall mean separately all Revolving Credit Loans and Swing Loans or any Revolving Credit Loan or Swing Loan and all Incremental Term Loans or any Incremental Term Loan, if any, made pursuant to Section 2.12 [Incremental Commitments, Increasing Lenders and New Lenders].
“Material Acquisition” shall mean one or more related Permitted Acquisitions by the Parent and its Subsidiaries in any rolling 12-month period for an aggregate purchase price of $50,000,000 or more.
“Material Adverse Change” shall mean a material adverse effect on (a) the financial condition, results of operations or business of the Loan Parties and their respective Subsidiaries, taken as a whole, (b) the ability of the Loan Parties taken as a whole to duly and punctually pay their Indebtedness under this Agreement or any other Loan Document, or (c) the ability of the Administrative Agent, the Collateral Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement and the other Loan Documents.
“Material Subsidiary” shall mean any Subsidiary of Parent other than an Immaterial Subsidiary.
“Mauritius Pledge Agreement” shall mean that certain Amended and Restated Share Pledge Agreement (Special Pledge Under The Code De Commerce) between Stoneridge, Inc., the Collateral Agent and Stoneridge Asia Holdings Ltd. dated August 18,

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2020, which created a first priority pledge under the Commercial Code of the laws of the Republic of Mauritius over 65% of the combined voting power of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in Stoneridge Asia Holdings Ltd., a Mauritius corporation, and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in Stoneridge Asia Holdings Ltd., as the same may be amended, restated, modified or supplemented from time to time.
“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the Issuing Lender in their sole discretion.
“Month”, with respect to an Interest Period under the Term Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.
“Multiemployer Plan” shall mean any employee pension benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Parent or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five plan years, has made or had an obligation to make such contributions.
“Net Cash Proceeds” shall mean, as estimated in good faith by the Borrowers:
(a)    with respect to any Disposition, the cash or Cash Equivalents proceeds received by the Loan Parties (including cash proceeds subsequently received (as and when received by any Loan Party) in respect of non-cash consideration initially received), net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and the Parent’s good faith estimate of income taxes actually paid or payable in connection with such Disposition); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Disposition or (y) any other liabilities retained by the Loan Parties associated with the properties sold in such Disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) the Parent’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 90 days of such Disposition (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 90 days of such Disposition, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Lien (senior to the Lien securing the Obligations) on the properties sold in such Disposition (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties); and
(b)    with respect to any Insurance or Condemnation Event, the cash or Cash Equivalents proceeds thereof (including cash proceeds subsequently received (as and when received by any Loan Party) in respect of non-cash consideration initially received), net of (i) all reasonable costs and expenses incurred in connection with collection of such proceeds (ii) the Parent’s good faith estimate of taxes paid or payable as a result thereof and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Lien (senior to the Lien securing the Obligations)

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on the properties affected by such Insurance or Condemnation Event (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such event) and which is repaid with such proceeds (other than any such Indebtedness assumed by another Person in connection with such Insurance or Condemnation Event).
“New Lender” shall have the meaning specified in Section 2.12 [Incremental Commitments, Increasing Lenders and New Lenders].
“Non-Consenting Lender” shall mean any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 11.1 [Modifications, Amendments or Waivers] and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Material Transaction” shall mean a transaction, or series of related transactions, which satisfies the following requirements:
(i)at the time of the consummation of such transaction, no Event of Default or Potential Default shall have occurred and be continuing;
(ii)the value of the assets or Equity Interests exchanged or transferred shall not exceed (a) individually for any such transaction, an amount that is 2% of the gross value of the Consolidated Total Assets of the Parent and its Subsidiaries and (b) in the aggregate for all such transactions consummated after the Closing Date, an amount that is 5% of the gross value of the Consolidated Total Assets of the Parent and its Subsidiaries;
(iii)if as a result of such transaction a Loan Party acquires or otherwise obtains assets or Equity Interests that are required to be Collateral, such Loan Party shall comply with the requirements of Section 8.1.13 [Covenant to Guaranty Obligations and Give Security], the Pledge and Security Agreement and the other Collateral Documents, in each case to the extent required therein and within the time periods set forth therein; and
(iv)Administrative Agent shall be reasonably satisfied that any such transaction will not adversely affect in any material respect the interest of the Lenders hereunder.
“Non-Qualifying Party” shall mean any Loan Party that fails for any reason to qualify as an Eligible Contract Participant on the Effective Date of the applicable Swap.
“Notes” shall mean collectively, and Note shall mean separately, the promissory notes in the form of Exhibit 1.1(N)(1) evidencing the Revolving Credit Loans and in the form of Exhibit 1.1(N)(2) evidencing the Swing Loan.
“Obligation” shall mean any obligation or liability of any of the Loan Parties, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (i) this Agreement, the Notes, the Letters of Credit, the Administrative Agent’s Letter or any other Loan Document whether to the Administrative Agent, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents, (ii) any Lender Provided Commodity Hedge, (iii) any Lender Provided Interest Rate Hedge, (iv) any Lender Provided Foreign Currency Hedge, and (v) any Other Lender Provided Financial Service Product. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

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“Official Body” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Optional Currency” shall mean the following lawful currencies: the Euro, the British Pound, the Swedish Krona and any other currency approved by Administrative Agent and all of the Lenders pursuant to Section 2.11.4(iii)) [Requests for Additional Optional Currencies]. Subject to Section 2.11.4 [European Monetary Union], each Optional Currency must be the lawful currency of the specified country.
“Optional Currency Loans” shall have the meaning specified in Section 2.1.1 [Revolving Credit Loans; Optional Currency Loans].
“Optional Currency Sublimit” shall have the meaning specified in Section 2.1.1 [Revolving Credit Loans; Optional Currency Loans].
“Order” shall have the meaning specified in Section 2.9.9 [Liability for Acts and Omissions].
“Original Closing Date” shall have the meaning specified in the recitals.
“Original Currency” shall have the meaning specified in Section 5.12 [Currency Conversion Procedures for Judgments].
“Orlaco” shall have the meaning specified in Section 1.11 [Orlaco Inc. No Longer a Domestic Loan Party].
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Currency” shall have the meaning specified in Section 5.12 [Currency Conversion Procedures for Judgments].
“Other Lender Provided Financial Service Product” shall mean agreements or other arrangements entered into between any Loan Party or any Subsidiary and any Cash Management Bank that provides any of the following products or services to any of the Loan Parties or any Subsidiary: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services or (g) bilateral arrangements to provide bank guarantees, trade letters of credit, working capital facilities and other similar committed banking arrangements to Foreign Subsidiaries; provided that the aggregate principal amount of the obligations under agreements in this clause (g) shall not exceed $10,000,000 at any one time outstanding. The liabilities owing to the provider of any Other Lender Provided Financial Service Product by any Loan Party or Subsidiary thereof shall, for purposes of this Agreement and all other Loan Documents be “Obligations” of such Loan Party and of each other Loan Party (subject to Section 5.1.2 [Bifurcation]), be guaranteed obligations under any Guaranty Agreement and secured obligations under any other Loan Document, as applicable.

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If a Subsidiary that is not a Loan Party is party to such Other Lender Provided Financial Service Product, the Loan Parties agree that the obligations arising thereunder are Obligations of the Loan Parties.
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.16 [Replacement of a Lender]).
“Overnight Bank Funding Rate” means for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York (“NYFRB”), as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Bank for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by PNC at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrowers.
“Overnight Rate” shall mean for any day with respect to any Loans in an Optional Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight deposits in such currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day in the Relevant Interbank Market.
“Parent” shall mean Stoneridge, Inc., an Ohio corporation.
“Participant” has the meaning specified in Section 11.8.4 [Participations].
“Participant Register” shall have the meaning specified in Section 11.8.4 [Participations].
“Participating Member State” shall mean any member State of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.
“Participation Advance” shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].
“Patent Security Agreement” shall mean the Amended and Restated Patent Security Agreement in substantially the form of Exhibit 1.1(P)(1) executed and delivered by each of the Domestic Loan Parties to the Administrative Agent for the benefit of the Secured Parties.
“Payment Date” shall mean the first day of each calendar quarter after the date hereof and on the Expiration Date or upon acceleration of the Loans.
“Payment In Full” and “Paid in Full” shall mean (a) the payment in full in cash of the Loans and other Obligations hereunder (other than (i) contingent indemnification obligations that are not yet due and (ii) obligations and liabilities under any Lender Provided

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Interest Rate Hedge, any Lender Provided Foreign Currency Hedge, any Lender Provided Commodity Hedge and any Other Lender Provided Financial Service Product (other than any such obligations for which written notice has been received by the Administrative Agent that either (A) amounts are currently due and payable under such Lender Provided Interest Rate Hedge, Lender Provided Foreign Currency Hedge, Lender Provided Commodity Hedge or Other Lender Provided Financial Service Product, as applicable, or (B) no arrangements reasonably satisfactory to the applicable Cash Management Bank or Hedge Bank have been made), (b) the termination of all Commitments and (c) the expiration or termination of all Letters of Credit (except to the extent Cash Collateralized or backstopped pursuant to arrangements reasonably acceptable to the Issuing Lender).
“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.
“Pension Plan” shall mean at any time an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (including a “multiple employer plan” as described in Sections 4063 and 4064 of ERISA, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 or Section 430 of the Code and either (i) is sponsored, maintained or contributed to by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been sponsored, maintained or contributed to by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group, or in the case of a “multiple employer” or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
“Permitted Acquisition” shall mean any Acquisition by a Loan Party or a Subsidiary of Equity Interests in a Person or assets constituting a business or a division or line of business of a Person, if (a) the business or businesses engaged in by such Person, or such business, division or line of business, as applicable, is permitted by Section 8.2.10 [Change in Business], (b) no Event of Default or Potential Default has occurred and is continuing or would result therefrom, (c) in the case of an acquisition of Equity Interests in a Person, after giving effect to such Acquisition, more than 50% of the Equity Interests in such Person, and any other Subsidiary resulting from such Acquisition, shall be owned directly or indirectly by the Parent, (d) all actions required to be taken, if any, with respect to each Subsidiary or asset resulting from such Acquisition under Section 8.1.13 [Covenant to Guaranty Obligations and Give Security] shall be taken, (e) the Parent and its Subsidiaries are in compliance, on a Pro Forma Basis with the Financial Covenants (in the case of a Permitted Acquisition that is a Material Acquisition, including the increase pursuant to Section 8.2.16 [Maximum Leverage Ratio]), (f) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such acquisition, (g) on the date of the consummation of such Acquisition, and after giving effect thereto and the payment of consideration thereunder and costs and expenses in connection therewith by any one or more of the Parent and its Subsidiaries, the remainder obtained by subtracting the aggregate of the Revolving Facility Usage on such date from the aggregate amount of the Revolving Credit Commitments on such date shall be greater than Fifty Million Dollars ($50,000,000), (h) the Borrowers have delivered to the Administrative Agent a Permitted Acquisition Certificate signed by an Authorized Officer certifying that such Permitted Acquisition complies with the requirements set forth in clauses (a) through (g) above and, with respect to clauses (e) and (g), including reasonably detailed calculations demonstrating compliance therewith and (i) solely with respect to a Material Acquisition, such other financial information considered relevant by the Administrative Agent for the business or Person being acquired.
“Permitted Acquisition Certificate” means a certificate substantially the form of Exhibit 1.1(P)(3) or any other form approved by the Administrative Agent.

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“Permitted Factoring Arrangement” shall mean an arrangement under which the Foreign Borrower or a Foreign Subsidiary organized under the laws of an EEA Member Country sells (and creates a security interest therein as a sale of accounts pursuant to Article 9 of the Uniform Commercial Code) specified Qualified Receivables Assets of, as applicable, such Foreign Borrower or Foreign Subsidiary to any Person in a factoring transaction that qualifies for sale accounting treatment under GAAP and in connection with which:
(i)    no Guaranty is made by any Loan Party or any Subsidiary,
(ii)    such Person has no recourse to or against any Loan Party or any Subsidiary, and
(iii)    no property or asset of any Loan Party or any Subsidiary, directly or indirectly, contingently or otherwise, is subject to performance of any obligation thereunder, in each case under (i), (ii) and (iii) above, other than pursuant to customary representations, warranties, covenants and indemnities made by sellers of accounts in connection with non-recourse factoring arrangements.
“Permitted Liens” shall mean:
(i)Liens for taxes, assessments and governmental charges incurred in the ordinary course of business and which are not yet delinquent or the validity of which are being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, and for which adequate reserves have been established to the extent required by GAAP as in effect at such time, and which proceedings (or orders entered in connection with such proceedings) have the effect of suspending the enforcement or collection of such Liens;
(ii)Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs (including pledges or deposits of cash securing letters of credit that secure payment of such workers’ compensation, unemployment insurance or other social security programs);
(iii)Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens (including any other statutory nonconsensual or common law Liens), securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default (including pledges or deposits of cash securing letters of credit that secure such Liens of landlords securing obligations to make lease payments that are not yet due and payable or in default) or, with respect to any of the foregoing, that are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established in accordance with GAAP and which proceedings (or orders entered in connection with such proceedings) have the effect of suspending the enforcement or collection of such Liens;
(iv)Good-faith pledges or deposits made or other Liens granted in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder or other amounts as may be customary, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business (including pledges or deposits of cash securing letters of credit that secure such performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder or other amounts as may be customary, or that secure such statutory obligations, or such surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business);

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(v)Encumbrances consisting of zoning restrictions, easements, rights-of-way, encroachments or other restrictions on the use of real property or minor defects or irregularities in title, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;
(vi)Liens, security interests and mortgages in favor of the Administrative Agent or Collateral Agent for the benefit of the Secured Parties and their Affiliates securing the Obligations (including Lender Provided Commodity Hedges, Lender Provided Interest Rate Hedges , Lender Provided Foreign Currency Hedges and Other Lender Provided Financial Services Obligations);
(vii)Any Lien existing on the date of this Agreement and described on Schedule 8.2.2 and Liens to renew, extend, refinance or refund such Liens; provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;
(viii)Liens securing Capital Lease Obligations or other Indebtedness of any Loan Party or any Subsidiary incurred pursuant to Section 8.2.1(iii) [Indebtedness] to finance the acquisition, construction, design, repair or improvement of fixed or capital assets and Permitted Refinancing Indebtedness in respect thereof, provided that such Liens do not at any time encumber any property other than the subject property financed by such Capital Lease Obligations or other Indebtedness;
(ix)Any Lien against the assets of a Foreign Subsidiary (other than the Foreign Borrower) to secure obligations of such Person; provided that, in each case, any Indebtedness secured by such Lien is permitted under Section 8.2.1 [Indebtedness];
(x)Liens in favor of (a) any Borrower or a Guarantor; provided that if the Indebtedness secured thereby is owed from a Loan Party to a Borrower or Guarantor, such Indebtedness is subordinated pursuant to the Intercompany Subordination Agreement or (b) a Subsidiary that is not a Guarantor granted by any other Subsidiary that is not a Guarantor;
(xi)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(xii)purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements or similar filings relating solely to operating leases of personal property or consignment not intended as security or bailee arrangements entered into in the ordinary course of business;
(xiii)Liens incurred to secure appeal bonds and judgment Liens not constituting an Event of Default or Potential Default, in each case in connection with litigation or legal proceedings that are being contested in good faith by appropriate proceedings;
(xiv)Liens upon real or personal property other than the Collateral, including any attachment of personal property or real property or other legal process prior to adjudication of a dispute on the merits, (a) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed or bonded and continue to be stayed or bonded, (b) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, or (c) the payment of which is covered in full (subject to customary deductible) by insurance;
(xv)statutory and common law banker’s Liens and rights of setoff on bank deposits, and Liens in favor of a banking or other financial institution arising in the ordinary course of business under customary general terms and conditions (including, for the avoidance of doubt, Section 24 of the general terms and conditions (Algemene

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Bankvoorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;
(xvi)option agreements and rights of first refusal granted with respect to assets that are permitted to be Disposed of pursuant to the terms of Section 8.2.7 [Dispositions of Assets or Subsidiaries];
(xvii)any leases of assets permitted by Section 8.2.7 [Dispositions of Assets or Subsidiaries];
(xviii)Liens on cash and Cash Equivalents securing Indebtedness permitted by Section 8.2.1(v)(d) [Indebtedness] in an aggregate amount not to exceed $10,000,000 at any one time outstanding;
(xix)deposits and escrows of cash pursuant to customary purchase price adjustment, indemnity or similar obligations under agreements related to Acquisitions, Investments and Dispositions permitted hereunder;
(xx)Liens on Qualified Receivables Assets securing obligations under , sold pursuant to or otherwise created in connection with Qualified Receivables Transactions;
(xxi)Liens on Qualified Receivables Assets created in connection with the sale of such Qualified Receivables Assets pursuant to a Permitted Factoring Arrangement; and
(xxii)Any Lien including any netting or set-off arising by operation of law as a result of the existence of a fiscal unity (fiscale eenheid) for Dutch tax purposes or its equivalent in any other relevant jurisdiction.
“Permitted Refinancing Indebtedness” shall mean, with respect to any Indebtedness of any Person, any refinancing, refunding, renewal, replacement, defeasance, discharge or extension of such Indebtedness (for purposes of this definition, each, a “refinancing”, with “refinanced” having a correlative meaning); provided that (i) the aggregate principal amount (or accreted value, if applicable) does not exceed the then aggregate outstanding principal amount (or accreted value, if applicable) of the Indebtedness so refinanced, except by an amount equal to all unpaid accrued or capitalized interest thereon, undrawn commitments with respect thereto, any make-whole payments, fees, or premium applicable thereto or paid in connection therewith, plus upfront fees and original issue discount on such refinancing Indebtedness, plus other customary fees and expenses in connection with such refinancing, (ii) other than in the case of a refinancing of Capital Lease Obligations and Indebtedness secured by a purchase money security interest, such refinancing has a maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being refinanced, (iii) the borrower or issuer under such refinancing is the same Person that is the borrower or issuer under the Indebtedness being so refinanced (or was a guarantor thereof) and each of the other Persons that are (or are required to be) obligors under such refinancing are the same Persons as those that are (or are required to be) obligors under the Indebtedness being so refinanced, (iv) in the event such Indebtedness being so refinanced is (x) contractually subordinated in right of payment to the Obligations or is secured by a Lien on the Collateral the priority of which is contractually subordinated to the Liens on the Collateral securing the Obligations, such refinancing shall contain subordination provisions which are the same as those in effect prior to such refinancing or are no less favorable, taken as a whole, to the Lenders than those contained in the Indebtedness being so refinanced or are otherwise acceptable to the Administrative Agent or (y) otherwise secured by a junior Permitted Lien on the Collateral, in the case of this clause (y) such refinancing shall be

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unsecured or secured by a junior Permitted Lien on the Collateral, and (v) such refinancing does not provide for the granting or obtaining of collateral security from, or obtaining any Lien on the assets of, any Person, other than (x) collateral security obtained from Persons that provided (or were required to provide) collateral security with respect to the Indebtedness being so refinanced (so long as the assets subject to such Liens were or would have been required to secure the Indebtedness so refinanced) (provided that additional Persons that would have been required to provide collateral security with respect to the Indebtedness being so refinanced may provide collateral security with respect to such refinancing) and (y) to the extent otherwise permitted by Section 8.2.2 [Liens; Lien Covenant].
“Permitted Transaction” shall mean a transaction, or series of related transactions, which satisfies the following requirements:
(i)at the time of the consummation of such transaction, no Event of Default or Potential Default shall have occurred and be continuing;
(ii)the parties to such transaction shall be (a) one or more Subsidiaries which are not Loan Parties and (b) one or more third parties which are not Affiliates of any Loan Party or Subsidiary thereof;
(iii)the value of the assets or Equity Interests exchanged or transferred shall not exceed (a) individually, for any such transaction, an amount that is 2% of the gross value of the Consolidated Total Assets of the Parent and its Subsidiaries and (b) in the aggregate for all such transactions consummated after the Closing Date, an amount that is 5% of the gross value of the Consolidated Total Assets of the Parent and its Subsidiaries;
(iv)if as a result of such transaction a Loan Party acquires or otherwise obtains assets or Equity Interests that are required to be Collateral, such Loan Party shall comply with the requirements of Section 8.1.13 [Covenant to Guaranty Obligations and Give Security], the Pledge and Security Agreement and the other Collateral Documents, in each case to the extent required therein and within the time periods set forth therein; and
(v)the Borrowers shall provide the Administrative Agent with written notice, together with such further details and information as is reasonably requested by the Administrative Agent, with respect to such transaction, no later than 5 Business Days after the closing of such transaction.
“Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.
“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.
“Pledge and Security Agreement” shall mean the Pledge and Security Agreement in substantially the form of Exhibit 1.1(S) executed and delivered by each of the Domestic Loan Parties to the Administrative Agent for the benefit of the Secured Parties.
“PNC” shall mean PNC Bank, National Association, its successors and assigns.
“Potential Default” shall mean any event or condition which with notice or passage of time, or both, would constitute an Event of Default.
“Prime Rate” shall mean the interest rate per annum announced from time to time by the financial institution then serving as the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Administrative Agent. Any change in

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the Prime Rate shall take effect at the opening of business on the day such change is announced.
“Principal Office” shall mean the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.
“Prior Security Interest” shall mean a valid and enforceable perfected first-priority security interest under the Uniform Commercial Code in the Collateral which is subject only to Permitted Liens under clause (viii) of such definition or Liens arising by operation of Law that are Permitted Liens.
“Pro Forma Basis” shall mean, with respect to compliance with any covenant or test hereunder, compliance with such covenant or test after giving effect to (a) any increase in Commitments or advance of Incremental Term Loans pursuant to Section 2.12 [Incremental Commitments, Increasing Lenders and New Lenders], (b) any Permitted Acquisition (to the extent not subsequently disposed of during such period) or any Investment, (c) any Disposition or (d) the making of any Restricted Payment, as if such increase or advance, Permitted Acquisition, Investment, Disposition or Restricted Payment, and all such other increases, advances, Permitted Acquisitions, Investments, Dispositions or Restricted Payments, and any refinancing of Indebtedness in connection therewith consummated during such period, and any Indebtedness or other liabilities incurred in connection with any such Permitted Acquisition, Investment, Disposition or Restricted Payment had been consummated or, as the case may be, incurred at the beginning of such period. For purposes of this definition, (i) if any Indebtedness to be so incurred bears interest at a floating rate and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the last day of the applicable period had been the applicable rate for the entire period (taking into account any applicable Interest Rate Hedge), (ii) if such Indebtedness bears, at the option of the Borrowers a fixed or floating rate of interest, interest thereon will be computed by applying, at the option of the Borrowers, either the fixed or floating rate (determined in accordance with clause (i)); and (iii) interest on Indebtedness under a revolving credit facility will be computed based upon the average daily balance of such Indebtedness during such period.
“Qualified ECP Loan Party” shall mean each Loan Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000, or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.
“Qualified Equity Interests” shall mean any Equity Interests other than Disqualified Equity Interests.
“Qualified Receivables Assets” shall mean Receivables (whether now existing or arising in the future) of the Loan Parties or any Subsidiary and any Related Security and proceeds of such Receivables and Related Security that are customarily transferred or in which security interests are granted in connection with asset securitization or factoring transactions involving Receivables.
“Qualified Receivables Transaction” shall mean any transaction or series of transactions that may be entered into by the Foreign Borrower or any Foreign Subsidiary organized under the laws of an EEA Member Country in which any such Foreign Borrower or Foreign Subsidiary may sell, contribute, convey, create a security interest in or otherwise transfer to a Receivables Subsidiary or any other Person (in the case of a transfer by a Receivables Subsidiary) any Qualified Receivables Assets; provided, that the amount of

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Indebtedness resulting from all Qualified Receivables Transactions at any time shall not exceed $50,000,000 in the aggregate.
“Ratable Share” shall mean:
(i)with respect to a Lender’s obligation to make Revolving Credit Loans, participate in Letters of Credit and other Letter of Credit Obligations, participate in Swing Loans, and receive payments, interest, and fees related thereto, the proportion that such Lender’s Revolving Credit Commitment bears to the Revolving Credit Commitments of all of the Lenders, provided however that if the Revolving Credit Commitments have terminated or expired, the Ratable Shares for purposes of this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.
(ii)with respect to all other matters as to a particular Lender, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment by (ii) the sum of the aggregate amount of the Revolving Credit Commitments of all Lenders; provided however that if the Revolving Credit Commitments have terminated or expired, the computation in this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments, and not on the current amount of the Revolving Credit Commitments and provided further in the case of Section 2.10 [Defaulting Lenders] when a Defaulting Lender shall exist, “Ratable Share” shall mean the percentage of the aggregate Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.
“Receivable Contract” shall mean, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which the Person obligated to make payments pursuant to such contracts, instruments, agreements, leases, invoices, notes or other writings relating to such Receivable becomes or is obligated to make payment in respect of such Receivable.
“Receivables” shall mean any right to payment of a monetary obligation, whether or not earned by performance, owed to any Loan Party, any Subsidiary or any Receivables Subsidiary, whether constituting an account, as-extracted collateral, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the sale of goods that have been or are to be sold or for services rendered or to be rendered by any Loan Party or any Subsidiary, and includes the obligation to pay any finance charges, fees and other charges with respect thereto.  Any such right to payment arising from any one transaction, including any such right to payment represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of any such right to payment arising from any other transaction.
“Receivables Subsidiary” shall mean a direct or indirect Wholly-Owned Subsidiary of a Loan Party (or another Person formed for the purpose of engaging in a Qualified Receivables Transaction with a Loan Party or a Subsidiary in which a Loan Party or any Subsidiary makes an Investment and to which any Loan Party or any Subsidiary transfers Receivables) that engages in no activities other than in connection with the financing of Receivables, all proceeds thereof and all rights (contractual or other), collateral and other assets, in each case, relating to such Receivables, and any business or activities incidental or related to such business, and that is designated by the Parent’s Board of Directors (as provided below) as a Receivables Subsidiary and
(1)    no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:
(a)    is Guaranteed by any Loan Party or any Subsidiary (excluding Guaranties of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

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(b)    is recourse to or obligates any Loan Party or any Subsidiary (other than a Receivables Subsidiary) in any way other than pursuant to Standard Securitization Undertakings; or
(c)    subjects any property or asset of any Loan Party or any Subsidiary (other than a Receivables Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;
(2)    with which neither any Loan Party nor any Subsidiary (other than a Receivables Subsidiary)has any material contract, agreement, arrangement or understanding other than on terms no less favorable to such Loan Party or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Parent, other than agreements entered into in the ordinary course of business in connection with servicing Receivables; and
(3)    with which neither any Loan Party nor any Subsidiary (other than a Receivables Subsidiary) has any obligation to maintain or preserve such Receivables Subsidiary’s financial condition or cause such Receivables Subsidiary to achieve certain levels of operating results.
Any designation of a Receivables Subsidiary by the Parent’s Board of Directors after the Closing Date shall be evidenced to the Administrative Agent by delivering to the Administrative Agent a board resolution giving effect to such designation and a certificate of an Authorized Officer of the Parent certifying that such designation complied with the preceding conditions.
“Recipient” shall mean (i) the Administrative Agent, (ii) any Lender and (iii) the Issuing Lender, as applicable.
“Reference Currency” shall have the meaning specified in the definition of “Equivalent Amount.”
“Reimbursement Obligation” shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].
“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate amount of Net Cash Proceeds received by the Parent or a Subsidiary in connection therewith that are not applied to prepay the Loans as a result of the delivery of a Reinvestment Notice.
“Reinvestment Event” means any Disposition or Insurance or Condemnation Event in respect of which the Parent has delivered a Reinvestment Notice.
“Reinvestment Notice” means a written notice executed by an Authorized Officer of the Parent stating that the Parent or any Subsidiary intends and expects to use an amount of funds not to exceed the amount of Net Cash Proceeds of any Disposition or Insurance or Condemnation Event to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets used or useful in the Parent’s or a Subsidiary’s business.
“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended by the Parent or a Subsidiary prior to the relevant Reinvestment Prepayment Date to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets used or useful in the Parent’s or a Subsidiary’s business.
“Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the date occurring one year after the date such Reinvestment Event occurred or, if the

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Parent or a Subsidiary has entered into a legally binding commitment within one year after the date such Reinvestment Event occurred to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets used or useful in any Borrower’s or a Subsidiary’s business, the date occurring eighteen months after the date such Reinvestment Event occurred.
“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Related Security” shall mean, with respect to any Receivable subject to a Qualified Receivables Transaction:
(1)    all of the Loan Parties’ interests in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), relating to any sale giving rise to such Receivable,
(2)    all instruments and chattel paper that may evidence such Receivable,
(3)    all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the contract related to such Receivable or otherwise, together with all Uniform Commercial Code financing statements or similar filings relating thereto,
(4)    all of the Loan Parties’ rights, interests and claims under the contracts and all guaranties, indemnities, insurance and other agreements (including the related contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the contract related to such Receivable or otherwise;
(5)    all of the Loan Parties’ rights, remedies, powers, privileges, title and interest (but not obligations) under any agreement pursuant to which such Loan Party purchases Receivables in connection with a Qualified Receivables Transaction;
(6)    all books and records of the Loan Parties to the extent related to any of the foregoing, and all rights, remedies, powers, privileges, title and interest (but not obligations) in and to each lockbox account and collection account used solely for depositing proceeds of such Receivables, and any related investment property acquired with any such proceeds (as such term is defined in the applicable Uniform Commercial Code); and
(7)    all proceeds (as defined in the Uniform Commercial Code) of any of the foregoing that are or were received by any Loan Party, including all funds which either are received by a Loan Party from or on behalf of the Person(s) obligated to make payments pursuant to the Receivable Contract relating to such Receivable in payment of any amounts owed (including invoice price, finance charges, interest and all other charges) in respect of any of the above Receivables or are applied to such amounts owed by such Person(s) (including any insurance payments that any Loan Party applies in the ordinary course of its business to amounts owed in respect of any of the above Receivables, and net proceeds of sale or other disposition of repossessed goods or other collateral or property of such Person(s) in respect of any of the above Receivables or any other parties directly or indirectly liable for payment of such Receivables).
“Relevant Interbank Market” shall mean (a) in relation to the Euro, the European Interbank Market, (b) in relation to Swedish Krona, the Stockholm interbank market and (c) in relation to any other currency, the London interbank market.
“Relief Proceeding” shall mean any proceeding seeking a decree or order for relief in respect of any Loan Party or Material Subsidiary of a Loan Party in a voluntary or

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involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or Material Subsidiary of a Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.
“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or Anti-Corruption Law or has knowledge of an actual or probable violation of any Anti-Terrorism Law or any Anti-Corruption Law.
“Required Lenders” shall mean Lenders (other than any Defaulting Lender) having more than 50% of the sum of (i) the aggregate amount of the Revolving Credit Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Revolving Credit Commitments, the outstanding Revolving Credit Loans and Ratable Share of Letter of Credit Obligations of the Lenders (excluding any Defaulting Lender) and (ii) the aggregate outstanding amount of any Incremental Term Loans.
“Required Share” shall have the meaning assigned to such term in Section 5.11 [Settlement Date Procedures].
“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Payment” shall have the meaning set forth in Section 8.2.5 [Dividends and Related Distributions].
“Revolving Credit Commitment” shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Revolving Credit Loans,” as such Commitment is thereafter assigned or modified and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Lenders.
“Revolving Credit Loans” shall mean collectively and Revolving Credit Loan shall mean separately all loans made by the Lenders or one of the Lenders to the Borrowers pursuant to Section 2.1 [Revolving Credit Commitments] or Section 2.9.3 [Disbursements, Reimbursement].
“Revolving Facility Usage” shall mean at any time the sum of the outstanding Revolving Credit Loans, the outstanding Swing Loans, and the Letter of Credit Obligations.
“Sanctioned Person” shall mean (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, (b) a Person named on the lists maintained by the European Union available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm, or as otherwise published from time to time, (c) a Person named on the lists maintained by Her Majesty’s Treasury available at http://www.hm-treasury.gov.uk/fin_sanctions_index.htm, or as otherwise published from time to time, (d) a Person that is specifically targeted by any other relevant sanctions authority of a jurisdiction in which any Borrower or any of its respective Subsidiaries conduct business, (e) (i) an agency of the government of, or an organization controlled by, a Designated Jurisdiction, to the extent such agency or organization is subject to a sanctions program administered by OFAC, or (ii) a Person operating from, organized or resident in a Designated Jurisdiction, to the extent such Person is subject to a sanctions program administered by OFAC or (f) a Person controlled (as “control” is defined under the relevant sanctions regulatory regime) by any such Person set forth in clauses (a) through (e) above.

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“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Lenders, the Cash Management Banks, the Hedge Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.5 [Delegation of Duties], and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.
“Settlement Date” shall mean the Business Day on which the Administrative Agent elects to effect settlement pursuant to the procedures set forth in Section 5.11 [Settlement Date Procedures].
“SOFR” means, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Adjustment” means ten basis points (0.10%).
“Solvent” shall mean, with respect to any Person on any date of determination, taking into account any right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (i) the present fair saleable value (on a going concern basis) of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts (including contingent liabilities) as such debts become absolute and matured, (ii) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay such debts as they mature, and (iii) such Person’s capital is not unreasonably small in relation to the business of such Person, contemplated on such date. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“SONIA” means a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.
“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).
“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.
(a)“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities customarily entered into in connection with accounts receivables financings, including customary servicing performance guarantees.
“Statements” shall have the meaning specified in Section 6.1.6(i) [Historical Statements].
“Subsidiary” of any Person at any time shall mean any corporation, trust, partnership, limited liability company or other business entity of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries.
“Subsidiary Equity Interests” shall have the meaning specified in Section 6.1.2 [Subsidiaries and Owners; Investment Companies].

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“Swap” shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).
“Swap Obligation” shall mean any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender Provided Interest Rate Hedge, Lender Provided Commodity Hedge or a Lender Provided Foreign Currency Hedge.
“Swedish Krona” shall refer to the lawful currency of the Kingdom of Sweden.
“Swing Loan Commitment” shall mean PNC’s commitment to make Swing Loans to the Domestic Borrowers pursuant to Section 2.1.2 [Swing Loan Commitment] hereof in an aggregate principal amount up to Forty Million Dollars ($40,000,000).
“Swing Loan Lender” shall mean PNC, in its capacity as a lender of Swing Loans.
“Swing Loan Note” shall mean the Swing Loan Note of the Domestic Borrowers in the form of Exhibit 1.1(N)(2) evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.
“Swing Loan Request” shall mean a request for Swing Loans made in accordance with Section 2.5.2 [Swing Loan Requests] hereof.
“Swing Loans” shall mean collectively and Swing Loan shall mean separately all Swing Loans or any Swing Loan made by PNC to a Domestic Borrower pursuant to Section 2.1.2 [Swing Loan Commitment] hereof.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.
“Term Rate Option” shall mean any of the Term SOFR Rate Option or the Eurocurrency Rate Option.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Rate” shall mean, with respect to any amount to which the Term SOFR Rate Option applies, for any Interest Period, the interest rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to the Term SOFR Reference Rate for a tenor comparable to such Interest Period, as such rate is published by the Term SOFR Administrator on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. The Term SOFR

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Rate shall be adjusted automatically without notice to the Borrower on and as of the first day of each Interest Period.
“Term SOFR Rate Loan” means a Loan that bears interest based on the Term SOFR Rate.
“Term SOFR Rate Option” means the option of the Borrower to have Loans bear interest at the rate and under the terms specified in Section 4.1.1(ii)(A)[Revolving Credit Loan Term SOFR Rate Option], as applicable.
“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.
“Threshold Amount” shall mean $30,000,000.
“Trademark Security Agreement” shall mean the Amended and Restated Trademark Security Agreement in substantially the form of Exhibit 1.1(P)(2) executed and delivered by each of the Domestic Loan Parties to the Administrative Agent for the benefit of the Secured Parties.
“UCP” shall have the meaning specified in Section 11.11.1 [Governing Law].
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” shall have the meaning specified in Section 5.9.7 [Status of Lenders].
“Wholly-Owned Subsidiary” of any specified Person shall mean a Subsidiary of such Person all of the outstanding Equity Interests or other ownership interests of which (other than directors’ qualifying shares) will at that time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.
“Withholding Agent” shall mean any Loan Party and the Administrative Agent.
“Write-down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member

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Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person’s successors and assigns; (v) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated; (vi) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (viii) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (ix) unless otherwise specified, all references herein to times of day shall constitute references to Eastern Time.
1.3Accounting Principles; Changes in GAAP. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 8.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 8.2 [Negative Covenants]) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing statements referred to in Section 6.1.6(i) [Historical Statements]. Notwithstanding the foregoing, if Parent notifies the Administrative Agent in writing that Parent wishes to amend any financial covenant in Section 8.2 [Negative Covenants] of this Agreement, any related definition and/or the definition of the term Leverage Ratio for purposes of interest, Letter of Credit Fee and Commitment Fee determinations to eliminate the effect of any change in GAAP occurring after the Closing Date on the operation of such financial covenants and/or interest, Letter of Credit Fee or Commitment Fee determinations (or if the Administrative Agent notifies the Parent in writing that the Required Lenders wish to amend any financial covenant in Section 8.2 [Negative Covenants], any related definition and/or the definition of the term Leverage Ratio for purposes of interest, Letter of Credit Fee and Commitment Fee determinations to eliminate the effect of any such change in GAAP), then the Administrative Agent, the Lenders and the Parent shall negotiate in good faith to amend such ratios or requirements to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, the Loan Parties’ compliance with such covenants and/or the definition of the term Leverage Ratio for purposes of interest, Letter of Credit Fee and Commitment Fee determinations shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such

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covenants or definitions are amended in a manner satisfactory to the Parent and the Required Lenders, and the Loan Parties shall provide to the Administrative Agent, when they deliver their financial statements pursuant to Section 8.3.1 [Quarterly Financial Statements] and Section 8.3.2 [Annual Financial Statements] of this Agreement, such reconciliation statements as shall be reasonably requested by the Administrative Agent. For purposes of calculations made pursuant to the terms of this Agreement, GAAP will be deemed to treat operating leases and capital leases in a manner consistent with their treatment under generally accepted accounting principles as in effect on the Original Closing Date, notwithstanding any modifications or interpretive changes thereto that may have occurred thereafter or may occur hereafter, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.
1.4Currency Calculations. All financial statements and Compliance Certificates shall be set forth in Dollars. For purposes of preparing the financial statements, calculating financial covenants and determining compliance with covenants expressed in Dollars, Optional Currencies shall be converted to Dollars on a weighted average (spot rate for any balance sheet calculation) in accordance with GAAP.
1.5Pro Forma Calculations. With respect to any period during which any increase in Commitments or advance of Incremental Term Loans pursuant to Section 2.12 [Incremental Commitments, Increasing Lenders and New Lenders], any Permitted Acquisition, Investment or any Disposition (other than as permitted in clauses (i) through (iv) of Section 8.2.7 [Dispositions of Assets and Subsidiaries]) or Restricted Payment occurs as permitted pursuant to the terms hereof, the financial covenants set forth in Sections 8.2.16 [Maximum Leverage Ratio] and 8.2.17 [Minimum Interest Coverage Ratio], the pricing grid on Schedule 1.1(A) hereof, and any other financial ratio or test or compliance with any covenant determined by reference to Consolidated EBITDA or Consolidated Total Assets shall be calculated with respect to such period and such increase in Commitments, such Permitted Acquisition, such Investment, such Disposition or such Restricted Payment on a Pro Forma Basis.
1.6Limited Condition Transactions.
1.6.1.     When calculating the availability under any covenant or ratio under this Agreement or compliance with any provision of this Agreement or the accuracy of any representations and warranties set forth herein or in any Loan Documents in connection with any Limited Condition Transaction and any actions or transactions related thereto, in each case, at the option of the Parent (the Parent’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such covenant or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any continuing Potential Default or Event of Default and the accuracy of any representations and warranties)) hereunder shall be deemed to be the date (the “LCT Test Date”) the definitive agreements for such Limited Condition Transaction are entered into, and if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including any incurrence of Indebtedness and the use of proceeds thereof) and any related pro forma adjustments, the Parent or any Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or covenant basket (and any related requirements and conditions), such ratio, test or covenant basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued or incurred at the LCT Test Date or at any time thereafter); provided, that, except as set forth in clause (y) of the immediately succeeding proviso, compliance with such ratios, tests or covenant baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date; and provided, further, that, to the extent the proceeds of Loans shall be used to finance or fund any such Limited Condition Transaction: (x) any such Limited Condition Transaction shall be consummated prior to the date which is 120 days following such LCT

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Test Date and (y) no Event of Default under Section 9.1.1 [Payments Under Loan Documents], Section 9.1.13 [Relief Proceedings] or Section 9.1.4 [Breach of Specified Covenants] with respect to a breach of the Financial Covenants shall be continuing on the date of consummation of the Limited Condition Transaction or would occur as a result of consummation of such Limited Condition Transaction.
1.6.2. For the avoidance of doubt, but subject, in each case to the last proviso of the immediately preceding paragraph, if the Parent has made an LCT Election, (1) if any of the ratios, tests or covenant baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or covenant basket, including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets of the Parent or the Person subject to such Limited Condition Transaction, such covenant baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations, (2) if any related requirements and conditions (including as to the absence of any continuing Potential Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of any Potential Default or Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Potential Default or Event of Default shall be deemed not to have occurred or be continuing, solely for purposes of determining whether the applicable Limited Condition Transaction and any actions or transactions related thereto (including any incurrence of Indebtedness and the use of proceeds thereof) are permitted hereunder), and (3) in calculating the availability under any ratio, test or covenant basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the date on which such Limited Condition Transaction is consummated, any such ratio, test or covenant basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction and any actions or transactions related thereto (including any incurrence of Indebtedness and the use of proceeds thereof) and any related pro forma adjustments unless the definitive agreement for such Limited Condition Transaction has terminated or has expired without consummation of such Limited Condition Transaction; provided that in the case of clause (3) above, for the purposes of Sections 8.2.4 [Loans and Investments] and 8.2.5 [Dividends and Related Distributions] only, Consolidated Net Income shall not include any Consolidated Net Income of or attributed to the target company or assets associated with any such Limited Condition Transaction unless and until the closing of such Limited Condition Transaction shall have actually occurred.
1.7Same Indebtedness; Other References.
1.7.1.    This Agreement and the other Loan Documents shall not be deemed to provide for or effect a novation or repayment and re-advance of any portion of the Existing Revolving Loans or the Existing Letters of Credit now outstanding (other than as expressly provided with respect to the pay-off of the Departing Lenders), it being the intention of the Borrowers, the Guarantors, the Lenders and the Issuing Lender hereby that the Indebtedness owing under this Agreement be and hereby is the same Indebtedness as that owing under the Existing Credit Agreement immediately prior to the effectiveness hereof; provided that, on the Closing Date, the Administrative Agent shall, with the cooperation of the Lenders, cause the amounts of the Revolving Credit Commitments under the Existing Credit Agreement and the Existing Revolving Credit Loans to be, as applicable, re-allocated among the Lenders in accordance with their respective Revolving Credit Commitments established pursuant to this Agreement or, in the case of the Departing Lenders, repaid as hereinafter provided. Without limiting the generality of the foregoing, to the extent, if any, not paid prior to the effectiveness of this Agreement, all accrued interest and fees owing under and pursuant to the Existing Credit Agreement shall be due and payable in full on the date on which they would have been due and payable pursuant the Existing Credit Agreement.

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1.7.2.    Upon the effectiveness of this Agreement as provided in Section 7.1.1 [Deliveries] hereof, the Existing Credit Agreement shall be deemed to have been amended and restated in its entirety and superseded by this Agreement, and any references in any other Loan Document to the Existing Credit Agreement shall be deemed to refer to this Agreement.
1.8Benchmark Replacement Notification. Section 4.4.4 [Benchmark Replacement Setting] of this Agreement provides a mechanism for determining an alternative rate of interest in the event that the Term SOFR Rate, Eurocurrency Rate, or Daily Simple RFR for any applicable Currency is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the continuation of, administration of, submission of or calculation of, or any other matter related to, the Term SOFR Rate, Eurocurrency Rate, or Daily Simple RFR for any applicable Currency, or with respect to any alternative or successor rate thereto, or replacement rate therefor.
1.9Dutch Terms. Unless a contrary indication appears, in relation to any Loan Party incorporated under the laws of the Netherlands, reference in this Agreement to:
(a)    a “conservator” includes a bewindvoerder;
(b)    the “organizational documents” include its statuten, akte van oprichting and Dutch trade register extract;
(c)    an “attachment” includes a beslag;
(d)    the “Netherlands Civil Code” means Burgerlijk Wetboek;
(e)    a “liquidation” includes ontbinding;
(f)    “bankruptcy” includes faillissement and a notice being filed under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990);
(g)    a “moratorium” includes a surseance van betaling and a “moratorium is declared” includes surseance verleend;
(h)     a "reorganisation" in the context of insolvency or insolvency proceedings includes statutory proceedings for the restructuring of debt (akkoordprocedure) under the Dutch Bankruptcy Act (Faillissementswet);
(i)    a “receiver” includes a curator;
(j)    a “Lien” includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame) and, in general, any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijk zekerheidsrecht); and
(k)    all necessary corporate action to authorise where applicable, includes without limitation:
(i) any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and
(ii) obtaining an unconditional positive advice (advies) from the competent works council(s).
1.10Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under the Delaware Limited Liability Company Act (or any

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comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person that is a limited liability company becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
1.11Orlaco, Inc. No Longer a Domestic Loan Party. Upon the Closing Date, (a) ORLACO, INC., a Delaware corporation (“Orlaco”) shall cease to be a Domestic Loan Party for all purposes under this Agreement and (b) Orlaco shall no longer be liable for any of the Obligations as a Domestic Loan Party under the Agreement or any other Loan Document. Each Lender hereby authorizes the Administrative Agent to take any actions necessary to evidence the release of Orlaco as a Domestic Loan Party, including filing a UCC-3 termination statement and any such other termination statements, releases and other agreements required in connection with the release and termination of Liens and security interests of Agent on and in any of the property or assets of Orlaco.

2.REVOLVING CREDIT AND SWING LOAN FACILITIES
2.1Revolving Credit Commitments.
2.1.1.Revolving Credit Loans; Optional Currency Loans. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, the terms and conditions governing Existing Revolving Loans shall be amended and restated in their entirety to provide for an amended and restated revolving credit facility under which each Lender severally agrees to make Revolving Credit Loans in either Dollars or one or more Optional Currencies to the Borrowers at any time or from time to time on or after the date hereof to the Expiration Date; provided that after giving effect to each such Loan (i) the aggregate Dollar Equivalent amount of Revolving Credit Loans from such Lender shall not exceed such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations, (ii) the Revolving Facility Usage shall not exceed the Revolving Credit Commitments, (iii) no Revolving Credit Loan to which the Base Rate Option applies shall be made in an Optional Currency and (iv) the aggregate Dollar Equivalent principal amount of Revolving Credit Loans made in any Optional Currency (each an “Optional Currency Loan”) shall not exceed $100,000,000 (the “Optional Currency Sublimit”). Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrowers may borrow, repay and reborrow pursuant to this Section 2.1 [Revolving Credit Commitments].
The Existing Revolving Loans shall, upon and subject to the terms and conditions of this Agreement, including Section 7 [Conditions of Lending and Issuance of Letters of Credit] hereof, be refinanced with an initial advance of Revolving Credit Loans on the Closing Date (with such Revolving Credit Loans advanced on the Closing Date being pursuant to the respective Ratable Shares of the Lenders), and all commitments for revolving credit under the Existing Credit Agreement thereupon shall be terminated.
2.1.2.Swing Loan Commitment. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, PNC may, at its option, cancelable at any time for any reason whatsoever, make swing loans in Dollars (the “Swing Loans”) to the Domestic Borrowers at any time or from time to time after the date hereof to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of the Swing Loan Commitment, provided that after giving effect to such Loan, the Revolving Facility Usage shall not exceed the aggregate Revolving Credit Commitments of the Lenders. Within such limits of time and amount and subject to the other provisions of this Agreement,

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the Domestic Borrowers may borrow, repay and reborrow pursuant to this Section 2.1.2 [Swing Loan Commitment].
2.1.3.Certain Limitations. Notwithstanding anything to the contrary contained this Agreement (including this Section 2.1 [Revolving Credit Commitments]), any Note, or any other Loan Document, at no time shall the Equivalent Amount of the portion of the Revolving Credit Loans and Letter of Credit Obligations that consist of Revolving Credit Loans advanced to the Foreign Borrower and Letters of Credit issued for the account of the Foreign Borrower exceed One Hundred Million Dollars ($100,000,000) in the aggregate (the “Foreign Borrower Sublimit”).
2.1.4.Reallocation. Upon the Closing Date, (i) all of the risk participation exposure of each Departing Lender in respect of the Existing Letters of Credit shall be deemed to be assumed by the Lenders ratably according to their respective Ratable Shares; (ii) each Departing Lender, which on the Closing Date will be paid in full all sums owed to it under the Existing Credit Agreement, will cease to be “Lender” and a “Secured Party”, shall not be a party to this Agreement and shall have no further obligation to advance loans or extend credit to any Borrower or bear any risk participation exposure in respect of any Letters of Credit or risk participation exposure in respect of any Swing Loans; (iii) the Existing Lenders (other than the Departing Lenders) and the Joining Lenders hereby agree to assume and re-allocate their respective Revolving Credit Commitments (and related risk participations) and Revolving Credit Loan principal as hereinafter provided and (iv) each Departing Lender agrees that the Borrowers and the other Loan Parties will cease to be indebted to, or have any other Obligation owing to, such Departing Lender under the Loan Documents, other than indemnification and similar Obligations under the Loan Documents, solely with respect to the period prior to the Closing Date, which, by their express terms, survive the payment in full of all Loans.
2.2Nature of Lenders’ Obligations with Respect to Revolving Credit Loans. Each Lender shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests] in accordance with its Ratable Share. The aggregate Dollar Equivalent of each Lender’s Revolving Credit Loans outstanding hereunder to the Borrowers at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrowers to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.
2.3Commitment Fees. Accruing from the date hereof until the Expiration Date and subject to Section 2.10(a)(iii) [Certain Fees], each Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Ratable Share, a nonrefundable commitment fee (the “Commitment Fee”) in Dollars, equal to the Applicable Commitment Fee Rate for such day (computed on the basis of a year of 360 days and actual days elapsed) multiplied by the difference for such day of the amount of (a) the Revolving Credit Commitments minus (b) the Revolving Facility Usage (provided, however, that solely in connection with determining the share of each Lender in the Commitment Fee, the Revolving Facility Usage with respect to the portion of the Commitment Fee allocated to PNC shall include the full amount of the outstanding Swing Loans, and with respect to the portion of the Commitment Fee allocated by the Administrative Agent to all of the Lenders other than PNC, such portion of the Commitment Fee shall be calculated (according to each such Lender's Ratable Share) as if the Revolving Facility Usage excludes the outstanding Swing Loans); provided, that no Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such Commitment Fee that otherwise would have been required to have been paid to that Defaulting Lender). Subject to the proviso in the

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directly preceding sentence, all Commitment Fees shall be payable in arrears on each applicable Payment Date.
2.4Termination or Reduction of Revolving Credit Commitments. The Borrowers shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the Revolving Credit Commitments (ratably among the Lenders in proportion to their Ratable Shares); provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Revolving Facility Usage would exceed the Revolving Credit Commitments. Any such reduction shall be in an amount equal to Five Million Dollars ($5,000,000), or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect. Any such reduction or termination shall be accompanied by prepayment of the Loans, together with outstanding Commitment Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 5.10 [Indemnity] hereof) to the extent necessary to cause the aggregate Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Credit Commitments as so reduced or terminated. Any notice to reduce the Revolving Credit Commitments under this Section 2.4 [Termination or Reduction of Revolving Credit Commitments] shall be irrevocable.
2.5Revolving Credit Loan Requests; Swing Loan Requests.
2.5.1.Revolving Credit Loan Requests. Except as otherwise provided herein, the Borrowers may from time to time prior to the Expiration Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 4.2 [Interest Periods], by delivering to the Administrative Agent, not later than 10:00 a.m., (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans in Dollars to which the Term Rate Option applies or the conversion to or the renewal of the Term Rate Option for any Loans in Dollars; (ii) four (4) Business Days prior to the proposed Borrowing Date with respect to the making of Optional Currency Loans or the date of conversion to or renewal of the Term Rate Option for any Optional Currency Loan; (iii) four (4) Business Days prior to the proposed Borrowing Date with respect to the making of Optional Currency Loans or the date of conversion to or renewal of the Daily Rate Option for any Optional Currency Loan, and (iv) the same Business Day of the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.5.1 or a request by telephone immediately confirmed in writing by letter, facsimile, e-mail or telex in such form (each, a “Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify (A) the applicable Borrower, (B) the aggregate amount of the proposed Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amount shall be in (x) integral multiples of One Million Dollars ($1,000,000) (or the Dollar Equivalent thereof) and not less than Five Million Dollars ($5,000,000) (or the Dollar Equivalent thereof) for each Borrowing Tranche under the Term Rate Option, (y) integral multiples of One Million Dollars ($1,000,000) (or the Dollar Equivalent thereof) and not less than Five Million Dollars ($5,000,000) (or the Dollar Equivalent thereof) for each Borrowing Tranche under the Daily Rate Option and (z) integral multiples of Five Hundred Thousand Dollars ($500,000) and not less than One Million Dollars ($1,000,000) for each Borrowing Tranche under the Base Rate Option, (C) whether the Term Rate Option or Base Rate Option shall apply to the proposed Loans comprising the applicable Borrowing Tranche, (D) the currency in which such Revolving Credit Loans shall be funded if the applicable Borrower elects the Term Rate Option, and (E) in the case of a Borrowing Tranche to which the Term Rate Option applies, an appropriate Interest Period for the Loans comprising such Borrowing

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Tranche. No Optional Currency Loan may be borrowed as a Base Rate Loan or converted into a Base Rate Loan or a Loan denominated in a different Optional Currency.
2.5.2.Swing Loan Requests. Except as otherwise provided herein, any Domestic Borrower may from time to time prior to the Expiration Date request the Swing Loan Lender to make Swing Loans by delivery to the Swing Loan Lender not later than 12:00 noon on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.5.2 hereto or a request by telephone immediately confirmed in writing by letter, facsimile, e-mail or telex (each, a “Swing Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify the applicable Borrower, the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be not less than One Hundred Thousand Dollars ($100,000).
2.6Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans.
2.6.1.Making Revolving Credit Loans. The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests], notify the Lenders of its receipt of such Loan Request specifying the information provided by the Borrowers, including the currency in which the Revolving Credit Loan is requested, and the apportionment among the Lenders of the requested Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2 [Nature of Lenders’ Obligations with Respect to Revolving Credit Loans]. Each Lender shall remit the principal amount of each Revolving Credit Loan in the requested Optional Currency (or in Dollars if so requested by the Administrative Agent) to the Administrative Agent at the Principal Office such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 7.2 [Each Loan or Letter of Credit], fund such Revolving Credit Loans to the applicable Borrower in U.S. Dollars or the requested Optional Currency (as applicable) and immediately available funds at the Principal Office prior to 2:00 p.m., on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds, including funds in the requested Optional Currency, the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 2.6.2 [Presumptions by the Administrative Agent]. Each Lender at its option may make any Revolving Credit Loan by causing any domestic or foreign office, branch or affiliate of such Lender to make such Revolving Credit Loan.
2.6.2.Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.6.1 [Making Revolving Credit Loans] and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender (on a several basis) and the Domestic Borrowers (on a joint and several basis) and the Foreign Borrower agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to Loans under the Base Rate Option. If such Lender pays its share of

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the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.
2.6.3.Making Swing Loans. So long as PNC elects to make Swing Loans, PNC shall, after receipt by it of a Swing Loan Request pursuant to Section 2.5.2, [Swing Loan Requests] fund such Swing Loan to the applicable Domestic Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 4:00 p.m. on the Borrowing Date.
2.6.4.Repayment of Revolving Credit Loans. The Borrowers shall repay the Revolving Credit Loans together with all outstanding interest thereon on the Expiration Date.
2.6.5.Borrowings to Repay Swing Loans.
(i)    PNC may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Lender shall make a Revolving Credit Loan in an amount equal to such Lender’s Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if PNC so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment minus its Ratable Share of Letter of Credit Obligations. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.5.1 [Revolving Credit Loan Requests] without regard to any of the requirements of that provision. PNC shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile, e-mail or telex) that such Revolving Credit Loans are to be made under this Section 2.6.5 [Borrowings to Repay Swing Loans] and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.5.1 [Revolving Credit Loan Requests] are then satisfied) by the time PNC so requests, which shall not be earlier than 3:00 p.m. on the Business Day next after the date the Lenders receive such notice from PNC.
(ii)    If any Lender fails to make available to the Administrative Agent for the account of PNC (as the Swing Loan Lender) any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.6.5 [Borrowings to Repay Swing Loans]by the time specified in the foregoing clause (i), the Swing Loan Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Loan Lender at a rate per annum equal to the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Loan Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan with respect to such prepayment. A certificate of the Swing Loan Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error
2.6.6.Swing Loans Under Cash Management Agreements. In addition to making Swing Loans pursuant to the foregoing provisions of Section 2.6.3 [Making Swing Loans], without the requirement for a specific request from the Borrowers pursuant to Section 2.5.2 [Swing Loan Requests], PNC as the Swing Loan Lender may make Swing Loans to the Domestic Borrowers in accordance with the provisions of the agreements

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between such Domestic Borrower and such Swing Loan Lender relating to such Domestic Borrower’s deposit, sweep and other accounts at such Swing Loan Lender and related arrangements and agreements regarding the management and investment of such Domestic Borrower’s cash assets as in effect from time to time (the “Cash Management Agreements”) to the extent of the daily aggregate net negative balance in such Domestic Borrower’s accounts which are subject to the provisions of the Cash Management Agreements. Swing Loans made pursuant to this Section 2.6.6 [Swing Loans Under Cash Management Agreements] in accordance with the provisions of the Cash Management Agreements shall (i) be subject to the limitations as to aggregate amount set forth in Section 2.1.2 [Swing Loan Commitment], (ii) not be subject to the limitations as to individual amount set forth in Section 2.5.2 [Swing Loan Requests], (iii) be payable by such Domestic Borrower, both as to principal and interest, at the rates and times set forth in this Agreement, (iv) not be made at any time after such Swing Loan Lender has received written notice of the occurrence of an Event of Default and so long as such shall continue to exist, or, unless consented to by the Required Lenders, a Potential Default and so long as such shall continue to exist, (v) if not repaid by such Domestic Borrower in accordance with the provisions of the Cash Management Agreements, be subject to each Lender’s obligation pursuant to Section 2.6.5 [Borrowings to Repay Swing Loans], and (vi) except as provided in the foregoing subsections (i) through (v), be subject to all of the terms and conditions of this Section 2 [Revolving Credit and Swing Loan Facilities]
2.7Notes. Each Lender may request that the Loans made by it be evidenced by a Note.
2.8Use of Proceeds. The proceeds of the Loans shall be used (i) for the payment of fees, costs and expenses relating to the Loan Documents and the transactions contemplated thereby and (ii) for Permitted Acquisitions, other permitted transactions and ongoing working capital, capital expenditures and other general company purposes, in each case to the extent permitted hereunder.
2.9Letter of Credit Subfacility. Subject to the limitations set forth in Section 2.1.3[Certain Limitations]:
2.9.1.Issuance of Letters of Credit. Upon the effectiveness of this Agreement, each Existing Letter of Credit shall constitute a “Letter of Credit” for all purposes of this Agreement, issued, for purposes of this Section 2.9 [Letter of Credit Subfacility], on the Closing Date (provided that any and all fees accrued to the Closing Date in respect thereof pursuant to the Existing Credit Agreement shall have been paid in full on or before the Closing Date); all of the risk participation exposures in respect of the Existing Letters of Credit shall be deemed to be assumed by the Lenders ratably according to their respective Ratable Shares; and the Borrowers, the Administrative Agent and the Issuing Lender hereby agree that, from and after such date, the terms of this Agreement shall apply to the Existing Letters of Credit, superseding any other agreement theretofore applicable to them to the extent inconsistent with the terms hereof. The Borrowers or any Loan Party may at any time prior to the Expiration Date request the issuance of a standby or trade letter of credit (each a “Letter of Credit”), which may be denominated in either Dollars or an Optional Currency, for its own account or the account of another Loan Party or any Subsidiary, or the amendment or extension of an existing Letter of Credit, by delivering or transmitting electronically, or having such other Loan Party deliver or transmit electronically to the Issuing Lender (with a copy to the Administrative Agent) a completed application for letter of credit, or request for such amendment or extension, as applicable, in such form as the Issuing Lender may specify from time to time by no later than 10:00 a.m. at least five (5) Business Days, or such shorter period as may be agreed to by the Issuing Lender, in advance of the proposed date of issuance. The Borrowers or any Loan Party shall authorize and direct the Issuing Lender to name the applicable Borrower or any Loan Party or any Subsidiary as the “Applicant” or “Account Party” of each Letter of Credit; provided that if any such Subsidiary that is an “Applicant” or “Account Party” is not a Loan Party, the applicable Letter of Credit Obligations shall be the Obligations of each Loan Party that directly or indirectly owns the

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Equity Interests of such Subsidiary. Promptly after receipt of any letter of credit application, the Issuing Lender shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, such Issuing Lender will provide the Administrative Agent with a copy thereof.
2.9.1.1.Unless the Issuing Lender has received notice from any Lender, the Administrative Agent or any Loan Party, at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Section 7[Conditions of Lending and Issuance of Letters of Credit] is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.9 [Letter of Credit Subfacility], the Issuing Lender or any of the Issuing Lender’s Affiliates will issue the proposed Letter of Credit or agree to such amendment or extension, subject to the provisions set forth in this Section 2.9.1.1. Each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance (or, in the case of any renewal or extension, one year after such renewal or extension), (B) in no event expire later than the Expiration Date; provided that any Letter of Credit may contain customary automatic renewal options agreed upon by the applicable Borrower and the Issuing Lender pursuant to which the expiration date of such Letter of Credit shall automatically be extended for consecutive periods of up to twelve (12) months (but not to a date later than the date set forth in clause (B) above). In no event shall (i) the Letter of Credit Obligations exceed, at any time outstanding, Twenty-Five Million Dollars ($25,000,000) (the “Letter of Credit Sublimit”) or (ii) the Revolving Facility Usage exceed, at any time outstanding, the Revolving Credit Commitments. Each request by the Borrowers for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrowers that it shall be in compliance with the preceding sentence and with Section 7 [Conditions of Lending and Issuance of Letters of Credit] after giving effect to the requested issuance, amendment or extension of such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver to the Borrowers and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. Upon the request of the Administrative Agent, (x) if any Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a Letter of Credit Borrowing, or (y) if, on the Expiration Date, any Letter of Credit Obligation for any reason remains outstanding, Borrowers shall, in each case, immediately Cash Collateralize the then outstanding amount of all Letter of Credit Obligations. The Borrowers hereby grant to the Administrative Agent, for the benefit of each Issuing Lender and the Lenders, a security interest in all Cash Collateral pledged pursuant to this Section or otherwise under this Agreement.
2.9.1.2.Notwithstanding Section 2.9.1.1, the Issuing Lender shall not be under any obligation to issue any Letter of Credit if (A) any order, judgment or decree of any Official Body or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing the Letter of Credit, or any Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Official Body with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it, (B) the issuance of the Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally or (C) any Lender is at that time a Defaulting Lender, unless the Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Lender (in its sole discretion) with the Borrowers or such Lender to eliminate the Issuer Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.10(a)(v) [Reallocation of Participations to Reduce Fronting Exposure) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all

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other Letter of Credit Obligations as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.
2.9.2.Letter of Credit Fees. The Borrowers shall pay in Dollars (i) to the Administrative Agent for the ratable account of the Lenders a fee (the “Letter of Credit Fee”) equal to the Applicable Letter of Credit Fee Rate on the daily amount available to be drawn under each Letter of Credit, and (ii) to the Issuing Lender for its own account a fronting fee equal to 0.125% per annum on the daily amount available to be drawn under each Letter of Credit. All Letter of Credit Fees and fronting fees shall be computed on the basis of a year of 360 days and actual days elapsed and shall be payable quarterly in arrears on each Payment Date following issuance of each Letter of Credit. The Borrowers shall also pay (in Dollars) to the Issuing Lender for the Issuing Lender’s sole account the Issuing Lender’s then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.
2.9.3.Disbursements, Reimbursement. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a participation in such Letter of Credit and each drawing thereunder in a Dollar Equivalent amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.
2.9.3.1.If the Issuing Lender has paid an amount under a Letter of Credit (each such date upon which such a payment is made, a “Drawing Date”), the Issuing Lender will promptly notify the Borrowers and the Administrative Agent thereof. The Borrowers shall reimburse (such obligation to reimburse the Issuing Lender shall sometimes be referred to as a “Reimbursement Obligation”) the Issuing Lender prior to 12:00 noon one Business Day immediately following the day the Borrowers receive such notice by paying to the Administrative Agent for the account of the Issuing Lender an amount equal to the amount so paid by the Issuing Lender in the same currency as paid, unless otherwise required by the Administrative Agent of the Issuing Lender. In the event the Borrowers fail to so reimburse the Issuing Lender (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by the time required pursuant to this Section 2.9.3.1, the Administrative Agent will promptly notify each Lender thereof, and the Borrowers shall be deemed to have requested that Revolving Credit Loans be made by the Lenders under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements. Any notice given by the Administrative Agent or Issuing Lender pursuant to this Section 2.9.3.1 may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
2.9.3.2.Each Lender shall upon any notice pursuant to Section 2.9.3.1 make available to the Administrative Agent for the account of the Issuing Lender an amount in Dollars in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.9.3 [Disbursements; Reimbursement]) each be deemed to have made a Revolving Credit Loan under the Base Rate Option to the Borrowers in that amount. If any Lender so notified fails to make available in Dollars to the Administrative Agent for the account of the Issuing Lender the amount of such Lender’s Ratable Share of such amount by no later than 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Effective Federal Funds Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Credit Loans under the Base Rate Option on and after the fourth day following the Drawing Date.

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The Administrative Agent and the Issuing Lender will promptly give notice (as described in Section 2.9.3.1 above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or the Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation to make funds available to the Administrative Agent as and when required under this Section 2.9.3.2.
2.9.3.3.With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans in Dollars under the Base Rate Option to the Borrowers in whole or in part as contemplated by Section 2.9.3.1, because of the Borrowers’ failure to satisfy the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements, or for any other reason, the Borrowers shall be deemed to have incurred from the Issuing Lender a borrowing (each a “Letter of Credit Borrowing”) in Dollars in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.9.3 [Disbursements, Reimbursement] shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each a “Participation Advance”) from such Lender in satisfaction of its participation obligation under this Section 2.9.3 [Disbursements, Reimbursement].
2.9.4.Repayment of Participation Advances.
2.9.4.1.Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Lender of immediately available funds from the Borrowers (i) in reimbursement of any payment made by the Issuing Lender under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (ii) in payment of interest on such a payment made by the Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of the Issuing Lender will pay to each Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender’s Ratable Share of such funds, except the Administrative Agent shall retain for the account of the Issuing Lender the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by the Issuing Lender.
2.9.4.2.If the Administrative Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of the Issuing Lender pursuant to this Section 2.9.4.2 in reimbursement of a payment made under any Letter of Credit or interest or fees thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of the Issuing Lender the amount of its Ratable Share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent, at a rate per annum equal to the Effective Federal Funds Rate (or, for any payment in an Optional Currency, the Overnight Rate) in effect from time to time.
2.9.5.Documentation. Each Loan Party agrees to be bound by the terms of the Issuing Lender’s application and agreement for letters of credit and the Issuing Lender’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Issuing Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

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2.9.6.Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.
2.9.7.Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.9.3 [Disbursements, Reimbursement], as a result of a drawing under a Letter of Credit, and the Obligations of the Borrowers to reimburse the Issuing Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.9 [Letter of Credit Subfacility] under all circumstances, including the following circumstances:
(i)any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender or any of its Affiliates, the Borrowers or any other Person for any reason whatsoever, or which any Loan Party may have against the Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;
(ii)the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Sections 2.1 [Revolving Credit Commitments], 2.5 [Revolving Credit Loan Requests; Swing Loan Requests], 2.6 [Making Revolving Credit Loans and Swing Loans; Etc.] or 7.2 [Each Loan or Letter of Credit] or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.9.3 [Disbursements, Reimbursement];
(iii)any lack of validity or enforceability of any Letter of Credit;
(iv)any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);
(v)the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the Issuing Lender or any of its Affiliates has been notified thereof;
(vi)payment by the Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;
(vii)the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation

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relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;
(viii)any failure by the Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless the Issuing Lender has received written notice from such Loan Party of such failure within three Business Days after the Issuing Lender shall have furnished such Loan Party and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;
(ix)any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;
(x)any breach of this Agreement or any other Loan Document by any party thereto;
(xi)the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;
(xii)the fact that an Event of Default or a Potential Default shall have occurred and be continuing;
(xiii)the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and
(xiv)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
2.9.8.Indemnity. Each Domestic Borrower (on a joint and several basis for itself and all other Loan Parties other than Foreign Borrower) and the Foreign Borrower (solely as to itself) hereby agrees to protect, indemnify, pay and save harmless the Issuing Lender and any of its Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Issuing Lender or any of its Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of the gross negligence or willful misconduct of the Issuing Lender as determined by a final non-appealable judgment of a court of competent jurisdiction.
2.9.9.Liability for Acts and Omissions. As between any Loan Party and the Issuing Lender, or the Issuing Lender’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions

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or delays in transmission or delivery of any messages, by mail, cable, telegraph, e-mail, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Lender or its Affiliates, as applicable, including any act or omission of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender’s or its Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve the Issuing Lender from liability for the Issuing Lender’s gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall the Issuing Lender or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.
Without limiting the generality of the foregoing, the Issuing Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Issuing Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.
In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Lender or its Affiliates under any resulting liability to the Borrowers or any Lender.
2.9.10.Issuing Lender Reporting Requirements. Each Issuing Lender shall, on the first Business Day of each month, provide to Administrative Agent and Borrowers a schedule of the Letters of Credit issued by it, in form and substance satisfactory to Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), and the expiration date of any Letter of Credit outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Administrative Agent may request.
2.10Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

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(ii)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as specified in the definition of Required Lenders and Section 11.1 [Modifications, Amendments or Waivers].
(iii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 9 [Default] or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.2.3 [Setoff] shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swing Loan Lender hereunder; third, to Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 5.14 [Cash Collateral]; fourth, as the Borrowers may request (so long as no Potential Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 5.14 [Cash Collateral]; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or Swing Loan Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or Swing Loan Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Potential Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Borrowing in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions specified in Section 7.2 [Each Loan or Letter of Credit] were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Borrowing owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations and Swing Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.10(a)(v) [Reallocation of Participation to Reduce Fronting Exposure]. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.10(a)(i) [Defaulting Lender Waterfall] shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iv)Certain Fees.
(1)    [Reserved].
(2)    Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting

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Lender only to the extent allocable to its Ratable Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 5.14 [Cash Collateral].
(3)    With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (2) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender and Swing Loan Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swing Loan Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(v)Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Ratable Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Facility Usage of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swing Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Loans in an amount equal to the Swing Loan Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures specified in Section 5.14 [Cash Collateral].
(b)Defaulting Lender Cure. If the Parent, the Administrative Agent and each Swing Loan Lender and Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions specified therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.10(a)(v) [Reallocation of Participations to Reduce Fronting Exposure], whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)New Swing Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Loan Lender shall not be required to fund any Swing Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any

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Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
2.1Utilization of Commitments in Optional Currencies.
2.11.1.Periodic Computations of Dollar Equivalent Amounts of Revolving Credit Loans that are Optional Currency Loans and Letters of Credit Outstanding; Repayment in Same Currency. For purposes of determining utilization of the Revolving Credit Commitments, the Administrative Agent will determine the Dollar Equivalent amount of (i) the proposed Revolving Credit Loans that are Optional Currency Loans and Letters of Credit to be denominated in an Optional Currency as of the requested Borrowing Date or date of issuance, as the case may be, (ii) the outstanding Letter of Credit Obligations denominated in an Optional Currency as of the last Business Day of each month, and (iii) the outstanding Revolving Credit Loans denominated in an Optional Currency as of the end of each Interest Period (each such date under clauses (i) through (iii), and any other date on which the Administrative Agent determines it is necessary or advisable to make such computation, in its sole discretion, is referred to as a “Computation Date”). Unless otherwise provided in this Agreement or agreed to by the Administrative Agent and the Company, each Loan and Reimbursement Obligation shall be repaid or prepaid in the same currency in which the Loan or Reimbursement Obligation was made.
2.11.2.Notices From Lenders That Optional Currencies Are Unavailable to Fund New Loans. The Lenders shall be under no obligation to make the Revolving Credit Loans requested by the Borrowers which are denominated in an Optional Currency if any Lender notifies the Administrative Agent by 5:00 p.m. four (4) Business Days prior to the Borrowing Date for such Revolving Credit Loans that such Lender cannot provide its Revolving Credit Ratable Share of such Revolving Credit Loans in such Optional Currency; provided that a Lender may give such notice only in the event that such Lender has determined that the relevant Optional Currency is no longer freely traded in the offshore interbank foreign exchange markets, freely transferable, freely convertible into Dollars or available to such Lender, or to banks generally, in the Relevant Interbank Market. In the event the Administrative Agent timely receives a notice from a Lender pursuant to the preceding sentence, the Administrative Agent will notify the Borrowers no later than 12:00 noon three (3) Business Days prior to the Borrowing Date for such Revolving Credit Loans that the Optional Currency is not then available for such Revolving Credit Loans, and the Administrative Agent shall promptly thereafter notify the Lenders of the same and the Lenders shall not make such Revolving Credit Loans requested by the Borrowers under its Loan Request.
2.11.3.Notices From Lenders That Optional Currencies Are Unavailable to Fund Renewals of the Term Rate Option. If a Borrower delivers a Loan Request requesting that the Lenders renew the Term Rate Option with respect to an outstanding Borrowing Tranche of Revolving Credit Loans denominated in an Optional Currency, the Lenders shall be under no obligation to renew such Term Rate Option if any Lender delivers to the Administrative Agent a notice by 5:00 p.m. four (4) Business Days prior to the effective date of such renewal that such Lender cannot continue to provide Revolving Credit Loans in such Optional Currency. In the event the Administrative Agent timely receives a notice from a Lender pursuant to the preceding sentence, the Administrative Agent will notify the Borrowers no later than 12:00 noon three (3) Business Days prior to the renewal date that the renewal of such Revolving Credit Loans in such Optional Currency is not then available, and the Administrative Agent shall promptly thereafter notify the Lenders of the same. If the Administrative Agent shall have so notified the Borrowers that any such continuation of such Revolving Credit Loans in such Optional Currency is not then available, any notice of renewal with respect thereto shall be deemed withdrawn, and such Loans shall be redenominated into Loans in Dollars at the Base Rate Option or Term Rate Option, at the applicable Borrower’s option (subject, in the case of the Term Rate Option, to compliance with Section 2.6.1 [Making Revolving Credit Loans, Etc.] and Section 4.1 [Interest Rate Options]), with effect from the last day of the Interest Period with respect to any such Loans.

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The Administrative Agent will promptly notify the Borrowers and the Lenders of any such redenomination, and in such notice, the Administrative Agent will state the aggregate Dollar Equivalent amount of the redenominated Revolving Credit Loans in an Optional Currency as of the applicable Computation Date with respect thereto and such Lender’s Revolving Credit Ratable Share thereof.
2.11.4.European Monetary Union.
(i)Payments In Euros Under Certain Circumstances. If (i) any Optional Currency ceases to be lawful currency of the nation issuing the same and is replaced by the Euro or (ii) any Optional Currency and the Euro are at the same time recognized by any governmental authority of the nation issuing such currency as lawful currency of such nation and the Administrative Agent or the Required Lenders shall so request in a notice delivered to the Borrowers, then any amount payable hereunder by any party hereto in such Optional Currency shall instead by payable in the Euro and the amount so payable shall be determined by translating the amount payable in such Optional Currency to the Euro at the exchange rate established by that nation for the purpose of implementing the replacement of the relevant Optional Currency by the Euro (and the provisions governing payments in Optional Currencies in this Agreement shall apply to such payment in the Euro as if such payment in the Euro were a payment in an Optional Currency). Prior to the occurrence of the event or events described in clause (i) or (ii) of the preceding sentence, each amount payable hereunder in any Optional Currency will, except as otherwise provided herein, continue to be payable only in that currency.
(ii)Additional Compensation Under Certain Circumstances. Each Borrower agrees, at the request of any Lender, to compensate such Lender for any loss, cost, expense or reduction in return that such Lender shall reasonably determine shall be incurred or sustained by such Lender as a result of the replacement of any Optional Currency by the Euro and that would not have been incurred or sustained but for the transactions provided for herein. A certificate of any Lender setting forth such Lender’s determination of the amount or amounts necessary to compensate such Lender shall be delivered to the Borrowers and shall be conclusive absent manifest error so long as such determination is made on a reasonable basis. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(iii)Requests for Additional Optional Currencies. The Borrowers may deliver to the Administrative Agent a written request that Revolving Credit Loans hereunder also be permitted to be made in any other lawful currency (other than Dollars), in addition to the currencies specified in the definition of “Optional Currency” herein, provided that such currency must be freely traded in the offshore interbank foreign exchange markets, freely transferable, freely convertible into Dollars and available to the Lenders in the Relevant Interbank Market. The Administrative Agent will promptly notify the Lenders of any such request promptly after the Administrative Agent receives such request. The Administrative Agent will promptly notify the Borrowers of the acceptance or rejection by the Administrative Agent and each of the Lenders of the Borrowers’ request. The requested currency shall be approved as an Optional Currency hereunder only if the Administrative Agent and all of the Lenders approve in writing of the Borrowers’ request.
2.2Incremental Commitments, Increasing Lenders and New Lenders. The Borrowers may, from time to time, by written notice to the Administrative Agent (which notice shall specify the date (each, an “Incremental Effective Date”) on which the Borrowers propose that any Incremental Commitment shall be effective, which shall be a date not less than twenty (20) Business Days after the date on which such notice is delivered to Administrative Agent (or such shorter period as the Administrative Agent may agree)) elect to request: (i) the issuance of one or more term loan commitments or one or more increases in any then existing term loan commitments (any such new or increased term loan commitment, an “Incremental Term Commitment” and the loans advanced thereunder, the “Incremental Term Loans”) and (ii) the issuance of one or more new Revolving Credit Commitments or

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one or more increases in the then existing Revolving Credit Commitments (any such new or increased Revolving Credit Commitment, an “Incremental Revolving Credit Commitment” and together with the Incremental Term Commitments, the “Incremental Commitments”; the Revolving Credit Loans thereunder, together with the Incremental Term Loans, the “Incremental Loans”; and each Lender providing an Incremental Commitment or Incremental Loan, an “Incremental Lender”), in an aggregate amount for all such Incremental Commitments not to exceed $150,000,000; provided that the aggregate amount of Incremental Commitments (and the Incremental Loans made thereunder) provided on each Incremental Effective Date shall not be less than a minimum principal amount of $25,000,000, subject to the following terms and conditions:
2.12.4.1.No Obligation to Increase. No then current Lender shall be obligated to increase its Revolving Credit Commitment or provide any Incremental Commitment, and any agreement by any current Lender to provide an Incremental Commitment shall be in the sole discretion of such current Lender.
2.12.4.2.Defaults. There shall exist no Event of Default or Potential Default on the Incremental Effective Date before or after giving effect to (1) such Incremental Commitments, (2) the making of any Incremental Loans pursuant thereto and (3) any Permitted Acquisition or other Investment consummated in connection therewith; provided that, if the Incremental Commitments and/or Incremental Loans are being incurred in connection with a Limited Condition Transaction, (i) the date of determination of such requirement shall be the LCT Test Date and (ii) on the date such Incremental Commitments and/or Incremental Loans are incurred, no Event of Default under Section 9.1.1 [Payments Under Loan Documents] or Section 9.1.13 [Relief Proceedings] shall have occurred and be continuing or would exist immediately after giving effect thereto.
2.12.4.3.Terms of Incremental Revolving Credit Commitments. Each Incremental Revolving Credit Commitment shall be on the same terms (other than with respect to any upfront fees or arrangement fees) as the existing Revolving Credit Commitments. The amount of the Incremental Revolving Credit Commitment provided by each Incremental Lender providing an Incremental Revolving Credit Commitment shall be at least $5,000,000. The outstanding Revolving Credit Loans and Ratable Shares of Swing Loans and Letter of Credit Obligations will be reallocated by the Administrative Agent on the applicable Incremental Effective Date among the Lenders holding Revolving Credit Commitments (including the Incremental Lenders providing such Incremental Revolving Credit Commitment) in accordance with their revised Ratable Shares (and the Lenders holding Revolving Credit Commitments (including the Incremental Lenders providing such Incremental Revolving Credit Commitment) agree to make all payments and adjustments necessary to effect such reallocation and the Borrowers shall pay any and all costs required in connection therewith.
2.12.4.4.Terms of Incremental Term Commitments. The Incremental Term Loans (i) shall rank pari passu in right of payment and of security with the Revolving Credit Loans under this Agreement, all as more fully provided under Section 2.12.1.9 [Equal and Ratable Benefit], below, (ii) shall not mature earlier than the Expiration Date, and (iii) shall have an amortization schedule, and interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment premiums as determined by the Borrowers, the Administrative Agent and the Incremental Lenders providing the Incremental Term Loans; provided that (a) the amortization thereof shall not have a shorter weighted average life to maturity than the remaining weighted average life to maturity (as reasonably determined by the Administrative Agent) of any then outstanding Incremental Term Loans, and (b) mandatory prepayments shall be governed solely by Section 5.7 [Mandatory Prepayments] (including, without limitation, as such Section may be amended pursuant to an Incremental Facility Amendment); provided that mandatory prepayments shall be permitted to be applied first, to Incremental Term Loans and, second, to the Revolving Credit Loans. Subject to the preceding sentence, the other terms of any Incremental Term Commitments and Incremental Term Loans shall be

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as agreed upon by the Borrowers, the Incremental Lenders providing such Incremental Term Commitments or Incremental Term Loans and the Administrative Agent.
2.12.4.5.Deliverables. The Loan Parties shall deliver to the Administrative Agent on or before Incremental Effective Date the following documents in a form reasonably acceptable to the Administrative Agent: (1) certifications of their corporate secretaries with attached resolutions certifying that the Incremental Commitments and the Incremental Loans have been approved by such Loan Parties, (2) an opinion of counsel addressed to the Administrative Agent and the Lenders addressing the authorization and execution of the Loan Documents by, and enforceability of the Loan Documents against, the Loan Parties and such other matters reasonably requested by the Administrative Agent and (3) a Compliance Certificate demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, that the Borrowers are in compliance with the Financial Covenants, in each case based on the financial statements most recently delivered pursuant to Section 8.3.1 [Quarterly Financial Statements] or 8.3.2 [Annual Financial Statements], as applicable, both before and after giving effect (on a Pro Forma Basis) to (x) any Incremental Commitment, (y) the making of any Incremental Loans pursuant thereto (with any Incremental Commitment being deemed to be fully drawn) and (z) any Permitted Acquisition or other Investment consummated in connection therewith (provided that, if the Incremental Commitments and/or Incremental Loans are being incurred in connection with a Limited Condition Transaction, such Compliance Certificate shall be determined solely as of the LCT Test Date based on financial statements most recently delivered prior to such date).
2.12.4.6.Representations and Warranties. Each of the representations and warranties of the Loan Parties set forth in Article 6 [Representations and Warranties] of this Agreement shall be true and correct in all material respects (without duplication of any materiality qualifiers contained therein) as of the Incremental Effective Date with the same effect as if made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall remain true and correct on and as of the specific dates or times referred to therein); provided that, if the Incremental Commitments and/or Incremental Loans are being incurred in connection with a Limited Condition Transaction, the date of determination of such requirement shall be the LCT Test Date.
2.12.4.7.Notes. The Borrowers shall execute and deliver to each Incremental Lender providing an Incremental Revolving Credit Commitment, upon its request, a Note (or, in the case of an existing Lender that is also an Incremental Lender, a replacement Note) reflecting the amount of such Incremental Lender’s Incremental Commitment (or its Revolving Credit Commitments as increased pursuant to its Incremental Commitment, as applicable). The Borrowers shall execute and deliver to each Incremental Lender providing an Incremental Term Commitment and/or Incremental Term Loans, upon its request, a promissory note in form and substance reasonably acceptable to the Borrowers, the Administrative Agent and such Incremental Lender.
2.12.4.8.Approval and Joinder of New Lenders. Any Incremental Lender (other than an existing Lender) shall be subject to the approval of (i) the Administrative Agent, (ii) in the case of Incremental Revolving Credit Commitments, the Issuing Lender and the Swing Loan Lender and (iii) the Borrowers. Each Incremental Lender, if not already a Lender hereunder, shall become a party to this Agreement by completing and delivering to the Administrative Agent a duly executed joinder agreement (in the form specified by the Administrative Agent, acting reasonably) pursuant to which such Incremental Lender shall join and become a party to this Agreement and the other Loan Documents with an Incremental Commitment in the amount set forth in such lender joinder.
2.12.4.9.Equal and Ratable Benefit. The Incremental Commitments established pursuant to this Section 2.12 [Incremental Commitments, Increasing Lenders and New Lenders] and the Revolving Credit Loans and Incremental Term Loans advanced thereunder shall constitute Commitments and Loans and Obligations under,

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and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents and shall, without limiting the foregoing, benefit equally and ratably in right of payment from the guarantees and security interests created under the Loan Documents on a pari passu basis; provided that it is acknowledged and agreed that any mandatory prepayments under Section 5.7.1 [Sale of Assets] or Section 5.7.3 [Recovery of Insurance or Condemnation Proceeds] shall be permitted to be applied, first, to Incremental Term Loans and, second, to the Revolving Credit Loans (including any Revolving Credit Loans advanced under Incremental Revolving Credit Commitments). The Incremental Lenders shall be Lenders and shall be included in any determination of the Required Lenders and, unless otherwise agreed by all then current Lenders (including such Incremental Lenders), the Incremental Lenders will not constitute a separate voting class for any purposes under this Agreement.
2.12.4.10.Amendment to Loan Documents. The Borrowers, the Administrative Agent and the applicable Incremental Lenders may, without the consent of any other Lender, enter into an amendment to any Loan Document (an “Incremental Facility Amendment”) to effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.12 [Incremental Commitments, Increasing Lenders and New Lenders], and for the avoidance of doubt, shall supersede any other provisions of this Agreement and the other Loan Documents, including Section 5.2 [Pro Rata Treatment of Lenders], Section 5.3 [Sharing of Payments by Lenders] or Section 11.1 [Modifications, Amendments or Waivers].
2.12.1.New Loans; Treatment of Outstanding Letters of Credit.
2.12.2.1.New Loans. On any Incremental Effective Date on which any Incremental Term Commitment becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Term Commitment shall make, or be obligated to make, an Incremental Term Loan to the Borrowers in an amount equal to its Incremental Term Commitment and shall become a Lender hereunder with respect to such Incremental Term Commitment and the Incremental Term Loan made pursuant thereto. On any Incremental Effective Date on which any Incremental Revolving Credit Commitment becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Revolving Credit Commitment shall become a Lender hereunder with respect to such Incremental Revolving Credit Commitment.
2.12.2.2.Outstanding Letters of Credit. On the Incremental Effective Date, each Incremental Lender (in the case of an existing Lender, solely in respect of its Incremental Revolving Credit Commitment) (i) will be deemed to have purchased a participation in each then outstanding Letter of Credit equal to its Ratable Share of such Letter of Credit and the participation of each other Lender in such Letter of Credit shall be adjusted accordingly and (ii) will acquire (and will pay to the Administrative Agent, for the account of each Lender, in immediately available funds, an amount equal to) its Ratable Share of all outstanding Participation Advances.
3.RESERVED
4.INTEREST RATES
4.1Interest Rate Options. The Borrowers shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by them from the applicable Interest Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrowers may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than ten (10) Borrowing Tranches in the

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aggregate among all of the Loans and provided further that if an Event of Default or Potential Default exists and is continuing, (i) the Borrowers may not request, convert to, or renew the Term Rate Option or the Daily Rate Option for any Loans and (ii) the Required Lenders may demand that all existing Borrowing Tranches bearing interest under the Term Rate Option or Daily Rate Option shall be converted immediately to the Base Rate Option denominated in Dollars (in an amount equal to the Dollar Equivalent of the applicable Optional Currency, if applicable), subject to the obligation of the Borrowers to pay any indemnity under Section 5.10 [Indemnity] in connection with such conversion. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate. Interest on the principal amount of each Optional Currency Loan shall be paid by the Borrowers in such Optional Currency.
4.1.1.Revolving Credit Interest Rate Options; Swing Line Interest Rate. The Borrowers shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:
(i)Revolving Credit Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or
(ii)Revolving Credit Term Rate Options:
(A)Revolving Credit Loan Term SOFR Rate Option. In the case of Term SOFR Rate Loans, a rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Adjusted Term SOFR Rate as determined for each applicable Interest Period, plus the Applicable Margin;
(B)Revolving Credit Eurocurrency Rate Option. In the case of Eurocurrency Rate Loans denominated in Euros or Swedish Krona, a rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Eurocurrency Rate for such Currency as determined for each applicable Interest Period plus the Applicable Margin.
(iii)Revolving Credit Daily Rate Options:
(A)Revolving Credit Loan Daily RFR Option for Euros. In the case of Daily RFR Loans denominated in Euros, a rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Adjusted Daily RFR Rate, plus the Applicable Margin;
(B)Revolving Credit Loan Daily RFR Option for British Pounds. In the case of Daily RFR Loans denominated in British Pounds, a rate per annum (computed on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed) equal to the Adjusted Daily RFR Rate, plus the Applicable Margin.
Subject to Section 4.3 [Interest After Default], Swing Loans shall accrue interest at a fluctuating rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to Daily Simple SOFR plus the Applicable Margin;
4.1.2.[Reserved].
4.1.3.Rate Quotations. The Borrowers may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the

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Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.
4.2Interest Periods. At any time when the Borrowers shall select, convert to or renew a Term Rate Option, the Borrowers shall notify the Administrative Agent thereof by delivering a Loan Request to the Administrative Agent (i) at least three (3) Business Days prior to the effective date of such Term Rate Option with respect to a Loan denominated in Dollars, and (ii) at least four (4) Business Days prior to the effective date of such Term Rate Option with respect to an Optional Currency Loan. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a Term Rate Option:
4.2.1.Amount of Borrowing Tranche. Each Borrowing Tranche of Loans under the Term Rate Option shall be in integral multiples of, and not less than, the respective amounts set forth in Section 2.5.1 [Revolving Credit Loan Requests]; and
4.2.2.Renewals. In the case of the renewal of a Term Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.
4.3Interest After Default. To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, at the discretion of the Administrative Agent or upon written demand by the Required Lenders to the Administrative Agent:
4.3.1.Letter of Credit Fees, Interest Rate. The Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.9.2 [Letter of Credit Fees] or Section 4.1 [Interest Rate Options], respectively, shall be increased by two percent (2.0%) per annum;
4.3.2.Other Obligations. Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable to Revolving Credit Loans under the Base Rate Option plus an additional 2.0% per annum from the time such Obligation becomes due and payable and until it is Paid In Full; and
4.3.3.Acknowledgment. Each Borrower acknowledges that the increase in rates referred to in this Section 4.3 [Interest After Default] reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by Borrowers upon demand by Administrative Agent.
4.4Rate Unascertainable; Increased Costs; Deposits Not Available; Illegality; Benchmark Replacement Setting.
4.4.1.Unascertainable; Increased Costs; Deposits Not Available.
(i)the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that
(A)the Eurocurrency Rate, Daily Simple RFR or Term SOFR Rate cannot be determined pursuant to the definition thereof; or
(B)with respect to any Loan denominated in an Optional Currency, a fundamental change has occurred in the foreign exchange or interbank markets with respect to such Currency (including, without limitation, changes in national or international financial, political or

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economic conditions or currency exchange rates or exchange controls); or;
(ii)with respect to any Eurocurrency Rate Loan or any request therefor or a conversion thereto or a continuation thereof, the Required Lenders have determined (which determination shall be conclusive and binding absent manifest error) that deposits in the applicable Currency are not being offered to banks in the applicable offshore interbank market for the applicable Currency, amount or Interest Period of such Eurocurrency Rate Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent; or
(i)the Required Lenders have determined that for any reason in connection with any request for a Eurocurrency Rate or Term SOFR Rate Loan or a conversion thereto or continuation thereof that the Term SOFR Rate or Eurocurrency Rate does not adequately and fairly reflect the cost to such Lenders of funding, establishing or maintaining such Loans during the applicable Interest Period, or a Daily Simple RFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans, as applicable, and the Required Lenders have provided notice of such determination to the Administrative Agent, then the Administrative Agent shall have the rights specified in Section 4.4.3 [Administrative Agent’s and Lender’s Rights].
4.4.2.Illegality; Increased Costs; Deposits Not Available. If at any time any Lender shall have determined, or any Official Body shall have asserted, that the making, maintenance or funding of any Loan to which any Interest Rate Option applies, or the determination or charging of interest rates based upon any Interest Rate Option has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or any Official Body has imposed material restrictions on the authority of such Lender to purchase, sell, or take deposits of any Currency in the applicable interbank market for the applicable Currency, then the Administrative Agent shall have the rights specified in Section 4.4.3 [Administrative Agent’s and Lender’s Rights].
4.4.3.Administrative Agent’s and Lender’s Rights. In the case of any event specified in Section 4.4.1 [Unascertainable] above, the Administrative Agent shall promptly so notify the Lenders and the Borrowers thereof, and in the case of an event specified in Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available]     above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrowers. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Lenders, in the case of such notice given by the Administrative Agent, or (B) such Lender, in the case of such notice given by such Lender, to allow the Borrowers to select, convert to or renew a Term Rate Option or select an Optional Currency, as applicable, shall be suspended until the Administrative Agent shall have later notified the Borrowers, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Administrative Agent makes a determination under Section 4.4.1 [Unascertainable] and the Borrowers have previously notified the Administrative Agent of its selection of, conversion to or renewal of a Term Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If any Lender notifies the Administrative Agent of a determination under Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available], the Borrowers shall, subject to the Borrowers’ indemnification Obligations under Section 5.10 [Indemnity], as to any Loan of the Lender to

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which a Term Rate Option applies, on the date specified in such notice either (i) as applicable, convert such Loan to the Base Rate Option otherwise available with respect to such Loan or select a different Optional Currency or Dollars, or (ii) prepay such Loan in accordance with Section 5.6 [Voluntary Prepayments]. Absent due notice from the Borrowers of conversion or prepayment, such Loan shall be automatically redenominated into Loans in Dollars and converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.
4.4.4.Benchmark Replacement Setting.
(i)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any agreement executed in connection with an Interest Rate Hedge shall be deemed not to be a “Loan Document” for purposes of this Section titled “Benchmark Replacement Setting”), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark for any Currency, then (A) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice from Lenders comprising the Required Lenders of objection to such Benchmark Replacement.
(ii)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent may make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption, or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document except, in each case, as expressly required pursuant to this Section.
(i)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate or based on a term rate and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that

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publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(ii)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, the Borrower may revoke any pending request for a Loan bearing interest based on or with reference to such Benchmark or conversion to or continuation of Loans bearing interest based on or with reference to the affected Benchmark to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Loan of or conversion to Loans bearing interest under the Base Rate Option. During a Benchmark Unavailability Period [or at any time that a tenor for the then-current Benchmark is not an Available Tenor], the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
4.5Selection of Interest Rate Options. If the Borrowers fail to select a new Interest Period to apply to any Borrowing Tranche of Loans under the Term Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2 [Interest Periods], the Borrowers shall be deemed to have converted such Borrowing Tranche to the Base Rate Option, commencing upon the last day of the existing Interest Period, and such Revolving Credit Loans shall be automatically redenominated into Revolving Credit Loans in Dollars. If the Borrowers provide any Loan Request related to a Loan at the Term Rate Option but fail to identify an Interest Period therefor, such Loan Request shall be deemed to request an Interest Period of one (1) month. Any Loan Request that fails to select an Interest Rate Option shall be deemed to be a request for the Base Rate Option.

5.PAYMENTS
5.1Payments; Bifurcation.
5.1.1.Payments. Subject to Section 5.9.2 [Payments Free of Taxes], all payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Administrative Agent’s Fee or other fees or amounts due from the Borrowers hereunder shall be payable prior to 11:00 a.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of PNC with respect to the Swing Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans in U.S. Dollars and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds; provided that in the event payments are received by 11:00 a.m. by the Administrative Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the

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Administrative Agent, the Administrative Agent shall pay the Lenders interest at the Effective Federal Funds Rate in the case of Loans or other amounts due in Dollars, or the Overnight Rate in the case of Loans or other amounts due in an Optional Currency, with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders. The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement (including the Equivalent Amounts of the applicable currencies where such computations are required) and shall be deemed an “account stated”. All payments of principal and interest made in respect of the Loans must be repaid in the same currency (whether Dollars or the applicable Optional Currency) in which such Loan was made and all Unpaid Drawings with respect to each Letter of Credit shall be made in the same currency (whether Dollars or the applicable Optional Currency) in which such Letter of Credit was issued. The Administrative Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the applicable Borrower with the Administrative Agent.
5.1.2.Bifurcation. For the avoidance of doubt, each of the Loan Parties and each of the Lenders acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, the Obligations of the Foreign Borrower under this Agreement or any of the other Loan Documents shall be separate and distinct from the Obligations of any Domestic Loan Party including, without limitation, the Domestic Borrowers, and shall be expressly limited to the Obligations of the Foreign Borrower. In furtherance of the foregoing, each of the parties acknowledges and agrees that the liability of the Foreign Borrower for the payment and performance of its covenants, representations and warranties set forth in this Agreement and the other Loan Documents shall be several from but not joint with the Obligations of the Domestic Borrowers and any other Domestic Loan Party. Each Domestic Borrower hereby (jointly and severally among themselves) and the Foreign Borrower (solely as to itself) unconditionally and irrevocably guarantees the full and punctual payment and performance when due of all the Obligations of the Foreign Borrower owing to any Lender or any Lender Affiliate, including, without limitation, Obligations and liabilities under any Lender Provided Commodity Hedge, any Lender Provided Interest Rate Hedge (other than Excluded Hedge Liability or Liabilities), any Lender Provided Foreign Currency Hedge (other than Excluded Hedge Liability or Liabilities), and any Other Lender Provided Financial Service Product.
5.2Pro Rata Treatment of Lenders. Each borrowing of Revolving Credit Loans shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrowers with respect to principal, interest, Commitment Fees and Letter of Credit Fees (but excluding the Administrative Agent’s Fee and the Issuing Lender’s fronting fee) shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Sections 4.4.3 [Administrative Agent’s and Lender’s Rights] in the case of an event specified in Section 4.4 [Rate Unascertainable; Etc.], 5.16 [Replacement of a Lender] or 5.8 [Increased Costs]) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, Commitment Fees and Letter of Credit Fees, as set forth in this Agreement. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Domestic Borrowers of principal, interest, fees or other amounts from the Domestic Borrowers with respect to Swing Loans shall be made by or to PNC according to Section 2.6.5 [Borrowings to Repay Swing Loans].
5.3Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the

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Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and
(ii)the provisions of this Section 5.3 [Sharing of Payments by Lenders] shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant.
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.
Notwithstanding the foregoing and anything else in any Loan Document, in no event shall any payment (or portion thereof) by, or proceeds from the sale of the assets of, the Foreign Borrower, any Foreign Subsidiary, any Foreign Holding Company (other than 65% of the voting Equity Interests and 100% of the non-voting Equity Interests in First Tier Foreign Subsidiaries of such Foreign Holding Company), or, in each case, any Subsidiary thereof shall be applied towards any Obligations of Domestic Loan Parties.
5.4Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Effective Federal Funds Rate (or, for payments in an Optional Currency, the Overnight Rate) and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
5.5Interest Payment Dates. Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on each Payment Date. Interest on Loans to which the Term Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the 90th day of such Interest Period. Mandatory prepayments of principal under Section 5.7 [Mandatory Prepayments] shall be accompanied by accrued interest on the principal amount prepaid. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Expiration Date, upon acceleration or otherwise).

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5.6Voluntary Prepayments.
5.6.1.Right to Prepay. Each Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.16 [Replacement of a Lender] below, in Section 5.8 [Increased Costs] and Section 5.10 [Indemnity]). Whenever a Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Administrative Agent by 1:00 p.m. at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans denominated in Dollars, and at least four (4) Business Days prior to the date of prepayment of any Optional Currency Loans, or no later than 1:00 p.m. on the date of prepayment of Swing Loans, setting forth the following information:
(w)    the date, which shall be a Business Day, on which the proposed prepayment is to be made;
(x)    a statement indicating the application of the prepayment between the Revolving Credit Loans and Swing Loans;
(y)    a statement indicating the application of the prepayment between Loans to which the Base Rate Option applies and Loans to which the Term Rate Option applies; and
(z)    the total principal amount of such prepayment, which shall not be less than the lesser of (i) the Revolving Facility Usage or (ii) Five Hundred Thousand Dollars ($500,000) for any Swing Loan or One Million Dollars ($1,000,000) for any Revolving Credit Loan.
All prepayment notices shall be irrevocable, except that any notice of voluntary prepayment may state that such notice is conditional upon the consummation of a financing transaction or Change of Control, in which case such notice of prepayment may be revoked or delayed by the Parent (by notice to the applicable Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as provided in Section 4.4.3 [Administrative Agent’s and Lender’s Rights], if a Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which such Borrower is prepaying, the prepayment shall be applied (i) first to the Revolving Credit Loans to which the Base Rate Option applies, then to Revolving Credit Loans which are not Optional Currency Loans, then to Optional Currency Loans, then to Swing Loans. Any prepayment hereunder shall be subject to the Borrowers’ Obligation to indemnify the Lenders under Section 5.10 [Indemnity]. Prepayments shall be made in the currency in which such Loan was made unless otherwise directed by the Administrative Agent.
5.7Mandatory Prepayments.
5.7.1.Sale of Assets. Within five (5) Business Days of any Disposition authorized by Section 8.2.7(ix) [Dispositions of Assets or Subsidiaries] which results in the Loan Parties receiving more than Thirty Million Dollars ($30,000,000) of Net Cash Proceeds in the aggregate from all such Dispositions during such fiscal year, the Borrowers shall make a mandatory prepayment of principal on the Revolving Credit Loans equal to such excess Net Cash Proceeds, together with accrued interest on such principal amount, unless the Parent has delivered a Reinvestment Notice on or prior to such fifth Business Day; provided that on each Reinvestment Prepayment Date, the Loan Parties will apply an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event to the prepayment of the Loans, together with accrued interest thereon. All prepayments of Revolving Credit Loans pursuant to this Section 5.7.1 [Sale of Assets] shall not permanently reduce the Revolving Credit Commitment.

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5.7.2.Currency Fluctuations. If on any Computation Date the Revolving Facility Usage is equal to or greater than the Revolving Credit Commitments as a result of a change in exchange rates between one (1) or more Optional Currencies and Dollars, then the Administrative Agent shall notify the Borrowers of the same.  The Borrowers shall pay or prepay (subject to Borrowers’ indemnity obligations under Sections 5.8 [Increased Costs] and 5.10 [Indemnity]) within three (3) Business Days after receiving such notice such that the Revolving Facility Usage shall not exceed the aggregate Revolving Credit Commitments after giving effect to such payments or prepayments.
5.7.3.Recovery of Insurance or Condemnation Proceeds. Solely in the event that Incremental Term Loans are then outstanding, if in connection with any Insurance or Condemnation Event the aggregate amount of Net Cash Proceeds received are greater than Thirty Million Dollars ($30,000,000), within five (5) Business Days of such Insurance or Condemnation Event the Borrowers shall make a mandatory prepayment of, or the Administrative Agent shall apply, equal to the amount of such Net Cash Proceeds, first against, as applicable, the principal amount of the Incremental Term Loans by application to the unpaid installments of principal in the inverse order of scheduled maturities and second to Revolving Credit Loans, unless the Parent has delivered a Reinvestment Notice on or prior to such fifth Business Day; provided that on each Reinvestment Prepayment Date, the Loan Parties will apply an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event to the prepayment of the Loans, together with accrued interest thereon; provided further that the Net Cash Proceeds attributable or relating to the Foreign Borrower shall not be applied to any Obligations other than the Obligations of the Foreign Borrower. All prepayments of Revolving Credit Loans pursuant to this Section 5.7.4 [Recovery of Insurance or Condemnation Proceeds] shall not permanently reduce the Revolving Credit Commitment.
5.7.4.Revolving Credit Commitments. If at any time the Revolving Facility Usage is in excess of the Revolving Credit Commitments (as used in this Section 5.7.4 [Revolving Credit Commitments], a “deficiency”), the Borrowers shall immediately make a principal payment on the Revolving Credit Loans and Swing Loans sufficient to cause the principal balance of such Loans then outstanding to be equal to or less than the Revolving Credit Commitments then in effect. If a deficiency cannot be eliminated pursuant to this Section 5.7.4 [Revolving Credit Commitments] by prepayment of the Revolving Credit Loans and Swing Loans as a result of outstanding Letter of Credit Obligations, the Borrowers shall also deposit Cash Collateral with the Administrative Agent, to be held by the Administrative Agent to secure such outstanding Letter of Credit Obligations.
5.7.5.Application Among Interest Rate Options. All prepayments required pursuant to this Section 5.7 [Mandatory Prepayments] shall first be applied among the Interest Rate Options to the principal amount of the Loans subject to the Base Rate Option, then to Loans denominated in Dollars and subject to a Term Rate Option (in order of Interest Period maturities, beginning with the earliest to mature), then to Optional Currency Loans. In accordance with Section 5.10 [Indemnity], but subject at all times to Section 2.1.3 [Certain Limitations] and Section 5.1.2 [Bifurcation], the Borrowers shall indemnify the Lenders for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against Loans subject to a Term Rate Option on any day other than the last day of the applicable Interest Period.
5.8Increased Costs.
5.8.1.Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit,

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compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the Issuing Lender;
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender, the Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Issuing Lender or other Recipient, the Borrowers will pay to such Lender, the Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered; provided that upon the occurrence of any Change in Law imposing a reserve percentage on any interest rate based on SOFR, a Eurocurrency Rate, or a Daily Simple RFR, the Administrative Agent, in its reasonable discretion, may modify the calculation of each such SOFR-, Eurocurrency Rate-, or Daily Simple RFR-based interest rate to add (or otherwise account for) such reserve percentage .
5.8.2.Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any Lending Office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.
5.8.3.Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in Sections 5.8.1 [Increased Costs Generally] or 5.8.2 [Capital Requirements] and delivered to the Parent shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
5.8.4.Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section 5.8.4 [Delay in Requests] shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or

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the Issuing Lender pursuant to this Section 5.8.4 [Delay in Requests] for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Parent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).
5.9Taxes.
5.9.1.Issuing Lender. For purposes of this Section 5.9 [Taxes], the term “Lender” includes the Issuing Lender and the term “applicable Law” includes FATCA.
5.9.2.Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.9 [Taxes]) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
5.9.3.Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Official Body in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
5.9.4.Indemnification by the Loan Parties. The Domestic Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.9 [Taxes]) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. The Foreign Borrower shall indemnify each Recipient within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.9 [Taxes]) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, but solely with respect to payments required to be made by, or in respect of Loans, interest thereon or other Obligations owed by the Foreign Borrower, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Parent by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
5.9.5.Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.8.4 [Participations] relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with

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any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.9.5 [Indemnification by the Lenders].
5.9.6.Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to an Official Body pursuant to this Section 5.9 [Taxes], such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
5.9.7.Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Parent and the Administrative Agent, at the time or times reasonably requested by the Parent or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Parent or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Parent or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Parent or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.9.7(ii)(A), 5.9.7(ii)(B) and (ii)(D) below) [Status of Lenders] shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,
(A)any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrowers or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:
(i)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E (or W-8BEN if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN if

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applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)executed originals of IRS Form W-8ECI;
(iii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 5.9.7(A) to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E (or W-8BEN if applicable); or
(iv)to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN if applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit 5.9.7(B) or Exhibit 5.9.7(C), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 5.9.7(D) on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to such Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Parent and the Administrative Agent in writing of its legal inability to do so.

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5.9.8.Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.9 [Taxes] (including by the payment of additional amounts pursuant to this Section 5.9 [Taxes]), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.9 [Taxes] with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party incurred in connection with obtaining such refund, shall repay to such indemnified party the amount paid over pursuant to this Section 5.9.8 [Treatment of Certain Refunds] (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this Section 5.9.8 [Treatment of Certain Refunds]), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.9.8 [Treatment of Certain Refunds] the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
5.9.9.Survival. Each party’s obligations under this Section 5.9 [Taxes] shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.
5.10Indemnity. In addition to the compensation or payments required by Section 5.8 [Increased Costs] or Section 5.9 [Taxes], and without duplication thereof but subject at all times to Section 2.1.3 [Certain Limitations] and Section 5.1.2 [Bifurcation], the Domestic Borrowers (on a joint and several basis) and the Foreign Borrower shall indemnify each Lender against all liabilities, losses or expenses (including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any:
(i)payment, prepayment, conversion or renewal of any Loan to which a Term Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due), or
(ii)attempt by a Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests] or Section 4.2 [Interest Periods] or notice relating to prepayments under Section 5.6 [Voluntary Prepayments] or failure by a Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Loan under the Base Rate Option on the date or in the amount notified by such Borrower, or
(iii)    any assignment of a Loan under the Term Rate Option on a day other than the last day of the Interest Period therefor as a result of a request by the Parent pursuant to Section 5.16 [Replacement of a Lender].
If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Parent of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging

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or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrowers to such Lender ten (10) Business Days after such notice is given.
5.11Settlement Date Procedures. In order to minimize the transfer of funds between the Lenders and the Administrative Agent, the Domestic Borrowers may borrow, repay and reborrow Swing Loans and PNC may make Swing Loans as provided in Section 2.1.2 [Swing Loan Commitments] hereof during the period between Settlement Dates. The Administrative Agent shall notify each Lender of its Ratable Share of the total of the Revolving Credit Loans and the Swing Loans (each a “Required Share”). On such Settlement Date, each Lender shall pay to the Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Administrative Agent shall pay to each Lender its Ratable Share of all payments made by the Borrowers to the Administrative Agent with respect to the Revolving Credit Loans. The Administrative Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and on any mandatory prepayment date as provided for herein and may at its option effect settlement on any other Business Day. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 5.11 [Settlement Date Procedures] shall relieve the Lenders of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1.2 [Swing Loan Commitment]. The Administrative Agent may at any time at its option for any reason whatsoever require each Lender to pay immediately (and in any event no later than 3:00 p.m. on the Business Day following such demand) to the Administrative Agent such Lender’s Ratable Share of the outstanding Revolving Credit Loans and each Lender may at any time require the Administrative Agent to pay immediately to such Lender its Ratable Share of all payments made by the Borrowers to the Administrative Agent with respect to the Revolving Credit Loans.
5.12Currency Conversion Procedures for Judgments. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereby agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which in accordance with normal lending procedures each Lender could purchase the Original Currency with the Other Currency after any premium and costs of exchange on the Business Day preceding that on which final judgment is given.
5.13Indemnity in Certain Events. The obligation of Borrowers in respect of any sum due from Borrowers to any Lender hereunder shall, notwithstanding any judgment in an Other Currency, whether pursuant to a judgment or otherwise, be discharged only to the extent that, on the Business Day following receipt by any Lender of any sum adjudged to be so due in such Other Currency, such Lender may in accordance with normal lending procedures purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to such Lender in the Original Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment or payment, to indemnify such Lender against such loss.
5.14Cash Collateral.
(a)    At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent) the Borrowers shall Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.10(a)(v) [Reallocation of Participations to Reduce Fronting Exposure] and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

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a.    Grant of Security Interest. The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
b.    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 5.14 or Section 2.10 [Defaulting Lender] in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
c.    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 5.14 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral; provided that, subject to Section 2.10 [Defaulting Lenders] the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrowers, such Cash Collateral shall remain subject to the security interest granted pursuant to Section 5.14 above.
5.15Designation of a Different Lending Office. If any Lender requests compensation under Section 5.8 [Increased Costs], or any Borrower is or will be required to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 [Taxes], then such Lender shall (at the request of the Parent) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.8 [Increased Costs] or Section 5.9 [Taxes], as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
5.16Replacement of a Lender. If any Lender requests compensation under Section 5.8 [Increased Costs], or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 [Taxes] and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 5.15 [Designation of a Different Lending Office], or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.8 [Successors and Assigns]), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.8 [Increased Cost] or Section 5.9 [Taxes]) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall

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assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 11.8 [Successors and Assigns];
(ii)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Participation Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.10 [Indemnity]) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(iii)in the case of any such assignment resulting from a claim for compensation under Section 5.8.1 [Increased Costs Generally] or payments required to be made pursuant to Section 5.9 [Taxes], such assignment will result in a reduction in such compensation or payments thereafter; and
(iv)such assignment does not conflict with applicable Law; and
(v)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
6.REPRESENTATIONS AND WARRANTIES
6.1Representations and Warranties. The Domestic Loan Parties, jointly and severally among themselves, and the Foreign Borrower (as to itself) represent and warrant to the Administrative Agent and each of the Lenders as follows:
6.1.1.Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default. Each Loan Party and each Material Subsidiary of a Loan Party is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Loan Party and each Material Subsidiary of a Loan Party has the lawful power to own or lease its material properties and to engage in the business it presently conducts. Each Loan Party and each Material Subsidiary of a Loan Party is duly licensed or qualified and in good standing (i) in its jurisdiction of organization (as listed on Schedule 6.1.1 as of the Closing Date) and (ii) in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, except as to this clause (ii) where failure to do so would not reasonably be expected to result in a Material Adverse Change. Each Loan Party has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part. Each Loan Party and each Subsidiary of a Loan Party are in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 6.1.14 [Environmental Matters]) in all jurisdictions in which such Person is presently doing business except where the failure to do so would not constitute a Material Adverse Change. Each Loan Party and each Material Subsidiary of a Loan Party has good and marketable title to or valid leasehold interest in all material properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens and subject to

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the terms and conditions of the applicable leases or conveyance instrument. No Event of Default or Potential Default exists and is continuing.
6.1.2.Subsidiaries and Owners; Investment Companies. As of the Closing Date, Schedule 6.1.2 states (i) the name of each of each Borrower’s Subsidiaries, its jurisdiction of organization and the amount, percentage and type of Equity Interests in such Subsidiary (the “Subsidiary Equity Interests”), (ii) the name of each holder of an Equity Interest in each Borrower (other than Parent), the amount, percentage and type of such Equity Interest (the “Borrower Equity Interests”), and (iii) any options, warrants or other rights outstanding to purchase any such Equity Interests referred to in clause (i) or (ii). Each Borrower and each Subsidiary of such Borrower has good title to all of the Subsidiary Equity Interests it purports to own, free and clear in each case of any Lien (other than Liens that are Permitted Liens under clause (viii) of such definition or Liens arising by operation of Law that are Permitted Liens) and all such Subsidiary Equity Interests have been validly issued, fully paid and nonassessable. None of the Loan Parties is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.”
6.1.3.Validity and Binding Effect. This Agreement has been duly and validly executed and delivered by each Loan Party, and each other Loan Document which any Loan Party is required to execute and deliver has been duly executed and delivered by such Loan Party. This Agreement and each other Loan Document constitutes legal, valid and binding obligations of each Loan Party which is a party thereto, enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability of any such Loan Document may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance.
6.1.4.No Conflict; Consents. Neither the execution and delivery of this Agreement or the other Loan Documents to which it is a party by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate or articles of incorporation, code of regulations, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (ii) in any material respect any Law or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Material Subsidiaries is a party or by which it or any of its Material Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Material Subsidiaries (other than Liens granted under the Loan Documents). No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is necessary to permit the execution, delivery and performance of this Agreement and the other Loan Documents, except for those consents, approvals, exemptions, orders, authorizations, post-closing obligations, or other actions, notices or filings (including the filing of Uniform Commercial Code financing statements, any Intellectual Property Security Agreement or comparable documents or instruments), the failure of which to obtain or make could not result in a Material Adverse Change.
6.1.5.Litigation; Labor Matters. (i) There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Authorized Officer of any Loan Party, threatened against such Loan Party or any Material Subsidiary of such Loan Party at law or in equity before any Official Body which individually or in the aggregate could reasonably be expected to result in any Material Adverse Change. None of the Loan Parties is in violation of any order, writ, injunction or any decree of any Official Body which may result in any Material Adverse Change.

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(ii)No Loan Party or any of its Material Subsidiaries (a) is a party to any labor dispute affecting any bargaining unit or other group of employees generally, (b) is subject to any material strike, slow down, workout or other concerted interruptions of operations by employees of such Loan Party or its Material Subsidiaries, whether or not relating to any labor contracts, (c) is subject to any significant pending or, to the knowledge of any Authorized Officer of such Loan Party, threatened, unfair labor practice complaint, before the National Labor Relations Board, (d) is subject to any significant pending or, to the knowledge of any Authorized Officer of such Loan Party, threatened, grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement, (e) is subject to any significant pending or, to the knowledge of any Authorized Officer of such Loan Party, threatened, significant strike, labor dispute, slowdown or stoppage, or (f) is, to the knowledge of any Authorized Officer of Parent, involved or subject to any union representation organizing or certification matter with respect to the employees of such Loan Party or any of its Subsidiaries, except (with respect to any matter specified in any of the above clauses), for such matters as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.
6.1.6.Financial Statements.
(i)Historical Statements. The Parent has delivered to the Administrative Agent copies of its audited consolidated year-end financial statements for and as of the end of the three fiscal years ended December 31, 2020, December 31, 2021, and December 31, 2022. In addition, the Parent has delivered to the Administrative Agent copies of its unaudited consolidated interim financial statements for the fiscal year to date and as of the end of the fiscal quarter ended September 30, 2023 (all such annual and interim statements being collectively referred to as the “Statements”). The Statements were compiled from the books and records maintained by the Parent’s management, are complete in all material respects and fairly represent the consolidated financial condition of the Parent and its Subsidiaries as of the respective dates thereof and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the interim statements) to normal year-end audit adjustments.
(ii)Accuracy of Financial Statements. Neither the Parent nor any Subsidiary of the Parent has any material liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Parent or any Material Subsidiary of the Parent which could reasonably be expected to cause a Material Adverse Change. Since December 31, 2022, no Material Adverse Change has occurred.
6.1.7.Margin Stock. None of the Loan Parties engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System). No part of the proceeds of any Loan has been or will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Following the application of the proceeds of each Loan or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of Parent or of Parent and its Subsidiaries on a consolidated basis) will be margin stock. The Loan Parties intend to use the proceeds of the Loans in accordance with Section 8.1.7 [Compliance with Laws; Use of Proceeds].
6.1.8.Full Disclosure. To the best of each Loan Party’s knowledge, neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Administrative Agent or any Lender in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial

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condition or results of operations of the Loan Parties and their Material Subsidiaries taken as a whole which has not been set forth in the reports filed with the Securities and Exchange Commission, this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the Lenders prior to or at the date hereof in connection with the transactions contemplated hereby.
6.1.9.Taxes. All federal and all material state, local and other tax returns required to have been filed with respect to each Loan Party and each Material Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.
6.1.10.Patents, Trademarks, Copyrights, Licenses, Etc. Each Loan Party and each Material Subsidiary of each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate their properties and to carry on their businesses as presently conducted and planned to be conducted by them, without any known possible, alleged or actual conflict with the rights of others.
6.1.11.Liens in the Collateral. Except to the extent that the Loan Parties are not required to perfect Liens in certain assets pursuant to the Collateral Documents or any other Loan Document, the Liens in the Collateral granted to the Collateral Agent for the benefit of the Secured Parties pursuant to any Collateral Document, subject to the actions described in the following sentence, constitute and will continue to constitute Prior Security Interests. Upon the due filing of financing statements relating to said security interests in each office and in each jurisdiction where required in order to perfect the security interests of the type that can be perfected by filing under the Uniform Commercial Code, the filing of the patent, trademark and copyright security agreements with the United States Patent and Trademark Office and United States Copyright Office, the taking possession of any stock certificates, other certificates evidencing the pledged securities and any notes or other instruments, the taking of “control” (as defined in the Uniform Commercial Code) with respect to any Collateral of the type that a security interest can be perfected by “control”, and the taking of any actions required in any non-U.S. jurisdictions, all such actions as are necessary or advisable to perfect the Lien in favor of the Collateral Agent with respect to the Collateral described above will have been taken except to the extent that the Loan Parties are not required to perfect Liens in certain Collateral pursuant to the Collateral Documents or any other Loan Document. All filing fees and other expenses in connection with each such action have been or will be paid by the Domestic Borrowers.
6.1.12.Insurance. The properties of each Loan Party and each of its Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Loan Party and Subsidiary in accordance with prudent business practice in the industry of such Loan Parties and Subsidiaries.
6.1.13.ERISA Compliance.
Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change:
(i)each Pension Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws (except with respect to the Multiemployer Plan, such representation is deemed made only to the knowledge of Parent);

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(ii)each Pension Plan that is intended to qualify under Section 401(a) of the Code has received from the IRS a favorable determination or opinion letter, which has not by its terms expired, that such Pension Plan is so qualified, or such Pension Plan is entitled to rely on an IRS advisory or opinion letter with respect to an IRS-approved master and prototype or volume submitter plan, or a timely application for such a determination or opinion letter is currently being processed by the IRS with respect thereto and to the best knowledge of Parent, nothing has occurred which would prevent, or cause the loss of, such qualification;
(iii) Parent and each member of the ERISA Group have made all required contributions to each Pension Plan subject to Sections 412 or 430 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Sections 412 or 430 of the Code has been made with respect to any Pension Plan;
(iv)no ERISA Event has occurred or is reasonably expected to occur;
(v)no Pension Plan has any unfunded pension liability (i.e., excess of benefit liabilities over the current value of that Pension Plan’s assets, determined pursuant to the assumptions used for funding the Pension Plan for the applicable plan year in accordance with Section 430 of the Code);
(vi)neither Parent nor any member of the ERISA Group has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA);
(vii)neither Parent nor any member of the ERISA Group has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA, with respect to a Multiemployer Plan;
(viii)neither Parent nor any member of the ERISA Group has received notice pursuant to Section 4242(a)(1)(B) of ERISA that a Multiemployer Plan is in reorganization and that additional contributions are due to the Multiemployer Plan pursuant to Section 4243 of ERISA; and
(ix)neither Parent nor any member of the ERISA Group has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
6.1.14.Environmental Matters. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change, each Loan Party is and, to the knowledge of each respective Loan Party, each of its Material Subsidiaries is, and has been in compliance with applicable Environmental Laws.
6.1.15.Solvency. On the Closing Date and after giving effect to the initial Loans hereunder, Parent and its Subsidiaries, taken as a whole, are Solvent.
6.1.16.Sanctions and Anti-Terrorism Laws. (a) No Covered Entity, any director or officer of any Covered Entity nor, to the knowledge of Parent, any employee or agent of any Covered Entity is a Sanctioned Person, and (b) no Covered Entity, either in its own right or through any third party, either (i) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Person in violation of any Anti-Terrorism Law, or (ii) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.
6.1.17.Anti-Corruption Laws. Each Borrower and its respective Subsidiaries have conducted their business in compliance with all Anti-Corruption Laws and have

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instituted and maintained policies and procedures designed to promote compliance with such laws.
6.1.18.Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership executed and delivered to the Administrative Agent or any Lender for each Borrower on or prior to the date of this Agreement, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered.
7.CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT
The obligation of each Lender to make Loans and of the Issuing Lender to issue Letters of Credit hereunder is subject to the following conditions:
7.1First Loans and Letters of Credit.
7.1.1.Deliveries. Subject to Section 8.1.15 [Post-Closing Requirements], on the Closing Date, the Administrative Agent shall have received each of the following in form and substance satisfactory to the Administrative Agent:
(i)A certificate of each of the Loan Parties signed by an Authorized Officer, dated the Closing Date stating that (x) each of the representations and warranties of the Loan Parties set forth in Article 6 [Representations and Warranties] of this Agreement are true and correct in all material respects (without duplication of any materiality qualifiers contained therein) as of the Closing Date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), (y) no Event of Default or Potential Default exists, and (z) since December 31, 2022, no Material Adverse Change has occurred;
(ii)A certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Domestic Loan Parties, or the equivalent authorized signatory for the Foreign Borrower, certifying as appropriate as to: (a) the true and complete copy of resolutions duly adopted by the board of directors of such Loan Party (or its managing general partner, managing member or equivalent) and, if required, shareholders of such Loan Party, authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date; (b) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures; (c) copies of its organizational documents as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with, to the extent available in the relevant jurisdiction, certificates from the appropriate state officials as to the continued existence and good standing of such Loan Party in (i) the state where such Loan Party is organized and (ii) in all other jurisdictions where the property owned or leased by such Loan Party or the nature of the business transacted by it or both makes such licensing or qualification necessary, except as to this clause (ii) where failure to do so would not reasonably be expected to result in a Material Adverse Change and (d) to the extent required, a copy of the positive works council advice and the request for advice in relation to each of the Foreign Borrower;
(iii)This Agreement and each of the other Loan Documents signed by an Authorized Officer and to the extent required under applicable requirements of Law, appropriate financing statements and appropriate stock powers and certificates evidencing the pledged Collateral;
(iv)Written opinions of counsel (including local counsel) for the Loan Parties (or, in relation to the Foreign Borrower, counsel for the Administrative Agent), dated the Closing Date;

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(v)Evidence that adequate insurance required to be maintained under this Agreement is in full force and effect, with additional insured or lender loss payable endorsements, as applicable, attached thereto in form and substance reasonably satisfactory to the Administrative Agent demonstrating compliance with the requirements set forth in Section 8.1.3 [Maintenance of Insurance];
(vi)Uniform Commercial Code financing statements in appropriate form for filing under the Uniform Commercial Code and such other documents under applicable requirements of Law in each jurisdiction as may be necessary or appropriate, or, in the reasonable opinion of the Collateral Agent, desirable to perfect the Liens created, or purported to be created, by the Collateral Documents. All certificates, agreements or instruments representing or evidencing the pledged securities accompanied by instruments of transfer and stock powers undated and endorsed in blank have been delivered to the Collateral Agent;
(vii)A duly completed Compliance Certificate evidencing pro forma compliance with the Financial Covenants as of the last day of the fiscal quarter of Parent ended September 30, 2023, signed by an Authorized Officer of Parent;
(viii)Lien searches in acceptable scope and with acceptable results;
(ix)A perfection certificate, in form and substance reasonably acceptable to the Administrative Agent, executed and delivered on behalf of the Loan Parties by an Authorized Officer of each Loan Party;
(x)Evidence, in form and substance satisfactory to the Administrative Agent, that since December 31, 2022 there shall not have occurred any change, development or event that has or would reasonably be expected to cause a Material Adverse Change;
(xi)Pro forma projections (including a pro forma closing balance sheet, pro forma statements of operations and cash flow) for the fiscal years 2023 through 2026, including assumptions used in preparing the forecast financial statements; and
(xii)Internally prepared financial statements of the Parent consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal quarter ended September 30, 2023 and the fiscal year through that date.
7.1.2.Payment of Fees. The Borrowers shall have paid or shall cause to be paid all fees payable on or before the Closing Date and, to the extent invoiced prior to the Closing Date, all expenses for which the Administrative Agent is entitled to be reimbursed pursuant to the terms of this Agreement, the Administrative Agent’s Letter or any other Loan Document.
7.1.3.Certificate of Beneficial Owners; USA Patriot Act Diligence. To the extent requested at least five (5) Business Days prior to the Closing Date, the Administrative Agent and each Lender shall have received, in form and substance acceptable to the Administrative Agent and each Lender, an executed Certificate of Beneficial Ownership and such other documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.
7.1.4.Departing Lenders.
    (i)    The Borrowers shall have deposited with the Administrative Agent, for the ratable payment to the Existing Lenders, an amount in immediately available funds equal to all accrued and unpaid interest (together with any applicable breakage

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compensation), Commitment Fees and Letter of Credit Fees under the Existing Credit Agreement to but not including the Closing Date; and
(ii)    On the Closing Date, the principal amount of the Existing Revolving Loans owed to the Departing Lenders under the Existing Credit Agreement shall be paid to the Administrative Agent, for the benefit of the Departing Lenders, from the reallocated Revolving Credit Loan principal of each Lender as provided in Section 2.1.4. The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that, each Departing Lender shall have consented in writing to the amendment and restatement of the Existing Credit Agreement upon and subject to the terms and conditions of this Agreement, including its ceasing to be a “Lender” to the Borrowers thereunder and hereunder. Each Existing Lender (other than the Departing Lenders) hereby consents to such payment and discharge in full of the Borrowers’ Indebtedness to the Departing Lenders notwithstanding the pro rata sharing of payments otherwise required by Section 5.2 of the Existing Credit Agreement, solely and exclusively with respect to the payment to, and acceptance by, the Departing Lenders of the foregoing respective pay-off amounts.
7.2Each Loan or Letter of Credit. At the time of making any Loans or issuing, extending or increasing any Letters of Credit and after giving effect to the proposed extensions of credit: (i) the representations and warranties of the Loan Parties as set forth in Article 6 [Representations and Warranties] shall then be true and correct in all material respects (except that (x) any representation and warranty that is already qualified as to materiality shall be true and correct in all respects as so qualified and (y) representations and warranties which expressly relate solely to an earlier date or time shall be true and correct on and as of the specific dates or times referred to therein), (ii) no Event of Default or Potential Default shall have occurred and be continuing, and (iii) the applicable Borrower shall have delivered to the Administrative Agent a duly executed and completed Loan Request or to the Issuing Lender an application for a Letter of Credit, as the case may be. Each Loan Request and Letter of Credit application shall be deemed to be a representation that the conditions specified in this Section 7.2 [Each Loan or Letter of Credit] have been satisfied on or prior to the date thereof.
8.COVENANTS
The Domestic Loan Parties, jointly and severally as to themselves, and Foreign Borrower (as to itself) covenant and agree that until Payment In Full, the Loan Parties shall comply at all times with the following covenants:
8.1Affirmative Covenants.
8.1.1.Preservation of Existence, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which failure to so qualify, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Change, except as otherwise expressly permitted in Section 8.2.6 [Liquidations, Mergers, Etc.].
8.1.2.Payment of Liabilities, Including Taxes, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all material liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all material taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

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8.1.3.Maintenance of Insurance. Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary. The Loan Parties shall comply with the covenants and provide the endorsement set forth on Schedule 8.1.3 [Maintenance of Insurance] relating to property and related insurance policies covering the Collateral.
8.1.4.Maintenance of Properties and Leases. Each Loan Party shall, and shall cause each of its Subsidiaries to, (x) maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those material properties useful or necessary to its business, and (y) make or cause to be made, in a reasonably diligent fashion and in accordance with the general practice of other businesses of similar character and size, all appropriate repairs, renewals or replacements thereof, in each case, if the failure to so maintain, repair, renew or replace the same could reasonably be expected to result in a Material Adverse Change.
8.1.5.Visitation Rights. Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Lenders (so long as no Event of Default has occurred and is continuing, at their own expense) to visit and inspect, subject to Section 11.9 [Confidentiality], any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Lenders may reasonably request, provided that each Lender shall provide the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers, with reasonable notice prior to any visit or inspection and no such visit or inspection shall interfere with their normal business operations. In the event any Lender desires to conduct an audit of any Loan Party, such Lender shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by the Administrative Agent.
8.1.6.Keeping of Records and Books of Account. Each Borrower shall, and shall cause each Subsidiary of such Borrower to, maintain and keep proper books of record and account which enable such Borrower and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over such Borrower or any Subsidiary of such Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.
8.1.7.Compliance with Laws; Use of Proceeds. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all material respects; provided that it shall not be deemed to be a violation of this Section 8.1.7 [Compliance with Laws; Use of Proceeds] if any failure to comply with any Law would not reasonably be expected to result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would reasonably be expected to constitute a Material Adverse Change. The Loan Parties will use the Letters of Credit and the proceeds of the Loans only in accordance with Section 2.8 [Use of Proceeds] and as permitted by applicable Law.
8.1.8.Further Assurances. Each Loan Party shall, from time to time, at its expense, faithfully preserve and protect the Collateral Agent’s Lien on and Prior Security Interest in the Collateral as a continuing first priority perfected Lien, subject only to Permitted Liens, and shall do such other acts and things as the Administrative Agent in its reasonable discretion may deem necessary or advisable from time to time in order to

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preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral.
8.1.9.Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws.
(a)    (i) No Covered Entity will become a Sanctioned Person, (ii) the funds used to repay the Obligations will not be derived from any violation of Anti-Terrorism Laws, and (iii) the Borrowers shall promptly notify the Agent in writing upon the occurrence of a Reportable Compliance Event.
(b)    Each Borrower and its respective Subsidiaries will conduct their business in compliance with Anti-Corruption Laws, and maintain policies and procedures designed to promote and achieve compliance with all Anti-Corruption Laws.
8.1.10.Keepwell. Each Qualified ECP Loan Party jointly and severally (together with each other Qualified ECP Loan Party) hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any other Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 8.1.10 [Keepwell] for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.1.10 [Keepwell], or otherwise under this Agreement or any other Loan Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 8.1.10 [Keepwell] shall remain in full force and effect until Payment in Full of the Obligations and termination of this Agreement and the other Loan Documents. Each Qualified ECP Loan Party intends that this Section 8.1.10 [Keepwell] constitute, and this Section 8.1.10 [Keepwell] shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18(A)(v)(II) of the CEA.
8.1.11.[Reserved].
8.1.12.[Reserved].
8.1.13.Covenant to Guaranty Obligations and Give Security. Upon the formation or acquisition of any new direct or indirect Subsidiary (other than an Excluded Subsidiary) by any Loan Party or if any Subsidiary that was an Excluded Subsidiary ceases to be an Excluded Subsidiary, on or prior to thirty (30) days after such formation, acquisition or cessation (or such longer period as the Administrative Agent may agree in writing in its reasonable discretion), Parent shall, in each case:
(i)cause each such Subsidiary to duly execute and deliver to the Administrative Agent a Guaranty Agreement or guaranty joinder, in form and substance reasonably satisfactory to the Administrative Agent, providing a Guaranty Agreement of the Obligations; provided that (y) no Foreign Subsidiary shall be required to guarantee the Obligations or otherwise provide direct or indirect collateral support for the Obligations and (z) recourse under any Guaranty by a Foreign Holding Company shall be limited to 65% of the voting Equity Interests and 100% of the non-voting Equity Interests in First Tier Foreign Subsidiaries of such Foreign Holding Company as pledged by such Foreign Holding Company;
(ii)cause each such Subsidiary that is required to become a Guarantor pursuant to this Section 8.1.13 [Covenant to Guaranty Obligations and Give Security] to duly execute and deliver to the Administrative Agent supplements to the Security

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Agreement and other applicable Loan Documents, as specified by, and in form and substance reasonably satisfactory to, the Administrative Agent, in each case granting a Lien in all assets (other than Excluded Assets) of such Subsidiary (subject to the limitations set forth in the Pledge and Security Agreement and other applicable Loan Documents), securing the Obligations of such Subsidiary under its Guaranty Agreement;
(iii)cause each such Subsidiary that is required to become a Guarantor pursuant to this Section 8.1.13 [Covenant to Guaranty Obligations and Give Security] to deliver all certificates, if any, representing Equity Interests owned by such Subsidiary (other than to the extent such Equity Interests constitute Excluded Assets), accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and, to the extent required by the Pledge and Security Agreement, instruments, if any, evidencing the intercompany debt held by such Subsidiary, if any, indorsed in blank to the Administrative Agent or accompanied by other appropriate instruments of transfer;
(iv)take and cause each such Subsidiary that is required to become a Guarantor pursuant to this Section 8.1.13 [Covenant to Guaranty Obligations and Give Security] to take whatever reasonable action under applicable Law (including the filing of Uniform Commercial Code financing statements or comparable documents or instruments), registration of such Lien in appropriate public registers and delivery of certificates evidencing stock and membership interests) as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any sub-agent of the Administrative Agent designated by it) valid and subsisting perfected Liens on the Collateral delivered pursuant to this Section 8.1.13 [Covenant to Guaranty Obligations and Give Security], enforceable against all third parties in accordance with their terms; and
(v)deliver to the Administrative Agent documents in the forms described in clauses (ii), (iv), (v) (with respect to such Subsidiary), (vi), (viii) and (ix) of Section 7.1 [First Loans and Letters of Credit], modified as appropriate, as to such matters set forth in clauses (i) through (iv) above as the Administrative Agent may reasonably request.
If any Subsidiary classified as a Foreign Holding Company ceases to be so classified, the Parent shall promptly notify the Administrative Agent of such change and such Subsidiary shall comply with the requirements of this Section 8.1.13 [Covenant to Guaranty Obligations and Give Security] within the timeframes set forth herein.
Notwithstanding anything to the contrary herein or in any other Loan Document, in respect of the Borrowers and their Subsidiaries, (i) no actions in any non-U.S. jurisdiction or required by the Laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect such security interests, including any intellectual property registered in any non-U.S. jurisdiction (it being understood and agreed that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction, provided, however, that this clause shall not impair the Administrative Agent’s ability to obtain a pledge of (A) Equity Interests of the Foreign Borrower and Exploit BV under the laws of the Netherlands pursuant to and in accordance with the Dutch Pledge Agreements or (B) Equity Interests of Stoneridge Asia Holdings Ltd. under the laws of Mauritius pursuant to and in accordance with the Mauritius Pledge Agreement (but, for the avoidance of doubt, subject to the ability to dissolve or liquidate Stoneridge Asia Holdings Ltd. following the Closing Date as permitted under this Agreement), (ii) the Administrative Agent shall not require any Borrower or any of the Borrowers’ Subsidiaries to obtain or deliver landlord waivers, estoppels, bailee letters, collateral access agreements or any similar documents or instruments, (iii) the Collateral Agent shall not take a security interest in or Lien, or require any of the items it is entitled to require or request pursuant to Section 8.1.13 [Covenant to Guaranty Obligations and Give Security] or other similar items with respect to those assets as to which the Administrative Agent shall determine, in its reasonable discretion, (a) that the cost of obtaining such Lien (including any mortgage, stamp, intangibles or other Tax, or similar items) exceeds the practical benefit to the Lenders of the security afforded thereby or (b) such Guaranty or grant

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of security interest would reasonably be expected to cause the provisions of Section 5.1.2 [Bifurcation] to be breached and (iv) Liens required to be granted pursuant to this Section 8.1.13[Covenant to Guaranty Obligations and Give Security], and actions required to be taken, including to perfect such Liens, shall be subject to exceptions and limitations consistent with those set forth in the Collateral Documents.
8.1.14.Certificate of Beneficial Ownership and Other Additional Information. The Borrowers will provide to the Administrative Agent and the Lenders, promptly following the request of the Administrative Agent or a Lender (i) as applicable, (a) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Administrative Agent and the Lenders or (b) a new Certificate of Beneficial Ownership, in form and substance acceptable to the Administrative Agent and each Lender, when the individual(s) to be identified as a Beneficial Owner have changed; and (ii) such other information and documentation as may reasonably be requested by the Administrative Agent or any Lender from time to time for purposes of compliance by the Administrative Agent or such Lender with applicable laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent or such Lender to comply therewith.
8.1.15.Post-Closing Requirements. The applicable Loan Party shall execute and deliver the documents and complete the undertakings set forth on Schedule 8.1.15, in each case within the time limits specified on such schedule (and subject to extensions of such time limits as agreed by the Administrative Agent in its sole discretion).
8.2Negative Covenants.
8.2.1.Indebtedness. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:
(i)Indebtedness under the Loan Documents;
(ii)Existing Indebtedness as set forth on Schedule 8.2.1 [Indebtedness], and Permitted Refinancing Indebtedness of such Indebtedness;
(iii)Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by clause (viii) of the definition of Permitted Liens, in an aggregate amount, when taken together with the outstanding amount of all other Indebtedness or Permitted Refinancing Indebtedness incurred pursuant to this clause (iii), not to exceed at any time outstanding under this clause (iii), the greater of (x) $50,000,000 and (y) 10% of Consolidated Total Assets at such time;
(iv)Indebtedness owed by (w) a Loan Party to another Loan Party, in the case of this clause (w), solely to the extent subordinated to the Obligations pursuant to the Intercompany Subordination Agreement, (x) a Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party, (y) a Subsidiary to any Loan Party, in the case of this clause (y), solely to the extent permitted by Section 8.2.4 [Loans and Investments] and (z) any Loan Party to a Subsidiary that is not a Loan Party, in the case of this clause (z), solely to the extent subordinated to the Obligations pursuant to the Intercompany Subordination Agreement;
(v)Any (a) Lender Provided Interest Rate Hedge, (b) Lender Provided Foreign Currency Hedge, (c) Lender Provided Commodity Hedge and (d) other Commodity Hedges, Interest Rate Hedges or Foreign Currency Hedges entered into in the ordinary course of business to hedge or mitigate risk and not for speculative purposes;

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(vi)Indebtedness owing by Foreign Subsidiaries (other than the Foreign Borrower) in an amount not to exceed the greater of $100,000,000 and 15% of Consolidated Total Assets at any time outstanding, so long as the Borrowers are in compliance, on a Pro Forma Basis, with the Financial Covenants immediately after giving effect to such Indebtedness;
(vii)Indebtedness owing by Foreign Subsidiaries (other than the Foreign Borrower) (a) incurred to fund a Permitted Acquisition, (b) incurred by the assumption of Indebtedness as part of the consideration for a Permitted Acquisition or (c) to which the Person acquired pursuant to a Permitted Acquisition is subject and, in each case, Permitted Refinancing Indebtedness in respect of such Indebtedness;
(viii)Unsecured Indebtedness owing by Loan Parties or any Domestic Subsidiary incurred to fund a Permitted Acquisition, and Permitted Refinancing Indebtedness in respect of such Indebtedness;
(ix)Indebtedness of any Person that becomes a Domestic Subsidiary of a Loan Party after the Closing Date as permitted by this Agreement, which Indebtedness is existing at the time such Person becomes a Domestic Subsidiary of a Loan Party (and was not incurred in connection with or in contemplation of such Person’s becoming a Domestic Subsidiary of a Loan Party), and Permitted Refinancing Indebtedness in respect of such Indebtedness, in an aggregate amount not to exceed the greater of $100,000,000 and 15% of Consolidated Total Assets at any time outstanding;
(x)Guarantees by any Loan Party or any Subsidiary of any Loan Party in respect of Indebtedness of any Loan Party or any Subsidiary of any Loan Party otherwise permitted hereunder, subject to, in the case of Guarantees in respect of Indebtedness of Subsidiaries that are not Loan Parties, the limitations set forth in Section 8.2.4 [Loans and Investments] hereof;
(xi)Indebtedness permitted under Section 8.2.4 [Loans and Investments];
(xii)Indebtedness incurred in a Qualified Receivables Transaction;
(xiii)Indebtedness in respect of Other Lender Provided Financial Services Products and other netting services, overdraft protections, automated clearing-house arrangements, employee credit card programs and similar arrangements and otherwise in connection with cash management and any Guarantees thereof or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;
(xiv)Other Indebtedness in an aggregate principal amount at any time outstanding not to exceed the greater of $25,000,000 and 5.0% of Consolidated Total Assets;
(xv)Indebtedness arising under guarantees entered into pursuant to Section 2:403 of the Netherlands Civil Code in respect of any member of the Group and any residual liability with respect to such guarantees arising under Section 2:404 of the Netherlands Civil Code; and
(xvi)Any joint and several liability arising by operation of law as a result of the existence of a fiscal unity (fiscale eenheid) for Dutch tax purposes or its equivalent in any other relevant jurisdiction of which any member of the Group is or has been a member.
In the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in the clauses of the preceding paragraph, the Parent

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shall, in its sole discretion, divide, classify or reclassify (or later divide, classify, redivide or reclassify) such item of Indebtedness in any manner that complies with this covenant (including splitting into multiple exceptions) and will only be required to include the amount and type of such Indebtedness in one of such clauses of the preceding paragraph.
8.2.2.Liens; Lien Covenants. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.
8.2.3.[Reserved].
8.2.4.Loans and Investments. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any Investment, or become or remain liable to make any Investment, except:
(i)trade credit extended on usual and customary terms in the ordinary course of business;
(ii)loans or advances to officers, directors or employees made in the ordinary course of business; provided that such loans and advances to all such officers, directors and employees do not exceed an aggregate amount of $2,500,000 outstanding at any time;
(iii)Cash Equivalents;
(iv)Investments in (a) a Domestic Loan Party by another Domestic Loan Party, (b) a Foreign Subsidiary by another Foreign Subsidiary, or (c) a Foreign Subsidiary by a Domestic Loan Party; provided that Investments by Domestic Loan Parties in Foreign Subsidiaries pursuant to this clause (c) shall not exceed the greater of $100,000,000 and 15% of Consolidated Total Assets in the aggregate at any time outstanding;
(v)Permitted Acquisitions;
(vi)any Investment existing on, or made pursuant to binding commitments existing on, the Closing Date and described on Schedule 8.2.4 and any Investment consisting of an extension, modification or renewal of any such Investment; provided that any increase in the amount of any such Investment will be permitted only to the extent such increase is otherwise permitted under this Section 8.2.4 [Loans and Investments];
(vii)Investments in connection with a Permitted Transaction;
(viii)[reserved];
(ix)[reserved];
(x)Investments in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related Indebtedness;
(xi)Investments (a) in an amount up to $150,000,000 in the aggregate made at any time after the Closing Date (plus any returns of capital on such Investments received in cash or Cash Equivalents) plus (b) additional amounts so long as, in the case of this clause (b), the Leverage Ratio is less than or equal to 3.00 to 1.00 on a Pro Forma Basis after the making of such Investment and no Event of Default under and pursuant to Section 9.1.1 or Section 9.1.13 shall have occurred and be continuing or would be caused by the making of such Investment; and

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(xii)Other Investments utilizing some or all of the Available Amount Basket, provided that no Event of Default under and pursuant to Section 9.1.1 or Section 9.1.13 shall have occurred and be continuing or would be caused by the making of such Investments.
8.2.5.Dividends and Related Distributions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of Equity Interests, on account of the purchase, redemption, retirement or acquisition of its shares of Equity Interests (or warrants, options or rights therefor) (each, a “Restricted Payment”), except:
(i)dividends or other distributions payable to a Loan Party;
(ii)Restricted Payments from Foreign Subsidiaries (other than the Foreign Borrower) to other Foreign Subsidiaries;
(iii)any Restricted Payment that is made in connection with a Permitted Transaction;
(iv)payments of cash, dividends, distributions, advances or other Restricted Payments by any Loan Party or any Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Equity Interests of any such Person;
(v)each Subsidiary may purchase, redeem or otherwise acquire its Equity Interests or make other Restricted Payments with the net cash proceeds received by Parent from the substantially concurrent issuance and sale of common stock of Parent;
(vi)the repurchase of Equity Interests deemed to occur upon the exercise of stock or other equity options to the extent such Equity Interests represent a portion of the exercise price of those stock or other equity options and any repurchase or other acquisition of Equity Interests made in lieu of withholding taxes in connection with any exercise or exchange of stock options, warrants, incentives or other rights to acquire Equity Interests;
(vii)Restricted Payments to Parent or any Subsidiary (or, in the case of non-Wholly Owned Subsidiaries, to Parent or a Subsidiary and each other owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of Parent or such Subsidiary) based on their relative ownership interests so long as any repurchase of its Equity Interests from a Person that is not the Parent or a Subsidiary is permitted under Section 8.2.4 [Loans and Investments]);
(viii)Restricted Payments in an amount of up to (a) $25,000,000 per fiscal year plus (b) additional amounts so long as, in the case of this clause (b), the Leverage Ratio is less than or equal to 3.00 to 1.00 on a Pro Forma Basis after the making of such Restricted Payment and, in each case, no Event of Default shall have occurred and be continuing or would be caused by the making of such Restricted Payment;
(ix)payments or distributions to pay the tax liabilities of any direct or indirect owner of all or any part of any Borrower’s equity, to the extent such tax liabilities are attributable to the activities of, or such person’s ownership of, such Borrower or its Subsidiaries; and
(x)other Restricted Payments utilizing some or all of the Available Amount Basket, provided that no Event of Default shall have occurred and be continuing or would be caused by the making of such Restricted Payment.

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8.2.6.Liquidations, Mergers, Consolidations, Acquisitions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets constituting a business or division or line of business or Equity Interests of any other Person, other than Permitted Acquisitions; provided that:
(i)any Subsidiary may consolidate or merge into any other Subsidiary or acquire Equity Interests in any other existing Subsidiary; provided that (a) in the case of a consolidation or merger involving a Loan Party, a Loan Party (other than the Foreign Borrower) is the surviving entity and (b) any Subsidiary (including a Domestic Borrower) may consolidate or merge into a Domestic Borrower, so long as a Domestic Borrower shall be the surviving or continuing entity;
(ii)Excluded Subsidiaries may consolidate or merge into other Excluded Subsidiaries;
(iii)an Excluded Subsidiary may dissolve, liquidate or wind-up its affairs;
(iv)any Subsidiary may dissolve, liquidate, wind-up its affairs, merge, consolidate or acquire all or substantially all of the assets constituting a business or division or line of business or Equity Interests of any other Person in connection with a Permitted Transaction; and
(v)any Loan Party or Subsidiary may make Dispositions permitted by Section 8.2.7 [Dispositions of Assets or Subsidiaries] and any liquidation, merger, consolidation or acquisition to effect such Disposition; provided that, in the case of a merger or consolidation, the requirements of Section 8.2.6(i) [Liquidations, Mergers, Consolidations, Acquisitions] are complied with, to the extent applicable.
8.2.7.Dispositions of Assets or Subsidiaries. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, make any Disposition, except:
(i)transactions involving the Disposition of inventory in the ordinary course of business;
(ii)any Disposition in the ordinary course of business of assets which are no longer necessary or required in the conduct of such Loan Party’s or such Subsidiary’s business;
(iii)(a) any Disposition by any Subsidiary to a Loan Party or (b) any Disposition between or among the Domestic Loan Parties;
(iv)any Disposition in the ordinary course of business which are replaced by substitute assets acquired or leased; provided such substitute assets are subject to the Collateral Agent’s Prior Security Interest;
(v)any Disposition by any Foreign Subsidiary to another Subsidiary; provided that if such recipient Subsidiary is a Loan Party, such assets are subject to the Collateral Agent’s Prior Security Interest and provided further that the Foreign Borrower may not (A) Dispose of the Equity Interests in Exploit BV to another Subsidiary unless such Equity Interests remain subject to the Collateral Agent’s Prior Security Interest, and (B) make any Disposition that would cause the Foreign Borrower to become an Immaterial Subsidiary;
(vi)any Disposition in connection with a transaction permitted by Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions]

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(vii)any Disposition that is made by a Subsidiary in connection with a Permitted Transaction;
(viii)a contribution, conveyance or other Disposition of Receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” in a Qualified Receivables Transaction permitted by Section 8.2.1(xii) [Indebtedness];
(ix)any Disposition so long as (a) the Net Cash Proceeds are applied in accordance with the provisions of Section 5.7.1 [Sale of Assets] above, (b) such Disposition is made for Fair Market Value and (c) at least 75% of the consideration therefor is in the form of cash and Cash Equivalents; provided that each of the following items will be deemed to be cash for purposes of this Section 8.2.7(ix) [Dispositions of Assets or Subsidiaries]:
(A)any liabilities of the Parent or its Subsidiaries (as shown on the financial statements or in the notes thereto of the Parent most recently furnished to the Administrative Agent and the Lenders pursuant to Section 8.3.1 [Quarterly Financial Statements] or Section 8.3.2 [Annual Financial Statements]), other than liabilities that are by their terms subordinated in right of payment to the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which Parent and its Subsidiaries have been validly released by all applicable creditors in writing;
(B)any securities received by Parent or any Subsidiary from such transferee that are converted by Parent or such Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable disposition; and
(C)any Designated Non-Cash Consideration received in respect of such disposition; provided that the aggregate Fair Market Value of all such Designated Non-Cash Consideration, as determined by an Authorized Officer of Parent in good faith, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is then outstanding, does not exceed the greater of (A) $15,000,000 and (B) 3% of Consolidated Total Assets as of the date any such Designated Non-Cash Consideration is received, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value;
(x)any Disposition that constitutes a Restricted Payment permitted by Section 8.2.5 [Restricted Payments] or an Investment permitted by Section 8.2.4 [Loans and Investments];
(xi)an issuance or sale of Equity Interests by a Subsidiary to the Parent or to a Subsidiary;
(xii)licenses and sublicenses by any Loan Party or any Subsidiary of software or intellectual property in the ordinary course of business;
(xiii)any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business
(xiv)the granting of Permitted Liens and Dispositions in connection with Permitted Liens;
(xv)the sale or other disposition of cash or Cash Equivalents or other financial instruments;
(xvi)the early termination or unwinding of any Swap; and

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(xvii)the Disposition of Qualified Receivables Assets in a Permitted Factoring Arrangement.
8.2.8.Affiliate Transactions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction involving aggregate consideration in excess of $10,000,000 for any individual transaction, or $20,000,000 for all such transactions within any fiscal year, with any Affiliate of any Loan Party (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person) (an “Affiliate Transaction”) unless the terms thereof, taken as a whole, are not materially less favorable to such Loan Party or such Subsidiary than those that could reasonably be obtained at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate or, if in the good faith judgment of the Board of Directors of Parent, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the relevant Loan Party or the relevant Subsidiary from a financial point of view.
The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of foregoing paragraph:
(i)any transaction between or among Domestic Loan Parties,
(ii)any transaction between or among any Subsidiaries that are not Loan Parties,
(iii)Restricted Payments permitted by Section 8.2.5 [Dividends and Related Distributions],
(iv)any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by any Loan Party or any Subsidiary in the ordinary course of business and payments pursuant thereto,
(v)the payment of reasonable fees to and reimbursements of expenses (including travel and entertainment expenses and similar expenditures in the ordinary course of business) of employees, officers, directors or consultants of any Loan Party or any Subsidiary,
(vi)transactions between any Loan Party or any Subsidiary with a Person that is an Affiliate of Parent solely because of the ownership by any Loan Party or any Subsidiary of Equity Interests in such Person (including the transaction pursuant to which any Loan Party or any Subsidiary acquired such Equity Interests);
(vii)transactions between any Loan Party or any Subsidiary and any Person, a director of which is also a director of Parent and such director is the sole cause for such Person to be deemed an Affiliate of any Loan Party or any Subsidiary; provided that such director shall abstain from voting as a director of Parent on any matter involving such other Person,
(viii)sales, contributions, conveyances and other transfers of Receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Subsidiary or any other similar transactions in connection with any Qualified Receivables Transaction, and
(ix)any transaction in which any Loan Party or any Subsidiary, as the case may be, delivers to the Administrative Agents a letter from an accounting, appraisal or investment banking firm of national standing (or otherwise reasonably acceptable to the Administrative Agents) stating that such transaction is fair to such Loan Party or such Subsidiary from a financial point of view or that such transaction meets the requirements of the preceding paragraph.

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8.2.9.[Reserved].
8.2.10.Change in Business. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, engage in any material line of business other than businesses that are reasonably similar, ancillary or related to, or that are a reasonable extension, development or expansion of, any such businesses.
8.2.11.Fiscal Year. The Parent shall not, and shall not permit any Subsidiary of the Parent to, change its fiscal year from the twelve-month period beginning January 1 and ending December 31, unless otherwise required by law.
8.2.12.Issuance of Stock. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, issue any additional shares of its Equity Interests if, as a result of any such issuance, a Change of Control would occur; provided that, in connection with the issuance of additional Equity Interests permitted hereunder, the Loan Parties shall comply with any applicable requirements of the Collateral Documents.
8.2.13.Changes in Organizational Documents. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, amend in any respect its articles or certificate of incorporation (including any provisions or resolutions relating to Equity Interests), by-laws, code of regulations, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents in a manner that would be adverse to the Lenders in any material respect.
8.2.14.Sanctions and other Anti-Terrorism Laws. No Covered Entity, either in its own right or through any third party, will (a) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Person in violation of Anti-Terrorism Laws; (b) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (c) directly or indirectly use the Loans or any proceeds thereof to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Person in violation of Anti-Terrorism Laws, or otherwise in violation of any Anti-Terrorism Law.
8.2.15.Anti-Corruption Laws. No Borrower or any of its respective Subsidiaries, directly or knowingly indirectly, shall use the Loans or any proceeds thereof in violation of any Anti-Corruption Laws.
8.2.16.Maximum Leverage Ratio. The Loan Parties shall not permit the Leverage Ratio as of the end of any fiscal quarter beginning with the fiscal quarter ending December 31, 2023 to exceed 3.50 to 1.00, provided that, upon and following a Material Acquisition, upon written notice from the Parent to the Administrative Agent, the Leverage Ratio shall not exceed 3.75 to 1.00 as of the last day of (i) the fiscal quarter during which such Material Acquisition occurred (any fiscal quarter during which a Material Acquisition occurs being hereinafter referred to as an “Acquisition Quarter”) and (ii) the three fiscal quarters immediately following the Acquisition Quarter; provided, further, that (A) there shall be at least one fiscal quarter as of the end of which the maximum Leverage Ratio has reverted to 3.50 to 1.00 before the maximum Leverage Ratio may be increased in respect of a subsequent Material Acquisition, and (B) the maximum Leverage Ratio shall not be increased pursuant to this provision more than three times after the Closing Date.
8.2.17.Minimum Interest Coverage Ratio. The Loan Parties shall not permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense of the Parent and its Subsidiaries, calculated as of the end of each fiscal quarter for the four (4) fiscal quarters then ended, to be less than 3.50 to 1.00.
8.2.18.[Reserved].

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8.2.19.Limitation on Negative Pledges. Each of the Loan Parties shall not, and shall not permit any Subsidiary, to enter into, or permit to exist, any contractual obligation (other than this Agreement or any other Loan Document) that prohibits or restricts the ability of any such Person to (i) make dividends or distribution to any Loan Party, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, or (iv) create any Lien upon any of their properties or assets, whether now owned or hereafter acquired; provided that the foregoing shall not apply to agreements, contracts, instruments or obligations that:
(a)(i) exist on the Closing Date and (to the extent not otherwise permitted by this Section 8.2.19) are listed on Schedule 8.2.19 and (ii) to the extent agreements permitted by subclause (i) are set forth in an agreement evidencing Indebtedness or other obligations, are set forth in any agreement evidencing any Permitted Refinancing Indebtedness of such Indebtedness or obligation so long as such Permitted Refinancing Indebtedness does not expand the scope of such contractual obligation;
(b)with respect to a Subsidiary, are imposed pursuant to an agreement that has been entered into in connection with a Disposition of assets permitted under this Agreement of all or substantially all of the Equity Interests or assets of such Subsidiary;
(c)arise pursuant to any agreements governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby);
(d)are customary provisions restricting assignment of any licensing agreement (in which a Loan Party or its Subsidiaries are the licensee) with respect to a contract entered into by a Loan Party or its Subsidiaries in the ordinary course of business;
(e)are customary provisions restricting subletting, sublicensing or assignment of any intellectual property license or any lease governing any leasehold interests of a Loan Party and its Subsidiaries;
(f)arise pursuant to agreements entered into with respect to any Disposition permitted by Section 8.2.7 [Dispositions of Assets or Subsidiaries] and applicable solely to assets under such Disposition;
(g)are customary provisions in joint venture agreements and other similar agreements permitted by Section 8.2.4 [Loans and Investments] and applicable to the Equity Interests of the Joint Ventures owned by the Parent or any Subsidiary;
(h)are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 8.2.1 [Indebtedness], but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness;
(i)are customary provisions restricting assignment of any agreement entered into in the ordinary course of business in respect of Excluded Assets;
(j)restrict the use of cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;
(k)are imposed by requirements of Law;
(l)are customary net worth provisions contained in real property leases entered into by any Subsidiary, so long as the Parent has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Parent and the Subsidiaries to perform the Obligations;

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(m)are customary restrictions and conditions contained in the document relating to any Lien, so long as (i) such Lien is a Permitted Lien that does not secure Indebtedness for borrowed money and such restrictions or conditions relate only to the specific asset subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 8.2.19;
(n)are restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 8.2.1 [Indebtedness] or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in the Loan Documents as determined by the Parent in good faith and do not restrict the grant of Liens to secure the Obligations;
(o)are encumbrances or restrictions contained in an agreement or other instrument of a Person acquired by or merged or consolidated with or into the Parent or any Subsidiary or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated; and
(p)are encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (o) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, in the good faith judgment of Parent’s Board of Directors, are no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
8.3Reporting Requirements. The Loan Parties will furnish or cause to be furnished to the Administrative Agent and each of the Lenders:
8.3.1.Quarterly Financial Statements. As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, financial statements of the Parent consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President or Chief Financial Officer of the Parent as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.
8.3.2.Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Parent, financial statements of the Parent consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing satisfactory to the Administrative Agent. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents. The Loan Parties shall deliver with such financial statements and certification by their accountants a letter of such accountants to the

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Administrative Agent and the Lenders substantially to the effect that, based upon their ordinary and customary examination of the affairs of the Parent, performed in connection with the preparation of such consolidated financial statements, and in accordance with GAAP, they are not aware of the existence of any condition or event which constitutes an Event of Default or Potential Default or, if they are aware of such condition or event, stating the nature thereof.
8.3.3.Certificate of Parent. Concurrently with the financial statements of the Parent furnished to the Administrative Agent and to the Lenders pursuant to Sections 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements], a certificate (each a “Compliance Certificate”) of the Parent signed by the Chief Executive Officer, President or Chief Financial Officer of the Parent, in the form of Exhibit 8.3.3 [Certificate of Parent].
8.3.4.Notices.
8.3.4.1.Default. Promptly after any Authorized Officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by an Authorized Officer setting forth the details of such Event of Default or Potential Default and the action which such Loan Party proposes to take with respect thereto.
8.3.4.2.Litigation. Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party which relate to the Collateral, involve a claim or series of claims in excess of the Threshold Amount or which if adversely determined would reasonably be expected to constitute a Material Adverse Change.
8.3.4.3.Organizational Documents. Promptly after any amendment to the organizational documents of any Loan Party or Subsidiary whose Equity Interests constitute Collateral, notice of such amendment together with copies thereof.
8.3.4.4.Erroneous Financial Information. Promptly in the event that the Parent or its accountants conclude or advise that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance, notice in writing setting forth the details thereof and the action which the Borrowers propose to take with respect thereto.
8.3.4.5.ERISA Event. Immediately upon the occurrence of any ERISA Event, notice in writing setting forth the details thereof and the action which the Parent proposes to take with respect thereto.
8.3.4.6.Other Reports. Promptly upon their becoming available to any Borrower:
(i)Annual Budget. The annual budget and any forecasts or projections of the Parent and its Subsidiaries, to be supplied not later than thirty (30) days after the commencement of the fiscal year to which any of the foregoing may be applicable,
(ii)Management Letters. Any reports including management letters submitted to any Borrower by independent accountants in connection with any annual, interim or special audit,
(iii)SEC Filings and other Material Reports. Reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses and other shareholder communications, filed by any Borrower with the Securities and Exchange Commission, which shall be deemed received by the Administrative Agent and Lenders when so filed with the Securities and Exchange Commission or made available on any Platform, and

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(iv)Other Information. Such other reports and information as any of the Lenders may from time to time reasonably request.
Documents required to be delivered pursuant to Section 8.3.1 [Quarterly Financial Statements], Section 8.3.2 [Annual Financial Statements] and clauses (i) and (ii) of Section 8.3.4.6 [Other Reports] (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) shall be deemed to have been delivered on the date on which such report or other information is posted on the SEC’s website at www.sec.gov, and such posting shall be deemed to satisfy the reporting and delivery requirements of such Sections. Except for Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent with any such request for delivery, and each Lender shall be solely responsible for requesting delivery of or maintaining its copies of such documents.
9.DEFAULT
9.1Events of Default. An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):
9.1.1.Payments Under Loan Documents. The Borrowers shall fail to pay (a) any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit Obligation when due, (b) any interest on any Loan, Reimbursement Obligation or Letter of Credit Obligation within three (3) Business Days after such interest becomes due in accordance with the terms hereof or (c) any other amount owing hereunder (specifically excluding amounts that are addressed in subparagraphs (a) and (b) above) or under the other Loan Documents within three (3) Business Days after the time period specified herein or therein and, if no time period is specified, then within three (3) Business Days after a demand or notice has been provided to the Borrowers requesting payment of such amount;
9.1.2.Breach of Warranty. Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect (without duplication of any materiality qualifier contained therein) as of the time it was made or furnished;
9.1.3.[Reserved].
9.1.4.Breach of Specified Covenants. Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.1.1 [Preservation of Existence, Etc.] (with respect to the legal existence of the Borrowers only), Section 8.1.5 [Visitation Rights], Section 8.1.9 [Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws], Section 8.2 [Negative Covenants] or Section 8.3 [Reporting Requirements];
9.1.5.Breach of Other Covenants. Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document (not specified in Sections 9.1.1 [Payments Under Loan Documents], 9.1.2 [Breach of Warranty] or 9.1.4 [Breach of Specified Covenants] above) and such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) any Authorized Officer of any Loan Party becoming aware of the occurrence thereof and (ii) notice thereof from the Administrative Agent.
9.1.6.Defaults in Other Agreements or Indebtedness. A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or

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Subsidiary of any Loan Party may be obligated as a borrower or guarantor in excess of the Threshold Amount in the aggregate for such Indebtedness, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto) any Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any Indebtedness or the termination of any commitment to lend, in excess of the Threshold Amount in the aggregate for all such Indebtedness and commitments;
9.1.7.Final Judgments or Orders. Any final judgments or orders not covered by insurance for the payment of money in excess of the Threshold Amount in the aggregate shall be entered against any Loan Party by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of sixty (60) days from the date of entry;
9.1.8.Loan Document Unenforceable. Any of the Loan Documents to which any Loan Party is a party (i) shall cease to be a legal, valid and binding agreement enforceable against such Person executing the same or such Person’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms or the terms of the other Loan Documents), or shall in any way be challenged or contested by any Loan Party or, (ii) except as the result of the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under a Collateral Document or to file Uniform Commercial Code continuation statements, shall cease to give or provide the respective remedies, powers or privileges intended to be created thereby;
9.1.9.Uninsured Losses; Proceedings Against Assets. There shall occur any material uninsured damage to or loss, theft or destruction of any of the Collateral with the uninsured value being in excess of the Threshold Amount or the Collateral or any other of the Loan Parties’ or any of their Material Subsidiaries’ assets are attached, seized, levied upon or subjected to a writ or distress warrant and such attachment, seizure, levy, writ or distress warrant is not discharged or stayed within sixty (60) days thereafter; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within sixty (60) days thereafter;
9.1.10.Events Relating to Pension Plans and Multiemployer Plans. The occurrence of any of the following events that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Change: (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan or (ii) the Parent or any member of the ERISA Group fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan;
9.1.11.Change of Control. A Change of Control shall occur;
9.1.12.[Reserved]
9.1.13.Relief Proceedings. (i) A Relief Proceeding shall have been instituted against any Loan Party or Subsidiary of a Loan Party and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) any Loan Party or Material Subsidiary of a Loan Party institutes, or takes any action in furtherance of, a Relief Proceeding, or (iii) any Loan Party or any Material Subsidiary of a Loan Party ceases to be Solvent or admits in writing its inability to pay its debts as they mature.
9.2Consequences of Event of Default.

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9.2.1.Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Sections 9.1.1 [Payments Under Loan Documents] through 9.1.11 [Change of Control] shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and the Issuing Lender shall be under no obligation to issue Letters of Credit and the Administrative Agent may, and upon the request of the Required Lenders, shall (i) by written notice to the Borrowers, declare the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrowers to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, (ii) require the Borrowers to, and the Borrowers shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent, as Cash Collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and each Borrower hereby pledges to the Administrative Agent and the Lenders, and grants to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Obligations; and (iii) exercise on behalf of itself, the Lenders and the Issuing Lender all rights and remedies available to it, the Lenders and the Issuing Lender under the Loan Documents.
9.2.2.Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Section 9.1.13 [Relief Proceedings] shall occur, the Lenders shall be under no further obligations to make Loans hereunder and the Issuing Lender shall be under no obligation to issue Letters of Credit and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrowers to the Lenders hereunder and thereunder shall be automatically and immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived and the obligation of the Borrowers to provide cash collateral as specified in clause (ii) of Section 9.2.1 [Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings] above shall automatically become effective, in each case without further act of or consent by the Administrative Agent or any Lender; and
9.2.3.Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, and each of their respective Affiliates and any participant of such Lender or Affiliate which has agreed in writing to be bound by the provisions of Section 5.3 [Sharing of Payments by Lenders] is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate or participant to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender, Affiliate or participant, irrespective of whether or not such Lender, Issuing Lender, Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.10 [Defaulting Lenders] and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Lender and their respective Affiliates and participants under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender,

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the Issuing Lender or their respective Affiliates and participants may have. The rights of each Lender, the Issuing Lender and their respective Affiliates and participants under this Section are (i) subject to the provisions of Section 2.1.3 [Certain Limitations] and Section 5.1.2 [Bifurcation] and (ii) in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates and participants may have. Each Lender and the Issuing Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and
9.2.4.Application of Proceeds. From and after the date on which the Administrative Agent has taken any action pursuant to this Section 9.2 [Consequences of Event of Default] (or after the Loans have automatically become immediately due and payable and the Letter of Credit Obligations have automatically been required to be Cash Collateralized as specified in Section 9.2.2) and until Payment in Full, any and all proceeds received by the Administrative Agent from any sale or other disposition of the Collateral, or any part thereof, or the exercise of any other remedy by the Administrative Agent, shall, subject to the provisions of Section 2.1.3 [Certain Limitations], Section 2.10 [Defaulting Lenders], Section 5.1.2 [Bifurcation] and Section 9.2.1(ii) [Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings], be applied as follows:
(i)First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Lender in its capacity as such and the Swing Loan Lender in its capacity as such, ratably among the Administrative Agent, the Issuing Lender and Swing Loan Lender in proportion to the respective amounts described in this clause First payable to them;
(ii)Second, to payment of that portion of the Obligations constituting fees (including, without limitation, Letter of Credit Fees), indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;
(iii)Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
(iv)Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Reimbursement Obligations and to the Administrative Agent for the account of the Issuing Lender to Cash Collateralize any undrawn amounts under outstanding Letters of Credit, in proportion to the respective amounts described in this clause Fourth held by them,
(v)Fifth, to payment of obligations then owing under Lender Provided Interest Rate Hedges, Lender Provided Commodity Hedges, Lender Provided Foreign Currency Hedges, and Other Lender Provided Financial Service Products, ratably among the Lenders, the Issuing Lender, the applicable Cash Management Banks and the applicable Hedge Banks, in proportion to the respective amounts described in this clause Fifth held by them; and
(vi)Last, the balance, if any, to the Loan Parties or as required by Law.
Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of

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Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order specified above.
Notwithstanding anything to the contrary in this Section 9.2.4 [Application of Proceeds], no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty Agreement (including sums received as a result of the exercise of remedies with respect to such Guaranty Agreement) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities; provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Loan Parties that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 9.2.4 [Application of Proceeds].
In addition, notwithstanding the foregoing, Obligations arising under Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges, Lender Provided Commodity Hedges and Other Lender Provided Financial Service Products shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation, as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to the Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article 10 hereof for itself and its Affiliates as if a “Lender” party hereto.
10.THE ADMINISTRATIVE AGENT
10.1Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints PNC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10 [The Administrative Agent] are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
The Administrative Agent shall also act as the Collateral Agent under this Agreement, the Pledge and Security Agreement and the other Loan Documents, and each of the Lenders and the Issuing Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as Collateral Agent and any agents or employees appointed by such Administrative Agent pursuant to this Section for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under this Agreement, the Pledge and Security Agreement or the other Loan Documents, or for exercising any rights and remedies thereunder at the direction of such Administrative Agent), shall be entitled to the benefits of all provisions of this Section 10 [The Administrative Agent], Section 11 [Miscellaneous] and Section 12 [Joint and Several Obligations of Borrowers] as if set forth in full herein with respect thereto. The Collateral Agent is hereby authorized by the Lenders which are a party to this Agreement to execute and deliver any documents necessary or appropriate to create rights of pledge governed by the

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laws of the Netherlands for the benefit of the Secured Parties, including, without limitation, any Dutch Pledge Agreement. Without prejudice to the provisions of this Agreement and the other Loan Documents, the parties hereto acknowledge and agree with the creation of parallel debt obligation of the Pledgors as will be described in the Parallel Debt(s) (both as defined in the each Dutch Pledge Agreement or any other Collateral Document) including that any payment received by the Collateral Agent in respect of the Parallel Debt(s) will be deemed a satisfaction of a pro rata portion of the corresponding amounts of the Obligations.
10.2Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
10.3Exculpatory Provisions. (a) The Administrative Agent shall not have any duties or obligations except those expressly specified herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iii)    shall not, except as expressly specified herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1 [Modifications, Amendments or Waivers] and 9.2 [Consequences of Event of Default]) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent in writing by the Borrowers, a Lender or an Issuing Lender.

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(c)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions specified herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition specified in Section 7 [Conditions of Lending and Issuance of Letters of Credit] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
10.4Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
10.5Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 [The Administrative Agent] shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
10.6Resignation. (a) The Administrative Agent or Collateral Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers (so long as no Potential Default or Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed. If no such successor to the retiring Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent or Collateral Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent or Collateral Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent or Collateral Agent; provided that in no event shall any such successor Administrative Agent or Collateral Agent be a Defaulting Lender. Whether or not a successor

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has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent or Collateral Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Parent and such Person remove such Person as Administrative Agent or Collateral Agent, as applicable, and, in consultation with the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent or Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring or removed Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent or Collateral Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent or Collateral Agent shall instead be made by or to each Lender and Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent or Collateral Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent or Collateral Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent or Collateral Agent), and the retiring or removed Administrative Agent or Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent or Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s or Collateral Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.3 [Expense; Indemnity; Damage Waiver] shall continue in effect for the benefit of such retiring or removed Administrative Agent or Collateral Agent, its respective sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent or Collateral Agent was acting as Administrative Agent or Collateral Agent, respectively.

(d)    The parties hereto acknowledge and agree that, for purposes of any right of pledge governed by the laws of the Netherlands, including, without limitation, any Dutch Pledge Agreement, any resignation by the Collateral Agent is not effective with respect to its rights and obligations under the Parallel Debt(s), until such rights and obligations have been assumed by the successor Collateral Agent. Without prejudice to the provisions of this Agreement and the other Loan Documents, the Collateral Agent, as applicable, will reasonably cooperate in the assumption of its rights and obligations under or in connection with the Parallel Debt(s) by any such successor and will reasonably cooperate in transferring to such successor all rights under such Dutch Pledge Agreement to the extent governed by the laws of the Netherlands.

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(e)    If PNC resigns as Administrative Agent under this Section 10.6 [Registration], PNC shall also resign as an Issuing Lender. Upon the appointment of a successor Administrative Agent hereunder, such successor shall (i) succeed to all of the rights, powers, privileges and duties of PNC as the retiring Issuing Lender and Administrative Agent and PNC shall be discharged from all of its respective duties and obligations as Issuing Lender and Administrative Agent under the Loan Documents, and (ii) issue letters of credit in substitution for the Letters of Credit issued by PNC, if any, outstanding at the time of such succession or make other arrangement satisfactory to PNC to effectively assume the obligations of PNC with respect to such Letters of Credit.
10.7Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
10.8No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Arrangers, Co-Syndication Agents, Documentation Agent or Bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.
10.9Administrative Agent’s Fee. The Borrowers shall pay to the Administrative Agent a nonrefundable fee (the “Administrative Agent’s Fee”) under the terms of a letter (the “Administrative Agent’s Letter”) among the Borrowers and Administrative Agent, as amended from time to time.
10.10Collateral and Guaranty Matters. (a) Each of the Secured Parties irrevocably authorizes the Administrative Agent (including, without limitation, in its capacity as Collateral Agent), at its option and in its discretion (but without impairing any obligation in favor of the Loan Parties to do so):
(i)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon Payment in Full, (B) that is sold or otherwise Disposed of or to be sold or otherwise Disposed of as part of or in connection with any transaction permitted under the Loan Documents, (C) that ceases to be required to constitute Collateral in accordance with the requirements of the Loan Documents or (D) subject to Section 11.1[Modifications; Amendment or Waivers], if approved, authorized or ratified in writing by the Required Lenders;

(ii)    to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien permitted under clause (viii) of the definition of Permitted Liens; and

(iii)    to release any Guarantor from its obligations under the Guaranty Agreement if the ownership interests in such Guarantor are sold or otherwise Disposed of or transferred to persons other than Loan Parties or Subsidiaries of the Loan Parties in a transaction permitted under the Loan

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Documents, or if such Guarantor ceases to be required to constitute a Guarantor hereunder.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 10.10.

(b)    The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s/Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
10.11No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law or any Anti-Corruption Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.
10.12Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Reimbursement Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Section 2.3 [Commitment Fees], Section 2.9.2 [Letter of Credit Fees] and Section 11.3 [Expenses; Indemnity; Damages Waiver]) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and

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counsel, and any other amounts due the Administrative Agent under Section 2.3 [Commitment Fees] and Section 11.3 [Expenses; Indemnity; Damages Waiver].
10.13Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges, Lender Provided Commodity Hedges and Other Lender Provided Financial Service Products. Except as otherwise expressly specified herein, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 9.2.4 [Application of Proceeds], the Guaranty Agreement or any Collateral by virtue of the provisions hereof or of the Guaranty Agreement or any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 10 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges, Lender Provided Commodity Hedges and/or Other Lender Provided Financial Service Products unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
11.MISCELLANEOUS
11.1Modifications, Amendments or Waivers. With the written consent of the Required Lenders (or as expressly provided by Section 2.12[Incremental Commitments, Increasing Lenders and New Lenders]), the Administrative Agent, acting on behalf of all the Lenders, and the Borrowers, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder; provided that no consent of any Lender is required for actions authorized by Section 10.10[Collateral and Guaranty Matters]. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that no such agreement, waiver or consent may be made which will:
11.1.1.Increase of Commitment. Increase the amount of the Revolving Credit Commitment or Incremental Commitment of any Lender hereunder without the consent of such Lender;
11.1.2.Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment. Whether or not any Loans are outstanding, extend the Expiration Date or the scheduled time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), the Commitment Fee or any other fee payable to any Lender, or reduce the principal amount of or the stated rate of interest borne by any Loan (other than as a result of waiving the applicability of any post-default increase in interest rates) or reduce the stated rate of the Commitment Fee or any other fee payable to any Lender (other than as a result of waiving the applicability of any post-default increase in Letter of Credit Fee rates), without the consent of each Lender directly and adversely affected thereby (provided that any amendment or modification of defined terms used in the financial covenants of this Agreement shall not constitute a reduction in the stated rate of interest or fees for purposes of this clause (b));
11.1.3.Release of Borrower; Release of Collateral or Guarantor; Subordination. Except for transactions permitted by Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions] and sales of assets permitted by Section 8.2.7 [Dispositions of Assets or Subsidiaries], release any Borrower from its Obligations hereunder, release all or substantially all of the Collateral or release any material portion of the value of the Guarantors from their Obligations under the Guaranty Agreement, in each case without the

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consent of all Lenders (other than Defaulting Lenders) or subordinate the Liens on all or substantially all of the Collateral securing the Loan Documents to Liens securing any other indebtedness or other obligations or subordinate the payment of the Obligations to the payment of any other indebtedness or other obligations; provided that, with respect to the release of a Guarantor, a Guarantor that becomes a non-wholly owned Subsidiary will not be released from its guarantee if the transaction that resulted in it becoming non-wholly owned was done with an Affiliate and where the primary purpose was to release the Guarantor from its guarantee; or
11.1.4.Miscellaneous. Amend Section 5.2 [Pro Rata Treatment of Lenders], Section 10.3 [Exculpatory Provisions] or Section 5.3 [Sharing of Payments by Lenders], Section 9.2.4 [Application of Proceeds] or this Section 11.1 [Modifications, Amendments or Waivers], alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of Required Lenders, or alter the definition of “Optional Currencies” in each case without the consent of all of the Lenders;
provided that (i) no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent, the Issuing Lender, or the Swing Loan Lender may be made without the written consent of the Administrative Agent, the Issuing Lender or the Swing Loan Lender, as applicable, and (ii) the Administrative Agent’s Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 11.1.1 [Increase of Commitment] through 11.1.4 [Miscellaneous] above, there is a Non-Consenting Lender, then the Borrowers shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 5.16 [Replacement of a Lender]. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender, and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding any provision herein to the contrary, this Agreement may be amended to extend the Expiration Date with respect to the Revolving Credit Commitments of Lenders that agree to such extension with respect to their Revolving Credit Commitments with the written consent of each such approving Lender, the Administrative Agent and the Borrower (and no other Lender) and, in connection therewith, to provide for different rates of interest and fees with respect to the portion of the Revolving Credit Commitments with an Expiration Date so extended; provided that in each such case any such proposed extension of the Expiration Date shall have been offered to each Lender with Loans or Commitments, and if the consents of such Lenders exceed the portion of Commitments and Loans the Borrowers wish to extend, such consents shall be accepted on a pro rata basis among the applicable consenting Lenders. This paragraph shall apply to any Incremental Term Loans as well; provided that any such offer may, at the Borrowers’ option, be made to the Lenders in respect of any tranche or tranches of Incremental Term Loans without being made to any other tranche of Incremental Term Loans.
Notwithstanding any provision to the contrary contained in this Section 11.1 [Modifications, Amendments or Waivers] the Administrative Agent, acting for itself and on behalf of all Lenders, and the Parent, acting on behalf of the Loan Parties, shall be permitted to amend or change any provision of any Loan Document or grant a written consent thereunder (and such amendment or consent, as the case may be, shall become effective to bind all parties without

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any further action or consent of any other party to any Loan Document, including, without limitation, any Lender) in order to correct or cure any ambiguity, inconsistency or defect or correct any typographical or ministerial error in any Loan Document (provided that any such amendment, modification or supplement shall not be materially adverse to the interests of the Lenders taken as a whole). Each Borrower does hereby designate Parent as its representative and agent, and Parent hereby accepts such appointment, for the purposes of entering into any such amendment or consent as set forth in the immediately preceding sentence, and the Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any such amendment or consent executed and delivered by Parent on behalf of any Loan Party.
Furthermore, notwithstanding anything contained in any Loan Document, each fee letter, if any, other than the Administrative Agent’s Letter entered into between any Borrower and the Administrative Agent or the Arranger may only be amended, waived, consented to or otherwise modified with the consent of the Administrative Agent or the Arranger, as applicable, and such Borrower and no other Person shall be required to or have the right to consent to any such amendment, waiver, consent or modification of such fee letter.
11.2No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The enumeration of the rights and remedies of the Administrative Agent and the Lenders specified in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No reasonable delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.
11.3Expenses; Indemnity; Damage Waiver.
11.3.1.Costs and Expenses. The Borrowers shall pay (i) all reasonable and invoiced costs and expenses incurred by the Administrative Agent and its Affiliates in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof, including, without limitation, the reasonable and invoiced legal fees and expenses of counsel to the Administrative Agent (but limited, in the case of fees and expenses of counsel, to one firm of lead counsel and one firm of local counsel in each applicable jurisdiction), whether or not the transactions contemplated hereby or thereby shall be consummated, (ii) all reasonable and invoiced out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable and invoiced out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the reasonable fees, charges and disbursements of any counsel, but limited, in the case of fees and expenses of counsel, to (x) one firm of lead counsel, (y) one firm of local counsel in each applicable jurisdiction and (z) in the case of any actual or reasonably perceived conflict of interest where the Administrative Agent, any Lender or the Issuing Lender informs the Parent of such conflict and thereafter retains its own counsel, of one additional primary counsel and one firm of local counsel in each applicable jurisdiction, in each case, to each group of similarly affected indemnified persons, for the Administrative Agent, the Lenders and the Issuing Lender, collectively), in connection with the enforcement or protection of its rights (A) in

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connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
11.3.2.Indemnification by the Borrowers. Each Domestic Borrower (on a joint and several basis for itself and all other Loan Parties) and the Foreign Borrower (solely as to itself) shall indemnify the Administrative Agent (and any sub-agent thereof), the Arranger, each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and invoiced out-of-pocket related expenses (including the reasonable fees, charges and disbursements of a single firm of counsel and, in the case of any actual or reasonably perceived conflict of interest where the applicable Indemnitee informs the Parent of such conflict and thereafter retains its own counsel, of one additional primary counsel to each group of similarly affected group of Indemnitees Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) breach of representations, warranties or covenants of any Loan Party under the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws or pertaining to environmental matters, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 11.3.2[Indemnification by the Borrowers] shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
11.3.3.Reimbursement by Lenders. To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under Sections 11.3.1 [Costs and Expenses] or 11.3.2 [Indemnification by the Borrowers] to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, the Swing Loan Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender, the Swing Loan Lender or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that with respect to such unpaid amounts owed to the Issuing Lender or the Swing Loan Lender solely in its capacity as such, only the Lenders with Revolving Credit Commitments shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought by reference to clause (i) of the definition of such term); and provided further that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Swing Loan Lender or the Issuing Lender in its capacity as such, or against any Related Party of any

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of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity.
11.3.4.Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Borrower shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 11.3.2 [Indemnification by Borrowers] shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such liability or damages are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
11.3.5.Payments; Survival. (a) All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.
(b)    Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.
11.4Holidays. Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.2 [Interest Periods]) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.
11.5Notices; Effectiveness; Electronic Communication.
11.5.1.Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.5.2 [Electronic Communications]), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (i) if to a Lender, to it at its address set forth in its Administrative Questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 1.1(B).
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 11.5.2 [Electronic Communications], shall be effective as provided in such Section.
11.5.2.Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article

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by electronic communication. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by them; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
11.5.3.Change of Address, Etc. Any party hereto may change its address, e-mail address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.
11.5.4.Platform.
(i)    Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Communications on the Platform.
(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.

11.6Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent

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that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Issuing Lender or the Swing Loan Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
11.7Duration; Survival. All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment In Full. All covenants and agreements of the Borrowers contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 5 [Payments] and Section 11.3 [Expenses; Indemnity; Damage Waiver], shall survive Payment In Full. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof and until Payment In Full.
11.8Successors and Assigns.
11.8.1.Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither any Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.8.2 [Assignments by Lenders], (ii) by way of participation in accordance with the provisions of Section 11.8.4 [Participations], or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.8.5 [Certain Pledges; Successors and Assigns Generally] (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.8.4 [Participations] and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
11.8.2.Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in clause 11.8.2(i)(A) of this Section 11.8.2 [Assignments by Lenders], the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consents (each such consent not to be unreasonably withheld or delayed).

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(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.
(iii)Required Consents. No consent shall be required for any assignment except to the extent, if any, required by clause (B) of subsection (i) [Minimum Amounts] of this Section and except further that:
(A)the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and
(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Credit Commitment or any unfunded Commitments with respect to Incremental Term Loans if such assignment is to a Person that is not a Lender with, respectively, a Revolving Credit Commitment or such an unfunded Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Incremental Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund of a Lender.
(C)the consent of each of the Issuing Lender and the Swing Loan Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit or Swing Loans (whether or not then outstanding).
(iv)Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500 (provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment); and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)No Assignment to Borrowers. No such assignment shall be made to any Borrower or any of such Borrower’s Affiliates or Subsidiaries.
(vi)No Assignment to Certain Persons. No such assignment shall be made to (A) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof or (C) a Sanctioned Person.
(vii)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto specified herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, the Swing Loan Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and

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fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(viii)Effectiveness; Release. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.8.3 [Register], from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4 [Rate Unascertainable; Etc.], 5.8 [Increased Costs], and 11.3 [Expenses, Indemnity; Damage Waiver] with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.8.2 [Assignments by Lenders] shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.8.4 [Participations].
11.8.3.Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
11.8.4.Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than (A) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Participant hereunder, would constitute a Defaulting Lender or a Subsidiary thereof, (C) a Sanctioned Person or (D) any Borrower or any of such Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders, and the Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.3 [Expenses; Indemnity; Damage Waiver] with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this

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Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree (other than as is already provided for herein) to any amendment, modification or waiver with respect to Sections 11.1.1 [Increase of Commitment], 11.1.2 [Extension of Payment, Etc.], or 11.1.3 [Release of Collateral or Guarantor]) that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.4.2 [Illegality; Increased Costs; Deposits Not Available] 5.8 [Increased Costs], 5.10 [Indemnity] and 5.9 [Taxes] (subject to the requirements and limitations therein, including the requirements under Section 5.9.7 [Status of Lenders] (it being understood that the documentation required under Section 5.9.7 [Status of Lenders] shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.8.2 [Assignments by Lenders]; provided that such Participant (A) agrees to be subject to the provisions of Section 5.16 [Replacement of a Lender] and Section 5.15 [Designation of a Different Lending Office] as if it were an assignee under Section 11.8.2 [Assignments by Lenders]; and (B) shall not be entitled to receive any greater payment under Sections 5.8 [Increased Costs] or 5.9 [Taxes], with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 5.16 [Replacement of a Lender] and Section 5.15 [Designation of Different Lending Office] with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.2.3 [Set-off] as though it were a Lender; provided that such Participant agrees to be subject to Section 5.3 [Sharing of Payments by Lenders] as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
11.8.5.Certain Pledges; Successors and Assigns Generally. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. .
11.8.6.Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrowers, the Administrative Agent and such Lender.
11.8.7.Arrangers/Bookrunners. Notwithstanding anything to the contrary contained in this Agreement, the name of any arranger and/or bookrunner listed on the cover page of this Agreement may be changed by the Administrative Agent to the name of any Lender or Lender’s broker-dealer Affiliate, upon written request to the Administrative Agent

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by any such arranger and/or bookrunner and the applicable Lender or Lender’s broker-deal Affiliate.
11.9Confidentiality.
11.9.1.General. Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (vii) with the consent of the Borrowers or (viii) to the extent such Information (Y) becomes publicly available other than as a result of a breach of this Section or (Z) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers or the other Loan Parties. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
For purposes of this Section, “Information” means all information received from the Parent or any of its Subsidiaries relating to the Parent or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by the Parent or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
11.9.2.Sharing Information With Affiliates of the Lenders. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to a Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of Section 11.9.1 [General].
11.10Counterparts; Integration; Effectiveness.
11.10.1.Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a

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single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments. Except as provided in Section 7 [Conditions Of Lending And Issuance Of Letters Of Credit], this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.
The words “execution,” “signed,” “signature” and words of like import in any
Assignment and Assumption Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
11.11CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
11.11.1.Governing Law. This Agreement shall be deemed to be a contract under and construed in accordance with the Laws of the State of New York without regard to its conflict of laws principles; and this Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly specified therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York. Each standby Letter of Credit issued under this Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590) (“ISP98”), as determined by the Issuing Lender, and each trade Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the State of New York without regard to its conflict of laws principles.
If a Loan Party or Subsidiary of a Loan Party, in each case incorporated under the laws of the Netherlands is represented by an attorney in connection with the signing of this Agreement or any other deed, agreement or document referred to in this Agreement or made pursuant to this Agreement, it is hereby expressly acknowledged and accepted by the other Parties that the existence and extent of the attorney’s authority and the effects of the attorney’s exercise or purported exercise of his authority shall be governed by the laws of the Netherlands.
11.11.2.SUBMISSION TO JURISDICTION. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY ISSUING LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE

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UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
11.11.3.WAIVER OF VENUE. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 11.11 [CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL]. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.
11.11.4.SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION]. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
WITHOUT LIMITING THE TERMS OR EFFECTIVENESS OF ANY OF THE PRECEDING PROVISIONS OF THIS SECTION 11.11.4 [SERVICE OF PROCESS], THE FOREIGN BORROWER HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS THE PARENT, AT ITS ADDRESS FROM TIME TO TIME SET FORTH ON SCHEDULE 1.1(B), AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMON, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, THE FOREIGN BORROWER AGREES TO DESIGNATE A NEW DESIGNEE, APPOINT AND AGENT IN THE UNITED STATES OF AMERICA ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT.
11.11.5.WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY

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LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
11.12USA Patriot Act Notice. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA Patriot Act. The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
11.13Obligations of Domestic Loan Parties. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, none of the Foreign Borrower, any Foreign Subsidiary and each of their Subsidiaries, shall serve directly or indirectly as a Guarantor with respect to, and none of the assets owned by the foregoing and none of the Equity Interests in any Foreign Holding Company shall serve directly or indirectly as security for, the Obligations of the Domestic Loan Parties, with the exception that a Foreign Holding Company may pledge 65% of voting and 100% of non-voting Equity Interests in its First Tier Foreign Subsidiaries.
11.14Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

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(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion powers of the applicable Resolution Authority.
11.15No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrowers and each other Loan Party acknowledge and agree, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent and any Affiliate thereof, any Arranger and the Lenders are arm’s-length commercial transactions between the Borrowers, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and, as applicable, its Affiliates, any Arranger and, as applicable, its Affiliates, and the Lenders and their Affiliates (collectively, solely for purposes of this Section, the “Lenders”), on the other hand, (ii) each of the Borrowers and the other Loan Parties have consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrowers and each other Loan Party are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Administrative Agent, any Arranger (and their respective Affiliates) and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for any Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (ii) none of the Administrative Agent, any Arranger, any of their respective Affiliates or any Lender has any obligation to the Borrowers, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, any Arranger, any of their respective Affiliates and the Lenders may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, any Arranger, any of their respective Affiliates nor any Lender has any obligation to disclose any of such interests to the Borrowers, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, any Arranger, any of their respective Affiliates or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.
11.16Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Liabilities or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the Laws of the State of New York and/or of the United States or any other state of the United States):
(a)     In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in

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property) were governed by the Laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the Laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 11.16, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
11.17Erroneous Payments.
(a)If the Administrative Agent notifies a Lender, Issuing Lender or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Lender or Secured Party (any such Lender, Issuing Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation

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from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), each Lender, Issuing Lender or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Lender or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
(i)(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender, Issuing Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.17(b).
(c)Each Lender, Issuing Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.
(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or Issuing Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Lender at any time, (i) such Lender or Issuing Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Lender shall cease to be a Lender

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or Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Lender or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).
(e)The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.
(f)To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(g)Each party’s obligations, agreements and waivers under this Section 11.17 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
12.JOINT AND SEVERAL OBLIGATIONS OF DOMESTIC BORROWERS.
12.1Joint and Several Obligations. By signing this Agreement, each Domestic Borrower agrees that it is liable, jointly and severally with the other Domestic Borrowers, for the payment of the Notes and all Obligations of the Domestic Borrowers under this Agreement and the other Loan Documents, and that the Administrative Agent and any Lender can enforce such Obligations against any Domestic Borrower, in such Administrative Agent’s or such Lender’s sole and unlimited discretion (but subject to the provisions of this Agreement and the other Loan Documents).
12.2Rights to Administer Credit. The Administrative Agent and the Lenders, either directly or through the Administrative Agent, and each Domestic Borrower may at any time and from time to time, without the consent of, or notice to, the other Domestic Borrowers, without incurring responsibility to the other Domestic Borrowers, and without

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affecting, impairing or releasing any of the Obligations of the other Domestic Borrowers hereunder:
12.2.1.    alter, change, modify, extend, release, renew, cancel, supplement or amend in any manner the Loan Documents, and the Domestic Borrowers’ joint and several liability shall continue to apply after giving effect to any such alteration, change, modification, extension, release, renewal, cancellation, supplement or amendment;
12.2.2.    sell, exchange, surrender, realize upon, release (with or without consideration) or otherwise deal with in any manner and in any order any property of any Person mortgaged to the Administrative Agent or the Lenders or otherwise securing the Domestic Borrowers’ joint and several liability, or otherwise providing recourse to the Administrative Agent or the Lenders with respect thereto;
12.2.3.    exercise or refrain from exercising any rights against a Domestic Borrower or others with respect to the Domestic Borrowers’ joint and several liability, or otherwise act or refrain from acting;
12.2.4.    settle or compromise any Domestic Borrower’s joint and several liability, any security therefor or other recourse with respect thereto, or subordinate the payment or performance of all or any part thereof to the payment of any liability (whether due or not) of any Domestic Borrower to any creditor of any Domestic Borrower, including without limitation, the Administrative Agent, any Lender and any Domestic Borrower;
12.2.5.    apply any sums received by the Administrative Agent or by any Lender from any source in respect of any liabilities of any Domestic Borrower to the Administrative Agent or any Lender to any of such liabilities, regardless of whether the Notes remain unpaid;
12.2.6.    fail to set off or release, in whole or in part, any balance of any account or any credit on its books in favor of any Domestic Borrower, or of any other Person, and extend credit in any manner whatsoever to any Domestic Borrower, and generally deal with any Domestic Borrower and any security for the Domestic Borrowers’ joint and several liability or any recourse with respect thereto as the Administrative Agent or any Lender may see fit; and
12.2.7.    consent to or waive any breach of, or any act, omission or default under, this Agreement or any other Loan Document, including, without limitation, any agreement providing Collateral for the payment of the Domestic Borrowers’ joint and several liability or any other indebtedness of the Domestic Borrowers to the Lenders.
12.3Primary Obligation. No invalidity, irregularity or unenforceability of all or any part of the Domestic Borrowers’ joint and several liability or of any security therefor or other recourse with respect thereto shall affect, impair or be a defense to the other Domestic Borrowers’ joint and several liability, and all Obligations under this Agreement and the Loan Documents are primary Obligations of each Domestic Borrower.
12.4Payments Recovered From Lender. If any payment received by the Administrative Agent or any Lender and applied to the Obligations is subsequently set aside, recovered, rescinded or required to be returned for any reason (including, without limitation, the bankruptcy, insolvency or reorganization of a Domestic Borrower or any other obligor), the Obligations to which such payment was applied shall be deemed to have continued in existence, notwithstanding such application, and each Domestic Borrower shall be jointly and severally liable for such Obligations as fully as if such application had never been made. References in this Agreement to amounts “paid” or to “paid in full” (or terms of like import) refer to payments that cannot be set aside, recovered, rescinded or required to be returned for any reason.

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12.5No Release. Until the Loans and all other Obligations under the Loan Documents have been Paid in Full or as otherwise provided in Section 10.10 [Collateral and Guaranty Matters], the Obligations of each Domestic Borrower hereunder shall not be released, in whole or in part, by any action or thing (other than irrevocable Payment in Full or as otherwise provided in Section 10.10 [Collateral and Guaranty Matters]) which might, but for this provision of this Agreement, be deemed a legal or equitable discharge of a surety or guarantor, or by reason of any waiver, extension, modification, forbearance or delay or other act or omission of the Administrative Agent or any Lender or its failure to proceed promptly or otherwise, or by reason of any action taken or omitted by the Administrative Agent or any Lender whether or not such action or failure to act varies or increases the risk of, or affects the rights or remedies of, any Domestic Borrower, nor shall any modification of any of the Notes or other Loan Documents or release of any security therefor by operation of Law or by the action of any third party affect in any way the Obligations of any Domestic Borrower hereunder, and each Domestic Borrower hereby expressly waives and surrenders any defense to its liability hereunder based upon any of the foregoing acts, omissions, things, agreements or waivers of any of them. No Domestic Borrower shall be exonerated with respect to its liabilities under this Agreement by any act or thing except irrevocable Payment in Full or as otherwise provided in Section 10.10 [Collateral and Guaranty Matters], it being the purpose and intent of this Agreement that the Obligations constitute the direct and primary Obligations of each Domestic Borrower and that the covenants, agreements and all Obligations of each Domestic Borrower hereunder be absolute, unconditional and irrevocable.
12.6Actions Not Required. Each Domestic Borrower hereby waives any and all right to cause a marshalling of the other Domestic Borrowers’ assets or any other action by any court or other governmental body with respect thereto insofar as the rights of the Administrative Agent and the Lenders hereunder are concerned or to cause the Administrative Agent or the Lenders to proceed against any security for the Domestic Borrowers’ joint and several liability or any other recourse which the Administrative Agent or the Lenders may have with respect thereto, and further waives any and all requirements that the Administrative Agent or the Lenders institute any action or proceeding at Law or in equity against the other Domestic Borrowers or any other Person, or with respect to this Agreement, the Loan Documents, or any Collateral for the Domestic Borrowers’ joint and several liability, as a condition precedent to making demand on, or bringing an action or obtaining and/or enforcing a judgment against, each Domestic Borrower. Each Domestic Borrower further waives any requirement that the Administrative Agent or the Lenders seek performance by the other Domestic Borrowers or any other Person, of any Obligation under this Agreement, the Loan Documents or any Collateral for the Domestic Borrowers’ joint and several liability as a condition precedent to making a demand on, or bringing any action or obtaining and/or enforcing a judgment against, any Domestic Borrower. No Domestic Borrower shall have any right of setoff against the Administrative Agent or any Lender with respect to any of its Obligations hereunder. Any remedy or right hereby granted which shall be found to be unenforceable as to any Person or under any circumstance, for any reason, shall in no way limit or prevent the enforcement of such remedy or right as to any other Person or circumstance, nor shall such unenforceability limit or prevent enforcement of any other remedy or right hereby granted.
12.7Deficiencies. Each Domestic Borrower specifically agrees that in the event of a foreclosure or other exercise of remedies under a Collateral Document held by the Administrative Agent or any Lender that secures any part or all of the Domestic Borrowers’ joint and several liability, and in the event of a deficiency resulting therefrom, each Domestic Borrower shall be, and hereby is expressly made, liable to the Administrative Agent and the Lenders for the full amount of such deficiency notwithstanding any other provision of this Agreement or provision of such agreement, any document or documents evidencing the indebtedness secured by such agreement or any other document or any provision of applicable Law which might otherwise prevent the Administrative Agent or any Lender from enforcing and/or collecting such deficiency. Each Domestic Borrower hereby waives any right to notice of a foreclosure under any Collateral Document, for the benefit of the Secured

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Parties, by the other Domestic Borrowers which secures any part or all of the Domestic Borrowers’ joint and several liability.
12.8Domestic Borrower Bankruptcy. Each Domestic Borrower expressly agrees that its liability and Obligations under the Notes, this Agreement and the other Loan Documents shall not in any way be affected by the institution by or against the other Domestic Borrowers or any other Person or entity of any Insolvency Proceeding, or any action taken or not taken by the Administrative Agent or the Lenders in connection therewith, and that any discharge of any Domestic Borrower’s joint and several liability pursuant to any such Insolvency Proceeding shall not discharge or otherwise affect in any way the Obligations of the other Domestic Borrowers under the Notes, this Agreement and any other Loan Document, and that upon or at any time after the institution of any of the above actions, at the Administrative Agent’s or the Lenders’ sole discretion, the Domestic Borrowers’ joint and several Obligations shall be enforceable against any Domestic Borrower that is not itself the subject of such proceedings. Each Domestic Borrower expressly waives any right to argue that the Administrative Agent’s or the Lenders’ enforcement of any remedies against that Domestic Borrower is stayed by reason of the pendency of any such proceedings against the other Domestic Borrowers.
12.9Limited Subrogation. Notwithstanding any payment or payments made by any Domestic Borrower hereunder or any setoff or application of funds of any Domestic Borrower by the Administrative Agent or any Lender, until 731 days after the Obligations have been irrevocably Paid in Full, such Domestic Borrower shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the other Domestic Borrowers or any Guarantor or any Collateral or Guaranty or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall such Domestic Borrower seek or be entitled to seek any contribution or reimbursement from the other Domestic Borrowers or any Guarantor in respect of payments made by such Domestic Borrower hereunder. If any amount shall be paid to a Domestic Borrower on account of such subrogation rights at any time when all of the Obligations shall not have been irrevocably Paid in Full, such amount shall be held by such Domestic Borrower in trust for the Administrative Agent and the Lenders, segregated from other funds of such Domestic Borrower and shall, forthwith upon receipt by such Domestic Borrower, be turned over to the Administrative Agent in the exact form received by such Domestic Borrower (duly indorsed by such Domestic Borrower to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent and the Lenders may determine.
12.10Domestic Borrowers’ Financial Condition. Each Domestic Borrower is familiar with the financial condition of the other Domestic Borrowers, and each Domestic Borrower has executed and delivered this Agreement and the other Loan Documents based on that Domestic Borrower’s own judgment and not in reliance upon any statement or representation of the Administrative Agent or any Lender. Neither the Administrative Agent nor the Lenders shall have any obligation to provide any Domestic Borrower with any advice whatsoever or to inform any Domestic Borrower at any time of the Administrative Agent’s or the Lenders’ actions, evaluations or conclusions on the financial condition or any other matter concerning any Domestic Borrower.
12.11Relationship of Domestic Borrowers. Each Domestic Borrower represents that such Domestic Borrower and its business operations receive mutual support and other benefits from the other Domestic Borrowers and its Subsidiaries, and it expects to derive benefits from the extension of credit accommodations to each other Domestic Borrower by the Lenders and finds it advantageous, desirable and in its best interests to execute and deliver this Agreement and the Notes to the Lenders.

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12.12Limitations.
12.12.1.    If the Obligations of a Domestic Borrower would be held or determined by a court or tribunal having competent jurisdiction to be void, invalid or unenforceable on account of the amount of its aggregate liability under this Agreement, the Notes or the other Loan Documents, then, notwithstanding any other provision of this Agreement, the Notes or the other Loan Documents to the contrary, the aggregate amount of the liability of such Loan Party under this Agreement, the Notes and the other Loan Documents shall, without any further action by such Domestic Borrower, the Lenders, the Administrative Agent, the Issuing Lender or any other Person, be automatically limited and reduced to an amount which is valid and enforceable.
12.12.2.    Without limiting the generality of Section 12.12.1 above, each Domestic Borrower and the Administrative Agent, each Issuing Lender and each Lender, hereby confirms that it is the intention of all such parties that none of this Agreement, the Notes or any other Loan Document constitute a fraudulent transfer or conveyance under the federal Bankruptcy Code, the Uniform Fraudulent Conveyances Act, the Uniform Fraudulent Transfer Act or similar state statute applicable to this Agreement and the other Loan Documents. Therefore, such parties agree that the Obligations of a Domestic Borrower shall be limited to such maximum amount as will, after giving effect to such maximum amount and other contingent and fixed liabilities of such Domestic Borrower that are relevant under such Laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of the other Domestic Borrowers and any other obligor, result in the Obligations not constituting a fraudulent transfer or conveyance.
12.12.3.    Notwithstanding the foregoing and notwithstanding anything to the contrary herein or in any other Loan Document, Foreign Borrower’s Obligations shall not be joint with the Obligations of the Domestic Borrowers; Foreign Borrower shall not, directly or indirectly, provide a Guarantee with respect to or pledge, directly or indirectly, any assets it directly or indirectly owns in support of the Obligations of the Domestic Borrowers and the provisions of this Section 12.12 3[Limitations] shall be subject at all times to Section 2.1.3 [Certain Limitations], Section 5.1.2 [Bifurcation] and Section 11.13 [Obligations of Domestic Loan Parties].
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IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.
ATTEST:    BORROWERS:
STONERIDGE, INC.

By: /s/ Matthew R. Horvath
Name: Matthew R. Horvath
Title: Chief Financial Officer and Treasurer

STONERIDGE ELECTRONICS, INC.

By: /s/ Matthew R. Horvath
Name: Matthew R. Horvath
Title: Vice President and Treasurer

STONERIDGE CONTROL DEVICES, INC.

By: /s/ Matthew R. Horvath
Name: Matthew R. Horvath
Title: Vice President and Treasurer

STONERIDGE B.V.

By: /s/ Matthew R. Horvath
Name: Matthew R. Horvath
Title: Managing Director A

By: /s/ Johannes Visser
Name: Johannes Visser
Title: Managing Director B

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GUARANTORS:
STONERIDGE FLEET SOLUTIONS, INC.

By: /s/ Matthew R. Horvath
Name: Matthew R. Horvath
Title: Vice President and Treasurer

SRI HOLDINGS US LLC

By: Stoneridge, Inc., its sole member

By: /s/ Matthew R. Horvath
Name: Matthew R. Horvath
Title: Chief Financial Officer and Treasurer of Stoneridge, Inc. as Sole Member of SRI Holdings US LLC

SRI DELAWARE HOLDINGS, LLC

By: /s/ Matthew R. Horvath
Name: Matthew R. Horvath
Title: Vice President

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PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent, a Lender, Issuing Lender and Swing Loan Lender

By: /s/ Scott Neiderheide
Name: Scott Neiderheide
Title: Senior Vice President

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BANK OF AMERICA, N.A., as a     Lender

By: /s/ David Komrska
Name: David Komrska
Title: Senior Vice President
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JPMORGAN CHASE BANK, N.A., as a     Lender

By: /s/ Joseph T. Nash
Name: Joseph T. Nash
Title: Credit Risk Director

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U.S. BANK NATIONAL ASSOCIATION, as     a Lender

By: /s/ Jerrod Clements
Name: Jerrod Clements
Title: Vice President

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FIRST MERCHANTS BANK, as a Lender

By: Steven J. McCormack
Name: Steven J. McCormack
Title: Vice President

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BMO BANK, N.A., as a Lender

By: /s/ Michael T Baker
Name: Michael T Baker
Title: Vice President
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SCHEDULE 1.1(A)
PRICING GRID--
VARIABLE PRICING AND FEES BASED ON LEVERAGE RATIO

Level	Leverage Ratio	Commitment Fee	Letter of Credit Fee	Revolving Credit Base Rate Spread	Revolving Credit Term Rate Spread	Revolving Credit Daily Rate Spread
I	Less than 1.50 to 1.00	0.25%	1.50%	0.50%	1.50%	1.50%
II	Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	0.30%	1.75%	0.75%	1.75%	1.75%
III	Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	0.30%	2.00%	1.00%	2.00%	2.00%
IV	Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	0.35%	2.25%	1.25%	2.25%	2.25%
V	Greater than or equal to 3.00 to 1.00	0.40%	2.75%	1.75%	2.75%	2.75%

For purposes of determining the Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate:
(a)    The Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate shall be based on the rates in Level V until the Compliance Certificate for the period ended December 31, 2023 is delivered to the Administrative Agent.
(b)    The Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate shall be recomputed as of the end of each fiscal quarter ending after the Closing Date based on the Leverage Ratio as of such quarter end. Any increase or decrease in the Applicable Margin, the Applicable Commitment Fee Rate or the Applicable Letter of Credit Fee Rate computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 8.3.3 [Certificate of Parent]. If a Compliance Certificate is not delivered when due in accordance with such Section 8.3.3 [Certificate of Parent], then the rates in Level V shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered; and the rates in Level V shall apply upon and during the continuance of any other Event of Default.
(c)    If, as a result of any restatement of or other adjustment to the financial statements of the Parent or for any other reason, the Borrowers or the Lenders determine that (i) the Leverage Ratio as calculated by the Borrowers as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher
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pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Lender, as the case may be, under Section 2.9 [Letter of Credit Subfacility] or Section 4.3 [Interest After Default] or Section 9 [Default]. The Borrowers’ obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

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SCHEDULE 1.1(B)
COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
Part 1 - Commitments of Lenders and Addresses for Notices to Lenders

Lender	Amount of Commitment for Revolving Credit Loans	Ratable Share
Name: PNC Bank, National Association Address: 1900 East Ninth Street Cleveland, Ohio 44114 Attention: Scott E. Neiderheide Telephone: (412) 768-5447 Telecopy: (412) 705-2400	$75,000,000	27.272727273%
Name: Bank of America, N.A. Address: 3030 Cross Creek PKWY MI9-030-02-07 Auburn Hills, MI 48326 Attention: David Komrska Telephone: (248) 840-6821	$60,000,000	21.818181818%
Name: JPMorgan Chase Bank, N.A.. Address: 1116 W Long Lake Rd, Floor 02 Bloomfield Hills, MI 48302-1963 Attention: Katryna Grishaj Telephone: (248) 839-0097	$60,000,000	21.818181818%
Name: U.S. Bank National Association Address: 190 S. Lasalle – 9th Floor Chicago, IL 60603 Attention: Jeffrey Johnson Telephone: (312) 325-8719	$39,000,000	14.181818182%
Name: First Merchants Bank Address: 32991 Hamilton Ct Farmington Hills, MI 48334 Attention: Steven McCormack Telephone: (248) 410-1417	$21,000,000	7.636363636%
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Name: BMO Bank, N.A. Address: 135 N. Pennsylvania St., 9th Floor Indianapolis, IN 46204 Attention: Betsy Phillips, VP Commercial Banking Telephone: (317) 269-1291	$20,000,000	7.272727273%
Total:	$275,000,000	100.000000000%

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SCHEDULE 1.1(B)
COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
Part 2 - Addresses for Notices to Borrowers and Guarantors:
ADMINISTRATIVE AGENT
PNC Bank, National Association
Address: 1900 East Ninth Street
Cleveland, Ohio 44114
Attention: Scott E. Neiderheide
Telephone: (412) 768-5447
Telecopy: (412) 705-2400
With a Copy To:
Agency Services, PNC Bank, National Association
Mail Stop: P7-PFSC-04-I
Address: 500 First Avenue
Pittsburgh, PA 15219
Attention:    Agency Services
Telephone:    (412) 768-0423
Telecopy:    (412) 762-8672

BORROWERS:

c/o Stoneridge, Inc.
39675 MacKenzie Drive
Suite 400
Novi, Michigan 48377
Attention: Ken Andrysiak
Telephone: (248) 324-9816
Telecopy: (248) 489 4013

With a Copy To:
Latham & Watkins LLP
330 N. Wabash Avenue, Suite 2800
Chicago, IL 60611
Attention:    Cindy Caillavet Sinclair
Telephone:    (312) 876-7703
Telecopy:    (312) 993-9767
E-Mail:    cindy.caillavet@lw.com

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SCHEDULE 8.1.3
INSURANCE REQUIREMENTS RELATING TO THE COLLATERAL
COVENANTS:

At the request of the Administrative Agent, the Loan Parties shall deliver to the Collateral Agent (x) (i) on the Closing Date, a customary certificate of insurance in a form reasonably satisfactory to the Collateral Agent and (ii) annually thereafter a customary certificate of insurance in a form substantially equivalent to the form delivered on the Closing Date, in each case together with a copy of the endorsements described in the next sentence attached to such certificate, and (y) from time to time a summary schedule indicating all insurance then in force with respect to each of the Loan Parties. Such policies of insurance shall contain special endorsements which include the provisions set forth below or are otherwise in form acceptable to the Collateral Agent in its discretion. The applicable Loan Parties shall notify the Collateral Agent promptly of any damage to or loss, theft or destruction of Collateral causing a material loss or decline in value of the Collateral and the estimated (or actual, if available) amount of such loss or decline. Any monies received by the Administrative Agent or Collateral Agent constituting insurance proceeds shall be applied as follows: (i) in the case of insurance proceeds received during the existence of an Event of Default, such monies may, at the option of the Administrative Agent, be applied by the Administrative Agent to the payment of the Obligations in accordance with the terms of the Credit Agreement or disbursed by the Administrative Agent to the applicable Loan Parties on such terms as are deemed appropriate by the Administrative Agent for the repair, restoration and/or replacement of Collateral and other property in respect of which such proceeds were received, and (ii) in the case of insurance proceeds received at such time as no Event of Default exists, such monies shall be disbursed by the Administrative Agent to the applicable Loan Parties (provided that, if Incremental Term Loans are then outstanding and no Reinvestment Notice is delivered by the Loan Parties within the applicable timeframe set forth in this Agreement, then, solely for losses equal to or greater than Thirty Million Dollars ($30,000,000), the Net Cash Proceeds thereof may be applied by the Administrative Agent to the payment of the Obligations in accordance with the terms of the Credit Agreement).

ENDORSEMENTS: In the discretion of the Loan Parties, either:

(A) additional insured and lender loss payee endorsements in a form substantially equivalent with such endorsement delivered to the Administrative Agent on the Closing Date; or

(B) Endorsements which:

(i) specify the Collateral Agent as an additional insured and lender loss payee as its interests may appear,

(ii) with respect to all property insurance policies, provide that the interest of the Lenders shall be insured regardless of any breach or violation by the applicable Loan Parties of any warranties, declarations or conditions contained in such policies or any action or inaction of the applicable Loan Parties or others insured under such policies, except that the insurer shall not be obligated to maintain the insurance if cancelled pursuant and subject to clause (v) below,

(iii) provide a waiver of any right of the insurers to set off or counterclaim or any other deduction, whether by attachment or otherwise,

(iv) provide that any and all rights of subrogation which the insurers may have or acquire against the Loan Parties shall be, at all times and in all respects, junior and subordinate to the prior Payment In Full of the Indebtedness hereunder and that no insurer shall exercise or assert any right of subrogation until such time as the Indebtedness hereunder has been Paid In Full and the Commitments have terminated,
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(v) provide that no cancellation of such policies for any reason (including non-payment of premium) nor any change therein shall be effective until (a) with respect to a cancellation or change by reason of a failure to pay premium, at least ten (10) days after receipt by the Collateral Agent of written notice of such cancellation or change and (b) with respect to any other reason, at least thirty (30) days after receipt by the Collateral Agent of written notice of such cancellation or change,

(vi) be primary without right of contribution of any other insurance carried by or on behalf of any additional insureds with respect to their respective interests in the Collateral, and

(vii) provide that inasmuch as the policy covers more than one insured, all terms, conditions, insuring agreements and endorsements (except limits of liability) shall operate as if there were a separate policy covering each insured.

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SCHEDULE 8.1.15
POST-CLOSING REQUIREMENTS
The applicable Loan Party shall deliver or cause to be delivered to the Administrative Agent as soon as possible, and in any event within the time periods (unless extended by the Administrative Agent in its sole discretion) specified below, the following, each in form and substance satisfactory to the Administrative Agent:
1. No later than thirty (30) days after the Closing Date, the Borrower will deliver to the Administrative Agent additional insured endorsements and lender loss payee endorsements, in each case in favor of the Administrative Agent, on behalf of the Lenders, evidencing satisfaction of the requirements set forth in Section 8.1.3 of the Credit Agreement.
2. No later than sixty (60) days after the Closing Date, the Administrative Agent shall have received a control agreement with respect to account numbers 4600143257, 4645217512, and 4715283567 and lockbox number 952035, each maintained at PNC Bank, National Association in favor of the Administrative Agent.
3. No later than sixty (60) days after the Closing Date, the Administrative Agent shall have received a copy of the fully executed and effective reaffirmation agreement (or any other documents of similar effect) in connection with the pledge of Equity Interests of the Foreign Borrower and Exploit BV under the laws of the Netherlands pursuant to and in accordance with the Dutch Pledge Agreements.
4. No later than sixty (60) days after the Closing Date, the Administrative Agent shall have received a copy of the fully executed and effective reaffirmation agreement (or any other documents of similar effect) in connection with the pledge of Equity Interests of Stoneridge Asia Holdings Ltd. under the laws of Mauritius pursuant to and in accordance with the Mauritius Pledge Agreement.

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